UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Rule 14a-12

INRAD OPTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee paid previously with preliminary materials
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED MAY 3, 2024

INRAD OPTICS, INC.

181 Legrand Avenue

Northvale, New Jersey 07647

[_], 2024

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Inrad Optics, Inc. (the “Company” or “Inrad”), which will be held at on June [12], 2024, beginning at 10:00 a.m., EDT (the “special meeting”). We are planning to hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/INRD2024SM. You will not be able to attend the special meeting at a physical location.

At the special meeting, you will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated April 8, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “merger agreement”), by and among the Company, Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and Indigo Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “merger”), on the terms in the merger agreement. If the merger is completed, Inrad will become a wholly-owned subsidiary of Parent, and you will be entitled to receive $1.10 in cash, without interest, for each share of Inrad common stock that you own on the effective date of the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, the Company’s board of directors (the “board”) unanimously (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and advisable and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved to recommend the approval and adoption of the merger agreement by our shareholders and (iv) directed that the merger agreement be submitted to a vote at a meeting of shareholders. Accordingly, the board unanimously recommends a vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” each of the other proposals to be voted on at the special meeting.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Inrad from documents filed with the U.S. Securities and Exchange Commission (the “SEC”), including Inrad’s financial statements for the year ended December 31, 2023. See “INCORPORATION BY REFERENCE” beginning on page 75 of this proxy statement.

Only shareholders of record at the close of business on May [9], 2024, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment thereof.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of a majority of the total votes cast on the proposal to approve and adopt the merger agreement, assuming a quorum is present. The failure of any shareholder to vote, submit a signed proxy card or grant a proxy electronically over the Internet or by telephone or an abstention from voting will have no effect on the outcome of the vote on the proposal to approve and adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares similarly will have no effect on the outcome of the vote on the proposal to approve the merger agreement, assuming a quorum is present.

Whether or not you are able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or follow the instructions provided for submitting a proxy by telephone or the Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee. These actions will not limit your right to vote if you wish to attend the special meeting and vote at the special meeting.

Thank you for your cooperation and your continued support of Inrad.

Sincerely,

Theresa A. Balog, Chief Financial Officer and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [_], 2024 and is first being mailed to shareholders on or about [_], 2024.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED MAY 3, 2024

INRAD OPTICS, INC.

181 Legrand Avenue

Northvale, New Jersey 07647

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE [12], 2024

To the Shareholders of Inrad Optics, Inc.:

A special meeting of shareholders of Inrad Optics, Inc., a New Jersey corporation (“Inrad” or the “Company”), will be held on June [12], 2024, beginning at 10:00 a.m. EDT (the “special meeting”). We are planning to hold the special meeting virtually via the Internet, or at such other time and place to which the special meeting may be adjourned or postponed. In order to attend our special meeting, you must log in to www.virtualshareholdermeeting.com/INRD2024SM using the 16-digit control number on the proxy card that accompanied the proxy materials. The special meeting will be held for the following purposes:

(1)	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 8, 2024, by and among Inrad, Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and Indigo Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), and as such agreement may be further amended from time to time (the “merger agreement”); and

(2)	to consider and vote on a proposal to adjourn the special meeting if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting (the “adjournment proposal”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference.

The Company’s board of directors (the “board”) unanimously approved, adopted and declared advisable the merger agreement and determined the merger agreement and the transactions contemplated thereby, including the merger, to be fair to, advisable and in the best interests of the Company and our shareholders. The board unanimously recommends a vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” each of the other proposals to be voted on at the special meeting.

Only shareholders of record of our common stock as of the close of business on May [9], 2024 are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. If you hold shares through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to vote your shares at the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of a majority of the total votes cast on the proposal to approve and adopt the merger agreement, assuming a quorum is present. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum is present. Failing to vote your shares, or to instruct your broker or other nominee on how to vote, will have no effect on the approval and adoption of the merger agreement or the outcome of the adjournment proposal.

Even if you plan to attend the special meeting, we request that you complete, sign, date and return the enclosed proxy, or follow the instructions provided for submitting a proxy by telephone or the Internet, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a shareholder of record and attend the special meeting and wish to vote at the special meeting, you may revoke your proxy and vote at the special meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval and adoption of the merger agreement and the adjournment proposal.

You may submit a proxy for your shares electronically on the Internet, by telephone or by signing, dating and returning the enclosed proxy card. If your shares are held of record by a broker or other nominee, and you wish to vote at the special meeting, you must follow the procedures provided by that record holder.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE SPECIAL MEETING IF YOU ATTEND THE SPECIAL MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE PROCEDURES PROVIDED BY THAT RECORD HOLDER.

By Order of the Board of Directors

Theresa A. Balog, Chief Financial Officer and Secretary

Northvale, New Jersey

[_], 2024

-i-

-ii-

-iii-

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you or that you should consider before voting at the special meeting. Accordingly, we urge you to carefully read this entire proxy statement, the annexes attached to this proxy statement and all documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 of this proxy statement. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

In this proxy statement, the terms “we,” “us,” “our,” “Inrad” and the “Company” refer to Inrad Optics, Inc.. We refer in this proxy statement to the Inrad Board of Directors as the “board,” Luxium Solutions, LLC as “Parent” and Indigo Merger Sub, Inc., as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 8, 2024, as it may be amended from time to time, by and among the Company, Parent and Merger Sub. The Company, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.” This proxy statement is dated [_], 2024 and is first being mailed to our shareholders on or about [_], 2024.

The Parties to the Merger

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

(201) 767-1910

Inrad Optics, Inc. was incorporated in New Jersey in 1973. We develop, manufacture and market products and services for use in photonics enabled industry sectors. We are a vertically integrated manufacturer specializing in glass, crystal, and metal based optical components, and sub-assemblies. Manufacturing capabilities include super-precision optical surfacing, precision diamond turning, the ability to handle large substrates, proprietary optical contacting processes, thin film coatings, and high resolution in-process metrology. Our customers include leading corporations in the semiconductor equipment, process control and metrology, defense, aerospace, and laser systems sectors of the broad set of photonics enabled industries, as well as the U.S. Government, National Laboratories and universities and institutions worldwide. Administrative, engineering and manufacturing operations are in a 42,000 square foot building located in Northvale, New Jersey. Our common stock is traded on the OTC Pink Sheets under the symbol “INRD.”

Luxium Solutions, LLC

17900 Great Lakes Parkway

Hiram, OH 44234

(440) 834-5600

Headquartered in Hiram, Ohio, Parent is recognized as a worldwide technology leader and provider of single crystal scintillation materials for radiation detection applications, as well as sapphire and garnet substrates for photonics and power electronics. With 400+ employees across production facilities in the US, France, and India, and sales offices in China and Japan, Parent serves a global base of 650+ customers across a diverse set of applications across medical imaging, security and border protection, semiconductor, aerospace and defense, oil and gas and other industrial markets. Parent is an affiliate of SK Capital Partners LP (“SK”), a private investment firm with a disciplined focus on the specialty materials, ingredients, and life sciences sectors, and Edgewater Capital Partners IV, LP (“Edgewater”), a sector-focused private equity firm investing in lower middle-market performance materials and services businesses.

Indigo Merger Sub, Inc.

17900 Great Lakes Parkway

Hiram, OH 44234

(440) 834-5600

Merger Sub is a wholly-owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

The Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us, with us being the surviving entity, and each share of our common stock will be canceled and will represent the right to receive $1.10 in cash (the “per share merger consideration”), without interest, for each share of our common stock held immediately prior to the merger. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. Please read it carefully.

Date, Time and Purpose of the Special Meeting

The special meeting will be held on June [12], 2024, starting at 10:00 a.m., EDT. We are planning to hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/INRD2024SM. You will not be able to attend the special meeting at a physical location. At the special meeting, you will consider and vote upon proposals to (i) approve and adopt the merger agreement and (ii) approve the adjournment proposal.

Record Date; Stock Entitled to Vote; Quorum

If you owned shares of our common stock at the close of business on May [9], 2024, the record date for the special meeting (the “record date”), you are entitled to notice of and to vote at the special meeting.

You have one vote for each share of our common stock that you own on the record date. As of the close of business on May [9], 2024, there were [_] shares of our common stock outstanding and entitled to be voted at the special meeting.

The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. Shares held in “street name” for which the applicable beneficial owner fails to submit voting instructions on each of the proposals will not be present at the special meeting for purposes of determining the existence of a quorum. Abstentions (as well as any shares held in “street name” for which broker non-votes occur because the beneficial owner of the shares submits voting instructions for at least one proposal to be considered at the special meeting but fails to submit voting instructions for one or more other proposals to be considered at the special meeting) will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Under New Jersey law and our bylaws and as a condition to the completion of the merger, the approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal to approve and adopt the merger agreement, assuming a quorum is present. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum is present.

Failing to vote your shares, or to instruct your broker or other nominee on how to vote, will have no effect on the approval and adoption of the merger agreement or the outcome of the adjournment proposal, assuming a quorum is present.

Voting

You may grant a proxy by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. See “THE SPECIAL MEETING” beginning on page 20 of this proxy statement for additional information on the special meeting, including how to vote your shares of common stock.

Submitting Proxies via the Internet or by Telephone

Shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone.

Revocability of Proxies

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	giving written notice of revocation to Theresa Balog, Chief Financial Officer and Secretary;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Voting Agreement

In connection with the Company, Parent and Merger Sub entering into the merger agreement, each of the current executive officers and directors of the Company (solely in their capacity as shareholders of the Company) and each of the Noteholders (as defined below) (together, the “Supporting Stockholders”) entered into a voting agreement (the “voting agreement”) with Parent on April 8, 2024. Pursuant to the voting agreement, in the absence of an Adverse Company Board Recommendation Change (as defined below), each of the Supporting Stockholders agreed to vote his, her or its shares of common stock in favor of the approval and adoption of the merger agreement and against any alternative acquisition proposal other than the merger, and not to transfer the shares beneficially owned by such Supporting Stockholder during the pendency of the merger. The Supporting Stockholders own in the aggregate approximately 40% of the outstanding shares of common stock as of May 3, 2024. The voting agreement terminates upon, among other things, the termination of the merger agreement or the making of an Adverse Company Board Recommendation Change.

The voting agreement is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Please read it carefully.

Recommendation of Our Board

After careful consideration, our board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of, us and our shareholders. For a description of the factors considered by our board in reaching its decision to adopt and approve the merger agreement and recommend its adoption and to direct that it be submitted to a vote at a meeting of shareholders, see “THE MERGER—Reasons for the Merger and Recommendation of Our Board” beginning on page 35 of this proxy statement. Accordingly, our board has unanimously adopted and approved the merger agreement and unanimously recommends that you vote (i) “FOR” the approval and adoption of the merger agreement and (ii) “FOR” the adjournment proposal.

Opinion of Financial Advisor

In connection with the merger, at a special meeting of the board on April 8, 2024, Needham & Company, LLC (“Needham”), our financial advisor, delivered to the board its oral opinion, which was subsequently confirmed in writing, that as of that date, and based upon and subject to the assumptions and other matters described in Needham’s written opinion, the $1.10 per share merger consideration to be received by the holders of Inrad common stock (other than shares held by the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion, dated April 8, 2024, of Needham, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on and scope of the review undertaken by Needham, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Needham provided its opinion to the board for the information and assistance of the board (in its capacity as such) in connection with and for purposes of their evaluation of the merger consideration from a financial point of view. Needham’s opinion does not address any other aspect of the merger or the underlying business decision of Inrad to effect the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Inrad or in which Inrad might engage. Needham’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

See “THE MERGER—Opinion of Financial Advisor” beginning on page 38 of this proxy statement.

The Merger Agreement

A summary of the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is included in “THE MERGER AGREEMENT” beginning on page 54 of this proxy statement.

Effective Time of the Merger; Closing

We are working to complete the merger as promptly as practicable. However, the merger is subject to the closing conditions specified in the merger agreement, and we cannot assure completion of the merger by any particular date, if at all. If our shareholders vote to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or written waiver of the other conditions to the merger.

Conditions to the Merger

Our and Parent’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our shareholders’ approval and adoption of the merger agreement; and

•	the absence of any law, injunction or order enacted, entered, promulgated, or enforced by any governmental entity which prohibits, enjoins or makes illegal the consummation of the merger and the transactions contemplated by the merger agreement.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of our representations and warranties in the merger agreement;

•	our performance and compliance, in all material respects, with all covenants under the merger agreement that are required to be performed by us prior to the consummation of the merger;

•	receipt of an officer’s certificate certifying as to the satisfaction of the two conditions described immediately above;

•	receipt of a certificate from us to the effect that interests in the Company are not U.S. real property interests for purposes of Treasury Regulations Section 1.1445-2(c), together with a notice to the Internal Revenue Service under Treasury Regulations Section 1.897-2;

•	the conversion of all the Convertible Notes (as defined below), and cancellation of all Company Warrants (as defined below), in each case as contemplated by the Conversion and Cancellation Agreement (as defined below); and

•	there not having occurred a “Material Adverse Effect” (as defined in “THE MERGER AGREEMENT—Representations and Warranties” beginning on page 56 of this proxy statement).

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of the representations and warranties of Parent and Merger Sub in the merger agreement;

•	the performance and compliance, in all material respects, by Parent and Merger Sub of their respective covenants under the merger agreement that are required to be performed by them prior to the consummation of the merger; and

•	receipt of an officer’s certificate certifying as to the satisfaction of the two conditions described immediately above.

See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement.

Payment Procedures

Promptly following the effective time of the merger, Parent will deposit, or cause to be deposited, with Equiniti Trust Company, LLC (the “Paying Agent”) such funds which are sufficient to pay the aggregate merger consideration. As promptly as practicable after the effective time of the merger, but in no event later than the third business day after the effective time of the merger, Parent shall cause the Paying Agent to mail each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of such shares in exchange for the merger consideration. Each holder will be entitled to receive the merger consideration specified in the merger agreement, upon surrender to the Paying Agent of (i) the stock certificates representing such shares or (ii) the book-entry shares, together with a valid letter of transmittal completed and executed in accordance with the instructions thereto and such other documents that the Paying Agent may reasonably require. See “THE MERGER AGREEMENT—Payment Procedures” beginning on page 55 of this proxy statement.

Termination

The merger agreement provides that such agreement may be terminated at any time prior to the effective time of the merger. The situations in which the merger agreement may be terminated include, but are as follows:

•	By the mutual written consent of us and Parent.

•	By either us or Parent upon written notice to the other party if:

o	the merger has not been consummated by 5:00 p.m. Eastern Time on October 8, 2024, provided that such right to terminate shall not be available to a party if the failure of the merger to be consummated by such date shall be due to the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;

o	a final and nonappealable order by a governmental entity has been issued permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger; or

o	the required vote of shareholders to approve and adopt the merger agreement is not obtained at the meeting of our shareholders where such vote is taken.

•	By Parent:

o	if we breach any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the obligations of Parent and Merger Sub to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement, would not be satisfied and such breach is incapable of being cured by October 8, 2024 or, if curable, Parent has given us at least 30 days written notice and the opportunity to cure such breach prior to October 8, 2024; or

o	prior to the approval and adoption of the merger agreement by our shareholders if our board shall have made an Adverse Company Board Recommendation Change.

•	By us:

o	if Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement such that the conditions to our obligations to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement would not be satisfied and such breach is incapable of being cured by October 8, 2024 or, if curable, we have given Parent at least 30 days written notice and the opportunity to cure such breach prior to October 8, 2024; or

o	prior to the approval and adoption of the merger agreement by our shareholders, if our board authorizes us, in compliance with the “no solicitation” provisions of the merger agreement, to accept a superior proposal, provided that we pay to Parent the termination fee described below.

See “THE MERGER AGREEMENT—Termination” beginning on page 67 of this proxy statement.

Termination Fee

In general, all costs and expenses incurred by a party to the merger agreement will be paid by the party incurring such expenses, provided that, if the merger agreement is terminated in certain circumstances described below, we will be required to pay to Parent a termination fee.

The merger agreement obligates us to pay to Parent a termination fee of $1,173,544 (the “Company Termination Fee”) if the merger agreement is terminated:

•	by us to accept a superior proposal;

•	by Parent upon an Adverse Company Board Recommendation Change prior to the approval and adoption of the merger agreement by our shareholders; or

•	in certain other specified circumstances where we enter into an alternative acquisition within twelve months after termination of the merger agreement.

See “THE MERGER AGREEMENT—Expenses; Termination Fee” beginning on page 68 of this proxy statement.

Go-Shop Period

During the period (the “Go-Shop Period”) beginning on the date of the merger agreement and continuing until 11:59 p.m. New York City time on May 8, 2024 (the “No-Shop Period Start Date”), we and our representatives have the right to actively solicit acquisition proposals (as further discussed in “THE MERGER AGREEMENT—Go-Shop Period; No Shop beginning on page 60 of this proxy statement”), provide non-public information relating to us to third parties in connection with soliciting acquisition proposals (subject to entering into an acceptable confidentiality agreement) and participate and engage in discussions or negotiations regarding acquisition proposals, subject to certain notice and confidentiality requirements of Parent set forth in the merger agreement. For more information regarding the results of the Go-Shop Period, see “THE MERGER—Background of the Merger” beginning on page 25 of this proxy statement.

From and after the No-Shop Period Start Date, the merger agreement generally restricts our ability to solicit acquisition proposals from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any acquisition proposals, unless such third party has already provided us with an acquisition proposal after the date of the merger agreement and at or prior to the No-Shop Period Start Date.

However, between the No-Shop Period Start Date and the approval and adoption of the merger agreement by our shareholders, if we or any of our representatives receive an unsolicited acquisition proposal that our board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) either constitutes or would reasonably be likely to lead to a superior proposal (as defined in “THE MERGER AGREEMENT—Go-Shop Period; No Shop—Superior Proposal” beginning on page 62 of this proxy statement), then we and our board may, under certain conditions, furnish non-public information to, and participate in discussions or negotiations with, the party that made the acquisition proposal. In addition, between the No-Shop Period Start Date and the adoption of the merger agreement by our shareholders, we and our board may continue to engage in discussions or negotiations with third parties from whom the Company has received an acquisition proposal during the Go-Shop Period that the board has determined constitutes or is reasonably likely to lead to a superior proposal.

In addition, our board generally is not permitted under the merger agreement to change its recommendation in favor of the approval and adoption of the merger agreement. However, in certain circumstances, our board is permitted to make an Adverse Company Board Recommendation Change (as defined in “THE MERGER AGREEMENT—Go-Shop Period; No Shop—Superior Proposal” beginning on page 62 of this proxy statement) in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, the board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and negotiates in good faith with Parent (to the extent Parent desires to do so) to make adjustment to the merger agreement so that the board’s fiduciary duties no longer require it to make an Adverse Company Board Recommendation Change in response to the intervening event or so that the acquisition proposal no longer constitutes a superior proposal.

See “THE MERGER AGREEMENT—Go-Shop Period; No Shop,” “THE MERGER AGREEMENT—Go-Shop Period; No Shop—No Shop,” “THE MERGER AGREEMENT—Go-Shop Period; No Shop—Superior Proposal” and “THE MERGER AGREEMENT—Go-Shop Period; No Shop—Intervening Events” beginning on pages 60, 61, 62, and 64, respectively, of this proxy statement.

Regulatory Matters

Except for the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey on or before the effective date of the merger and the filing of a notice with the U.S. Department of State’s Directorate of Defense Trade Controls at least sixty (60) calendar days in advance of closing of the merger pursuant to 22 C.F.R. §122.4(b) of the International Traffic in Arms Regulation, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

See “REGULATORY MATTERS” beginning on page 51 of this proxy statement.

Material U.S. Federal Income Tax Consequences

If you are a U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement) of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement) of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws, unless you have certain connections to the United States. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement for a more detailed explanation of the tax consequences of this merger. You should consult your own tax advisor regarding the specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, to you.

Treatment of Stock Options

At the effective time of the merger, each option to purchase shares of our common stock (each, a “Company Option”) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested and which has a per share exercise price that is less than the per share merger consideration (each, an “In the Money Option”) will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the per share merger consideration exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding.

At the effective time of the merger, each Company Option that is not an In the Money Option will be cancelled and cease to exist and the holder of any such Company Option will not be entitled to payment of any consideration in respect of any such Company Option.

See “THE MERGER AGREEMENT—Stock Options” beginning on page 55 of this proxy statement.

Treatment of Convertible Notes and Company Warrants

In connection with the merger agreement, on April 8, 2024, we entered into a Conversion and Cancellation Agreement (the “Conversion Agreement”) with Parent, Clarex Limited (“Clarex”) and Welland Limited (“Welland” and together with Clarex, the “Noteholders”). Pursuant to the Conversion Agreement, Clarex agreed to convert the entire principal amount of its $1,500,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Clarex Convertible Note”), and Welland agreed to convert the entire principal amount of its $1,000,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Welland Convertible Note” and together with the Clarex Convertible Note, the “Convertible Notes”), at least five business days prior to the record date for the Company shareholder meeting to approve and adopt the merger agreement. On May 2, 2024, Clarex and Welland converted their respective Convertible Notes into shares of our common stock.

The Clarex Convertible Note converted pursuant to its terms into 1,500,000 shares of our common stock and warrants to purchase 1,125,000 shares of our common stock (the “Clarex Warrants”) at an exercise price of $1.35 per share, and the Welland Convertible Note will convert pursuant to its terms into 1,000,000 shares of our common stock and warrants to purchase 750,000 shares of our common stock (the “Welland Warrants” and together with the Clarex Warrants, the “Company Warrants”) at an exercise price of $1.35 per share. Pursuant to the Conversion Agreement, all interest then outstanding under the Convertible Notes on the date of conversion was paid to the Noteholders in cash. Upon such conversions, neither we nor the Noteholders have any further rights, obligations or duties under the Convertible Notes.

Pursuant to the Conversion Agreement, the Company Warrants shall be cancelled and terminated effective immediately prior to the effective time of the merger; provided however, such cancellation and termination shall not be effective unless the closing of the merger occurs.

If the merger agreement is terminated pursuant to its terms, (i) each Noteholder will transfer the shares of common stock into which its Convertible Note converted to the Company and (ii) the Company will issue a new subordinated convertible promissory note (the “New Convertible Notes”) to each Noteholder on the same economic terms of the Convertible Notes, as applicable and to the extent permissible under applicable law. In addition, within five business days of the issuance of the New Convertible Notes, the Company will pay to each Noteholder the amount of interest that would have accrued under the applicable Convertible Note from the conversion date through the issuance of the New Convertible Notes.

See “THE MERGER AGREEMENT—Convertible Notes and Company Warrants” beginning on page 56 of this proxy statement.

Interests of Certain Persons in the Merger

Our directors and executive officers may have interests in the merger that may be in addition to, or different from, the interests of our shareholders. In (i) evaluating and negotiating the merger agreement, (ii) approving the merger agreement and the merger and (iii) recommending that the merger agreement be adopted by our shareholders, the board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include:

•	The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $1.10 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each In the Money Option will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the per share merger consideration exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding.

•	Our directors and executive officers will continue to be indemnified for acts or omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for a period of not less than six years after completion of the merger.

See “THE MERGER—Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement.

There is no difference in the amount of consideration that our directors and executive officers will receive in respect of a share of common stock or In the Money Option as compared to the consideration that any other shareholder will receive in respect of a share of common stock or In the Money Option.

Dissenters’ Rights

Under Section 14A:11 of the New Jersey Business Corporation Act (the “NJBCA”), a shareholder may not dissent from a merger (i) as to shares that are listed on a national securities exchange or held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or (ii) for which, pursuant to the plan of merger, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities.

Because the merger consideration consists of cash, holders of Inrad common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of Inrad common stock under the NJBCA.

See “ABSENCE OF DISSENTERS’ RIGHTS” beginning on page 71 of this proxy statement.

Delisting and Deregistration of the Common Stock

If the merger is completed, Inrad’s common stock will no longer be traded on the OTC Pink Sheets and will be deregistered under the Securities and Exchange Act of 1934 (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Inrad,” “Company,” “we,” “our,” “ours,” and “us” refer to Inrad Optics, Inc., the term “Parent” refers to Luxium Solutions, LLC, and the term “Merger Sub” refers to Indigo Merger Sub, Inc.

The Special Meeting

Q.	Why am I receiving this proxy statement?

A.	On April 8, 2024, we entered into the merger agreement with Parent and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into us, with us surviving the merger as a wholly-owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to vote to approve and adopt the merger agreement and the other matters to be voted on at the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will be held on June [12], 2024 at 10:00 a.m., EDT. We are planning to hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/INRD2024SM. You will not be able to attend the special meeting at a physical location.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to approve and adopt the merger agreement; and

•	to approve the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on May [9], 2024, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [_] shares of our common stock were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	Who can attend the meeting?

A.	All shareholders as of the record date, May [9], 2024, or their duly appointed proxies, may attend the special meeting. Attendance at the special meeting shall solely be via the Internet at www.virtualshareholdermeeting.com/INRD2024SM using the 16-digit control number on the proxy card that accompanied the proxy materials. Shareholders will not be able to attend the special meeting at a physical location.

The live webcast of the special meeting will begin promptly at 10:00 a.m. on June [12], 2024. Online access to the webcast will open approximately 15 minutes prior to the start of the special meeting to allow time for our shareholders to log in and test their devices’ audio system. We encourage our shareholders to access the special meeting in advance of the designated start time.

An online portal will be available to our shareholders at www.proxyvote.com commencing approximately on or about [_], 2024. By accessing this portal, shareholders will be able to submit a proxy to vote in advance of the special meeting. Shareholders may also vote, and submit questions, during the special meeting at www.virtualshareholdermeeting.com/INRD2024SM. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to submit questions and vote at our special meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need authorization from your broker or nominee in order to vote. We intend to answer questions submitted during the special meeting that are pertinent to the Company and the items being brought for shareholder vote at the special meeting, as time permits, and in accordance with the Rules of Conduct for the Special Meeting. To promote fairness, efficiently use the Company’s resources and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from a single shareholder. We have retained Broadridge Financial Solutions to host our virtual Annual Meeting and to distribute proxies and receive, count and tabulate votes.

Q.	How is a quorum calculated?

A.	The holders of a majority of our outstanding shares of common stock on May [9], 2024, the record date for the special meeting, shall constitute a quorum at the special meeting.

Q.	What is a broker non-vote?

A.	If a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. All of the proposals to be voted on at the special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such shareholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker or other nominee receives instructions from such shareholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

Q.	How does our board recommend that I vote on the proposals?

A.	Our board recommends that you vote in favor of the proposal to approve and adopt the merger agreement and the adjournment proposal. See “THE MERGER—Reasons for the Merger and Recommendation of Our Board” beginning on page 35 of this proxy statement.

Q.	What vote is required for Inrad’s shareholders to approve and adopt the merger agreement?

A.	In order to approve and adopt the merger agreement, the agreement must be adopted by the affirmative vote of a majority of the total votes cast on the proposal to approve and adopt the merger agreement. On the record date, there were [_] shares of our common stock outstanding and entitled to vote at the special meeting.

Each of the current executive officers and directors of the Company (solely in their capacity as shareholders of the Company) and each of the Noteholders entered into the voting agreement with Parent on April 8, 2024 and agreed to vote his, her or its shares of common stock in favor of the approval and adoption of the merger agreement and against any alternative acquisition proposal other than the merger. Such shareholders own in the aggregate approximately 40% of the outstanding shares of common stock as of May 3, 2024.

Q.	What vote is required for Inrad’s shareholders to approve the adjournment proposal?

A.	The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum is present.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please submit a proxy for your shares by returning the enclosed proxy card. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet. You may also vote during the special meeting on www.virtualshareholdermeeting.com/INRD2024SM. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to vote at our special meeting. Please do NOT enclose or return your stock certificate(s) with your proxy. See “THE SPECIAL MEETING—Voting” beginning on page 21 of this proxy statement.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the approval and adoption of the merger agreement and the adjournment proposal if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares, your shares will not be voted, and your shares will not be counted as present for purposes of determining the presence or absence of a quorum at the special meeting.

Q.	How are votes for the proposal to approve and adopt the merger agreement and the adjournment proposal counted?

A.	For the approval and adoption of the merger agreement and the adjournment proposal, approval requires the affirmative vote of the holders of a majority of the votes cast on these proposals. Accordingly, assuming a quorum is present, (1) an abstention from voting, (2) a shareholder’s failure to submit a proxy card or to vote at the special meeting or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the proposal to approve and adopt the merger agreement or the adjournment proposal.

Q.	What happens if I return my proxy card but I do not indicate how to vote?

A.	If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and the adjournment proposal.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet.

Q.	What does it mean if I get more than one proxy or vote instruction card?

A.	If your shares are registered differently and are in more than one account, you will receive more than one proxy or (if your shares are held in “street name” by your broker or by another nominee) vote instruction card. Please complete and return all of the proxy and vote instruction cards you receive, or submit your proxy by telephone or the Internet, to ensure that all of your shares are voted.

Q.	May I change my vote after I have mailed my signed proxy card or submitted my proxy by telephone or the Internet?

A.	Yes. You may revoke your proxy and change your vote at any time before your shares are voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to Inrad Optics, Inc., 181 Legrand Avenue, Northvale, NJ 07647, Attn: Theresa Balog, Chief Financial Officer and Secretary, stating that you would like to revoke your proxy. Second, you may complete, date and submit a new proxy card, or submit a later dated proxy by telephone or via the Internet. Third, you may attend the special meeting and vote at the special meeting. Your attendance alone will not revoke your proxy. If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	We are planning to hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/INRD2024SM. You will not be able to attend the special meeting at a physical location. Shareholders may vote and submit questions during the special meeting at www.virtualshareholdermeeting.com/INRD2024SM. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to submit questions and vote at our special meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need authorization from your broker or nominee in order to vote at the meeting.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of us by Parent, pursuant to the merger agreement. At the effective time of the merger, Merger Sub will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Parent.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Inrad common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $1.10 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $110 in cash, without interest.

Parent will arrange for a customary letter of transmittal to be sent by the Paying Agent, no later than three business days after the effective time of the merger, to each of our shareholders of record as of the effective time of the merger. The merger consideration will be paid to each shareholder entitled to receive the merger consideration once such shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation identified in the letter of transmittal to the Paying Agent. Each shareholder will receive detailed instructions on how to deliver such shareholder’s certificates if the merger is approved. If you hold shares of our common stock through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to receive the merger consideration in respect of such shares.

Q.	If the merger is completed, what will happen to Inrad stock options?

A.	At the effective time of the merger, each Company Option that is outstanding immediately prior to the effective time of the merger, whether vested or unvested and which has a per share exercise price that is less than the per share merger consideration (each, an “In the Money Option”) will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the per share merger consideration exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding.

At the effective time of the merger, each Company Option that is not an In the Money Option will be cancelled and cease to exist and the holder of any such Company Option will not be entitled to payment of any consideration in respect of any such Company Options.

Q.	If the merger is completed, what will happen to convertible notes and warrants?

A.	In connection with the merger agreement, on April 8, 2024, we entered into the Conversion Agreement with Parent, Clarex and Welland. Pursuant to the Conversion Agreement, Clarex agreed to convert the entire principal amount of its $1,500,000 Subordinated Convertible Promissory Note, and Welland agreed to convert the entire principal amount of its $1,000,000 Subordinated Convertible Promissory Note at least five business days prior to the record date for the Company shareholder meeting to approve and adopt the merger agreement. On May 2, 2024, Clarex and Welland converted their respective Convertible Notes.

The Clarex Convertible Note converted pursuant to its terms into 1,500,000 shares of our common stock and warrants to purchase 1,125,000 shares of our common stock at an exercise price of $1.35 per share, and the Welland Convertible Note converted pursuant to its terms into 1,000,000 shares of our common stock and warrants to purchase 750,000 shares of our common stock at an exercise price of $1.35 per share. Pursuant to the Conversion Agreement, all interest then outstanding under the Convertible Notes on the date of conversion was paid to the Noteholders in cash. Upon such conversions, neither we nor the Noteholders have any further rights, obligations or duties under the Convertible Notes.

Pursuant to the Conversion Agreement, the Company Warrants shall be cancelled and terminated effective immediately prior to the effective time of the merger; provided however, such cancellation and termination shall not be effective unless the closing of the merger occurs.

If the merger agreement is terminated pursuant to its terms, (i) each Noteholder will transfer the shares of common stock into which its Convertible Note converted to the Company and (ii) the Company will issue a new subordinated convertible promissory note to each Noteholder on the same economic terms of the Convertible Notes, as applicable and to the extent permissible under applicable law. In addition, within five business days of the issuance of the New Convertible Notes, the Company will pay to each Noteholder the amount of interest that would have accrued under the applicable Convertible Note from the conversion date through the issuance of the New Convertible Notes.

Q.	How does the per share price compare to the recent trading price of Inrad common stock?

A.	The per share price of $1.10 represents a discount of approximately 27% to our closing price on April 5, 2024, the last full trading day prior to the date of the merger agreement. On May 1, 2024, the latest practicable date before the filing of this proxy statement, the closing price of our common stock was $1.0735 per share. However, due to the thinly-traded nature of our common stock, we believe that the market price at any time is not indicative of the value that our shareholders as a whole could receive for their shares.

Q.	Am I entitled to dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Inrad common stock?

A.	Under Section 14A:11 of the NJBCA, a shareholder may not dissent from a merger (i) as to shares that are listed on a national securities exchange or held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or (ii) for which, pursuant to the plan of merger, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. Because the merger consideration consists of cash, holders of Inrad common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of Inrad common stock under the NJBCA.

See “ABSENCE OF DISSENTERS’ RIGHTS” beginning on page 71 of this proxy statement.

Q.	Why is our board recommending the merger?

A.	Our board believes that the merger and the merger agreement are fair to, advisable and in the best interests of, us and our shareholders. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see “THE MERGER—Reasons for the Merger and Recommendation of Our Board” beginning on page 35 of this proxy statement. In particular, the merger, if consummated, will provide certainty of value to our shareholders due to the fact that shareholders will receive the consideration in cash, as well as liquidity upon closing of the merger.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement) of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement) of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws, unless you have certain connections to the United States. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor regarding the specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible in accordance with the terms of the merger agreement. We currently expect to complete the merger as soon as all of the conditions to the merger are satisfied or waived, including shareholder approval and adoption of the merger agreement at the special meeting.

Q.	Should I send in my Inrad stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a customary letter of transmittal from the Paying Agent with written instructions for exchanging your Inrad stock certificates for the merger consideration. You must return your Inrad stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the Paying Agent receives your Inrad stock certificates and any completed documents required in the instructions. Please do NOT send your Inrad stock certificates now. If you hold shares of our common stock through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to receive the merger consideration in respect of such shares.

Q.	What will happen to our directors if the merger agreement is approved and adopted by our shareholders?

A.	If the merger agreement is approved and adopted by our shareholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors will serve only until the merger is completed.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not approved and adopted by our shareholders, or if the merger is not completed for any other reason, the holders of common stock will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain an independent public company and our shareholders will continue to own their shares of common stock. The common stock will continue to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and traded on the OTC Pink Sheets. Under certain circumstances, if the merger is not completed, we may be obligated to pay to Parent a termination fee.

See     “THE MERGER AGREEMENT—Expenses; Termination Fee” beginning on page 68 of this proxy statement.

Q.	Who will count the votes?

A.	The votes will be counted by one or more inspectors of election appointed for the special meeting.

Q.	Where can I find the voting results of the special meeting?

A.	We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All periodic and current reports the Company files with the SEC are publicly available when filed. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 of this proxy statement.

Q. Where can I find more information about the Company?

A. You can find more information about the Company in its publicly filed reports with the SEC, on the Company’s website www.inradoptics.com, and in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 of this proxy statement.

Q. Who can help answer my other questions?

A. If after reading this proxy statement you have more questions about the Special Meeting or the merger, you should contact us at:

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Attention: Theresa Balog, Chief Financial Officer and Secretary
(201) 767-1910

If your broker or other nominee holds your shares, you should also contact your broker or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contain forward-looking statements (as such term is defined in federal securities laws) about our plans, objectives, expectations and intentions. Forward-looking statements include, among other things, information concerning possible or assumed future results of operations of our Company, the expected benefits, completion and timing of the merger and other information relating to the merger. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our shareholders;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the possibility that competing offers will be made;
•	the fact that under the terms of the merger agreement, we may be unable to solicit other acquisition proposals following the No-Shop Period Start Date;
•	the fact that receipt of the all-cash merger consideration would be taxable to shareholders that are treated as U.S. holders (as defined in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 52 of this proxy statement) for U.S. federal income tax purposes;
•	the outcome of any legal proceedings that have been or any additional legal proceedings that may be instituted against us and others following the announcement of the merger agreement;
•	the amount of the costs, fees, expenses and charges related to the merger;
•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;
•	risks related to diverting management’s attention from our ongoing business operations;
•	risks that our stock price may decline significantly if the merger is not completed;
•	the fact that, if the merger is completed, shareholders will forego realization of any long-term value potential based on current strategy as an independent public company; and
•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 of this proxy statement.

While forward-looking statements reflect our good-faith beliefs, we cannot guarantee any future results, levels of activity, performance or achievements. For a further discussion of other important factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of our Annual Report on Form 10-K filed on March 28, 2024, and subsequent filings by the Company with the SEC. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

PROPOSAL 1 – THE MERGER

We are asking our shareholders to vote on a proposal to approve and adopt the merger agreement under which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent.

For detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this proxy statement, including the information set forth under “THE MERGER” and “THE MERGER AGREEMENT” beginning on pages 24 and 54, respectively, of this proxy statement A copy of the merger agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

The approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the total votes cast on the proposal to approve and adopt the merger agreement, assuming a quorum is present. Accordingly, (1) an abstention from voting, (2) a shareholder’s failure to submit a proxy card or to vote in person at the special meeting, or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the to approve and adopt the merger agreement.

If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1.

Approval of this proposal is a condition to the completion of the merger. In the event this proposal is not approved, the merger cannot be completed.

Our board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

In the event that the number of shares of Inrad common stock present in person and represented by proxy on the adjournment proposal at the special meeting and voting “FOR” the adoption of the merger agreement is insufficient to approve and adopt the merger agreement, we may move to adjourn the special meeting in order to enable our board to solicit additional proxies in favor of the adoption of the merger agreement. In that event, we will ask our shareholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting to a later date and to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting requires the affirmative vote of the holders of a majority of the votes properly cast for the adjournment proposal, whether or not a quorum is present. Accordingly, assuming a quorum is present, (1) an abstention from voting, (2) a shareholder’s failure to submit a proxy card or to vote in person at the special meeting, or (3) a broker non-vote will have no effect on the outcome of the voting with respect to the adjournment proposal.

If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2.

Our board unanimously recommends that you vote “FOR” this proposal.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Inrad, as part of the solicitation of proxies by our board for use at the special meeting of shareholders. This proxy statement is first being mailed to our shareholders on or about [__], 2024.

Date, Time and Purpose of the Special Meeting

The special meeting will be held on June [12], 2024, beginning at 10:00 a.m., EDT.

We are planning to hold the special meeting virtually via the Internet, or at such other time and place to which the special meeting may be adjourned or postponed. In order to attend our special meeting, you must log in to www.virtualshareholdermeeting.com/INRD2024SM using the 16-digit control number on the proxy card that accompanied the proxy materials.

The purpose of the special meeting is:

•	to consider and vote on a proposal to approve and adopt the merger agreement; and
•	to consider and vote on the adjournment proposal.

Recommendation of Our Board

After careful consideration, our board has, by unanimous vote, determined that the merger agreement and the merger are fair to, advisable and in the best interests of, Inrad and its shareholders. Accordingly, our board has unanimously adopted and approved the merger agreement, directed that the merger agreement be submitted to a vote at a meeting of shareholders and unanimously recommends that our shareholders vote (i) “FOR” the approval and adoption of the merger agreement and (ii) “FOR” the approval of the adjournment of the special meeting to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting. See “THE MERGER—Reasons for the Merger and Recommendation of Our Board” beginning on page 35 of this proxy statement.

Record Date; Stock Entitled to Vote; Quorum.

The holders of record of shares of our common stock as of the close of business on May [9], 2024, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were [_] shares of our common stock outstanding.

The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. Shares held in “street name” for which the applicable beneficial owner fails to submit voting instructions on each of the proposals will not be present at the special meeting for purposes of determining the existence of a quorum. Abstentions (as well as any shares held in “street name” for which broker non-votes occur because the beneficial owner of the shares submits voting instructions for at least one proposal to be considered at the special meeting but fails to submit voting instructions for one or more other proposals to be considered at the special meeting) will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Under New Jersey law and our bylaws and as a condition to the completion of the merger, the approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal to approve and adopt the merger agreement, assuming a quorum is present. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the special meeting. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum is present. Failing to vote your shares, or to instruct your broker or other nominee on how to vote, will have no effect on the approval and adopting of the merger agreement or the outcome of the adjournment proposal, assuming a quorum is present.

Each holder of a share of our common stock is entitled to one vote per share.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, referred to as broker non-votes, will not be counted as shares entitled to vote on the matter that are present in person or represented by proxy. Broker non-votes will have no effect on the outcome of the proposal to approve and adopt the merger agreement or on the adjournment proposal.

Voting Agreement

In connection with the Company, Parent and Merger Sub entering into the merger agreement, each of the current executive officers and directors of the Company (solely in their capacity as shareholders of the Company) and each of the Noteholders entered into the voting agreement with Parent on April 8, 2024. Pursuant to the voting agreement, in the absence of an Adverse Company Board Recommendation Change, each of the Supporting Stockholders agreed to vote his, her or its shares of common stock in favor of the approval and adoption of the merger agreement and against any alternative acquisition proposal other than the merger, and not to transfer the shares beneficially owned by such Supporting Stockholder during the pendency of the merger. The Supporting Stockholders own in the aggregate approximately 40% of the outstanding shares of common stock as of May 3, 2024.

See “VOTING AGREEMENT” beginning on page 70 of this proxy statement.

Voting

You may submit your proxy to vote on the Internet, by telephone, by mail or may vote by attending the special meeting and voting electronically, all as described below. The Internet and telephone proxy submission procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

Submit a Proxy to Vote on the Internet

If you are a shareholder of record, you may submit your proxy by going to www.proxyvote.com, and following the instructions provided in the proxy card that accompanied the proxy materials. If your shares are held with a broker, you will need to go to the website provided on your proxy card. Have your proxy card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you submit a proxy to vote on the Internet, you can also request electronic delivery of future proxy materials. Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 11, 2024.

Submit a Proxy to Vote by Telephone

If you are a shareholder of record, you can also submit a proxy to vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can submit a proxy to vote by telephone by dialing the number specified on your voting instruction card. Have your proxy card or voting instruction card in hand when you call. Telephone voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 11, 2024.

Submit a Proxy to Vote by Mail

You may choose to submit a proxy to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a shareholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to submit a proxy to vote by mail as it must be received by 11:59 p.m., Eastern Time, on June 11, 2024.

Vote at the Special Meeting

You will have the right to vote during the special meeting on www.virtualshareholdermeeting.com/INRD2024SM. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to vote at our special meeting.

Even if you plan to attend our special meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend our special meeting.

The proxies to vote that are submitted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Theresa Balog, Chief Financial Officer of Inrad;
•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or
•	voting at the special meeting.

Attending the special meeting without taking one of the actions described above will not in and of itself revoke your proxy. If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Adjournments and Postponements

Subject to the terms of the merger agreement, we retain full authority to the extent set forth in the bylaws and New Jersey law to adjourn the special meeting (or any adjournment of the special meeting) or to postpone the special meeting (or any adjournment or postponement of the special meeting) before it is convened, without the consent of any shareholder.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our board fixes a new record date for the special meeting. Subject to the terms of the merger agreement, at any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible, subject to the terms of the merger agreement. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement. If our shareholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “THE MERGER AGREEMENT—Effective Time of the Merger” beginning on page 54 of this proxy statement.

Questions and Additional Information

You should not return your stock certificate or send documents representing our common stock with the proxy card. If the merger is completed, the Paying Agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The Parties to the Merger

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

(201) 767-1910

Inrad Optics, Inc. was incorporated in New Jersey in 1973. We develop, manufacture and market products and services for use in photonics enabled industry sectors. We are a vertically integrated manufacturer specializing in glass, crystal, and metal based optical components, and sub-assemblies. Manufacturing capabilities include super-precision optical surfacing, precision diamond turning, the ability to handle large substrates, proprietary optical contacting processes, thin film coatings, and high resolution in-process metrology. Our customers include leading corporations in the semiconductor equipment, process control and metrology, defense, aerospace, and laser systems sectors of the broad set of photonics enabled industries, as well as the U.S. Government, National Laboratories and universities and institutions worldwide. Administrative, engineering and manufacturing operations are in a 42,000 square foot building located in Northvale, New Jersey. Our common stock is traded on the OTC Pink Sheets under the symbol “INRD.”

Luxium Solutions, LLC

17900 Great Lakes Parkway

Hiram, OH 44234

(440) 834-5600

Headquartered in Hiram, Ohio, Parent is recognized as a worldwide technology leader and provider of single crystal scintillation materials for radiation detection applications, as well as sapphire and garnet substrates for photonics and power electronics. With 400+ employees across production facilities in the US, France, and India, and sales offices in China and Japan, Parent serves a global base of 650+ customers across a diverse set of applications across medical imaging, security and border protection, semiconductor, aerospace and defense, oil and gas and other industrial markets. Parent is an affiliate of SK Capital Partners LP (“SK”), a private investment firm with a disciplined focus on the specialty materials, ingredients, and life sciences sectors, and Edgewater Capital Partners IV, LP (“Edgewater”), a sector-focused private equity firm investing in lower middle-market performance materials and services businesses.

Indigo Merger Sub, Inc.

17900 Great Lakes Parkway

Hiram, OH 44234

(440) 834-5600

Merger Sub is a wholly-owned subsidiary of Parent and was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

Background of the Merger

The following chronology summarizes certain meetings and other events during the period preceding the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among Parent, Inrad, their respective representatives and other parties.

In the ordinary course of its business, our board, with the assistance of our senior management and our advisors, regularly reviews the near-term and long-term strategy, performance, positioning, and operating prospects of Inrad with a view toward enhancing shareholder value. These reviews have included, from time to time, discussions as to whether the continued execution of Inrad’s strategy as a public company, a possible business combination with a third party or a possible sale of Inrad to a third party, offered the best opportunity to enhance shareholder value.

In April of 2022, our management and Party A had discussions about Party A providing an indication of interest in connection with a potential acquisition of us by Party A.

On April 21, 2022, we entered into a non-disclosure agreement with Party A to facilitate preliminary due diligence in connection with the exploration of a potential strategic transaction.

On June 9, 2022, our board met with our management and representatives of Lowenstein Sandler LLP (“Lowenstein”), Inrad’s outside legal counsel to discuss the engagement of an investment banker in connection with a possible strategic alternatives process. A representative of Lowenstein provided an overview of the board’s fiduciary duties in evaluating a potential acquisition transaction.

On August 22, 2022, our board met with our management and representatives of Lowenstein and discussed a list of potential investment bankers that could serve as the Company’s financial advisor in connection with a possible strategic alternatives process.

On August 31, 2022, our board met with our management, discussed the potential benefits to our shareholders of considering strategic alternatives and selected Needham as exclusive financial advisor to the Company in connection with its strategic alternatives process, and on September 1, 2022, we engaged Needham as our exclusive financial advisor for the strategic alternatives process in light of Needham’s qualifications, expertise, reputation and knowledge of the Company’s business and industry.

On September 19, 2022, our board met with our management and representatives of Needham. Representatives of Needham discussed with the board a proposed timeline for a potential transaction and a list of potential parties that might be interested in pursuing a potential transaction.

On December 7, 2022, our board met with our management and representatives of Needham. Representatives of Needham reviewed and discussed with the board a list of parties, both strategic parties and financial sponsors, that might be interested in pursuing a potential transaction. Following substantive discussions regarding a potential sale transaction involving the Company, including discussions regarding a list of potential acquirers, our board directed Needham to contact and initiate confidential discussion with the potential acquirers, and to keep the board apprised of any material developments.

Between December 2022 and April 2024, as further described below, at the direction of our board representatives of Needham contacted a total of 104 parties on behalf of the Company with respect to a potential transaction. Of the parties contacted, 40 expressed interest in evaluating a potential transaction and signed non-disclosure agreements with the Company, which contained customary standstill provisions. Each party that entered into a non-disclosure agreement received certain process materials from Needham on behalf of the Company and was provided the opportunity to ask questions regarding our business and seek clarification regarding such process materials. Ultimately, three parties submitted preliminary, non-binding indications of interest.

On December 22, 2022, we entered into a non-disclosure agreement with Party B, a financial party, to facilitate preliminary discussions in connection with the exploration of a potential strategic transaction.

On January 4, 2023, we entered into a non-disclosure agreement with Party C, a strategic party, to facilitate preliminary discussions in connection with the exploration of a potential strategic transaction.

On January 5, 2023, we entered into a non-disclosure agreement with Edgewater to facilitate preliminary discussions in connection with the exploration of a potential strategic transaction.

On January 19, 2023, we entered into a non-disclosure agreement with the current owner of PLX, Inc. (“PLX Current Owner”) to facilitate preliminary discussions in connection with the exploration of a potential strategic transaction.

On January 19, 2023, our board met with our management and representatives of Needham. Representatives of Needham provided the board with an update to the strategic alternatives process and reported that Needham had, through that date, contacted 98 parties, 53 of which had passed.

On January 30, 2023, our management held discussions with representatives of Party C at the SPIE Photonics West Exhibition related to a potential transaction. Representatives from Needham also attended the meeting.

On January 31, 2023, our management held discussions with representatives of PLX, Inc. (“PLX”) and PLX Current Owner at the SPIE Photonics West Exhibition related to a potential transaction. Representatives from Needham also attended the meeting.

On February 1, 2023, our management held discussions with a representative of Edgewater at the SPIE Photonics West Exhibition related to a potential transaction. Representatives from Needham also attended the meeting.

On February 2, 2023, our management held discussions with representatives of Party A at Party A’s offices related to a potential transaction. Representatives from Needham also attended the meeting.

On February 14, 2023, we entered into a non-disclosure agreement with Party D, a strategic party, to facilitate preliminary discussions in connection with the exploration of a potential strategic transaction.

On February 20, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham provided the board with an update to the strategic alternatives process and that Needham had, through that date, contacted 101 parties, 93 of which had passed.

On February 20, 2023, on behalf of the Company, Needham distributed to parties that had signed non-disclosure agreements written process instructions for submitting proposals by March 15, 2023.

On March 3, 2023, a representative from Party D informed Needham that Party D was not interested in pursuing a potential transaction with the Company.

On March 8, 2023, our management held discussions with representatives of Party B related to a potential transaction. Representatives from Needham also attended the meeting.

On March 15, 2023, Party A submitted to Needham a non-binding indication of interest to acquire 100% of the common stock of the Company for $26.0 million in cash, on a cash-free, debt-free basis. Such non-binding indication of interest was qualified as being subject to due diligence and contained other standard conditions.

On March 16, 2023, PLX submitted to Needham a non-binding indication of interest to acquire 100% of the assets or common stock of the Company for $17.0-$21.0 million in cash, on a cash-free, debt-free basis. Such non-binding indication of interest was qualified as being subject to due diligence and contained other standard conditions.

On March 17, 2023, representatives from Needham, together with our management, met with the board met to discuss the offer in Party A’s indication of interest and the offer in PLX’s indication of interest. At the meeting, and after review of the specific terms of the indications of interest received and discussion, the board requested Needham seek additional information from Party A and PLX regarding the terms of each of their proposals. Representatives from Lowenstein also attended the meeting.

On March 23, 2023, our board met with our management and representatives of Needham and Lowenstein to discuss Party A’s and PLX’s indications of interest and Needham’s discussions with Party A and PLX since the March 17, 2023 meeting. Our board determined it was advisable to the Company and its shareholders to award Party A exclusivity due to its superior offer and directed management to proceed with granting such exclusivity. At the meeting, the board also discussed the possibility of disclosing the potential transaction to the Noteholders to enable negotiations with them related to the conversion of the Convertible Notes.

On March 30, 2023, we entered into a non-disclosure agreement with the Noteholders to facilitate discussions in connection with a potential strategic transaction. Following the entering into of such non-disclosure agreement, our management and representatives of Needham held discussions with representatives of the Noteholders regarding the potential transaction alternatives.

On April 4, 2023, Party A was awarded exclusivity with the Company at a proposed enterprise value of $26.0 million. We and Party A entered into an exclusivity agreement that would end on the earliest to occur of (i) the date of execution of a definitive agreement for the proposed transaction and (ii) 11:59 p.m. (Eastern time) on June 5, 2023.

On April 18, 2023 and April 19, 2023, Company management held discussions with representatives from Party A near the Company’s headquarters related to due diligence matters. Representatives from Needham also attended the meetings.

On April 26, 2023, our board met with our management and representatives of Needham and Lowenstein. Our management discussed the meetings with Party A that took place on April 18, 2023 and April 19, 2023, and representatives of Needham gave an update on Needham’s discussions with the Noteholders.

On May 10, 2023, our board met with our management and representatives of Needham and Lowenstein, and representatives of Lowenstein discussed with the board potential regulatory filings in connection with a potential transaction with Party A.

On the morning of May 19, 2023, a representative from Party A informed Needham that Party A was terminating discussions. On May 22, 2023, Party A provided written notice to Needham that Party A was terminating the exclusivity agreement dated April 4, 2023.

Between May and July of 2023, Needham continued discussions with one financial party and five strategic parties, which included PLX, to determine interest.

On June 7, 2023, our board met with our management and representatives of Needham and Lowenstein to discuss the recent communications with Party A related to the termination of its exclusivity. At the meeting, representatives of Needham reviewed prior marketing efforts and the board authorized Needham to continue its efforts.

On June 14, 2023, representatives of Needham held a telephonic conference with representatives of Edgewater related to Edgewater’s reevaluation of its interest in a potential transaction with the Company.

On July 6, 2023, PLX Current Owner and PLX submitted to Needham a revised non-binding indication of interest, dated July 5, 2023, to acquire 100% of the assets or common stock of the Company for $17.0 million in cash, on a cash-free, debt-free basis.

On July 13, 2023, our management held discussions with representatives of Party C at the Company’s headquarters related to Party C’s reevaluation of its interest in a potential transaction with the Company. Representatives from Needham also attended the meeting.

On July 17, 2023, PLX Current Owner and PLX submitted to Needham a further revised non-binding indication of interest, dated July 17, 2023, to acquire 100% of the common stock of the Company for $17.0 million in cash, on a cash-free, debt-free basis.

On July 18, 2023, Needham contacted Party C for an update with respect to Party C’s interest in pursuing a potential transaction. A representative from Party C informed Needham that Party C was not able to pursue a transaction at this time.

On July 19, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham discussed with the board PLX Current Owner and PLX’s non-binding indication of interest to acquire 100% of the common stock of the Company for $17.0 million in cash, on a cash-free, debt-free basis. Our board determined it was advisable to the Company and its shareholders to award PLX Current Owner and PLX exclusivity as requested and directed management to proceed with granting such exclusivity. Representatives of Needham also gave the board an update on Needham’s communications with the Noteholders.

On July 24, 2023, we awarded PLX Current Owner and PLX exclusivity with the Company at a proposed enterprise value of $17.0 million. The Company entered into an exclusivity agreement with PLX Current Owner and PLX, which expired on September 30, 2023.

On July 27, 2023, our management held a meeting at the Company’s headquarters with representatives of PLX Current Owner and PLX related to diligence matters and a potential transaction. A representative from Needham also attended the meeting.

On August 8, 2023, Needham held a telephonic conference with representatives from PLX Current Owner and PLX related to diligence matters and a potential transaction.

On August 26, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham provided the board with an update to the strategic alternatives process as well as the general status of the market.

On September 26, 2023, we circulated an initial draft of a merger agreement to PLX Current Owner and PLX.

On September 29, 2023, our management held a telephonic conference with representatives of PLX Current Owner and PLX related to operational diligence matters. Representatives from Needham also attended the meeting.

On October 4, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham gave the board an update on Needham’s discussions with PLX Current Owner and PLX. Our board determined it was advisable to the Company and its shareholders to extend PLX Current Owner and PLX’s exclusivity and directed management to proceed with granting such extension. Later on October 4, 2023, we awarded PLX Current Owner and PLX an exclusivity extension to November 5, 2023.

On October 17, 2023, Company management held discussions with representatives from PLX Current Owner and PLX at PLX’s headquarters related to operational diligence matters.

On October 25, 2023, Goodwin Procter LLP (“Goodwin”), counsel to PLX Current Owner and PLX, circulated to Lowenstein an issues list related to the draft merger agreement. From October 25, 2023 through January of 2024, Goodwin continued to send, and we continued to respond to, various legal diligence requests. During that same time, Lowenstein and Goodwin exchanged drafts of the merger agreement and had numerous discussions to address certain legal aspects of the documents.

On November 2, 2023, representatives of Goodwin held a diligence call with our management team and representatives of Lowenstein to address certain legal diligence items.

On November 9, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham gave the board an update on the potential transaction, including related to the fact that exclusivity with PLX Current Owner and PLX lapsed on November 5, 2023. Our board determined it was advisable to the Company and its shareholders to extend PLX Current Owner and PLX’s exclusivity and directed management to proceed with granting such extension.

On November 22, 2023, we awarded PLX Current Owner and PLX an exclusivity extension and entered into an exclusivity agreement with PLX Current Owner and PLX, which expired on December 5, 2023.

On November 29, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham gave the board an update on the potential transaction and discussions with PLX Current Owner and PLX.

On December 8, 2023, our management held a telephonic conference with representatives of PLX Current Owner and PLX related to diligence matters. Representatives from Needham also attended the meeting.

On December 21, 2023, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham gave the board an update on the potential transaction and discussions with PLX Current Owner and PLX.

On January 25, 2024, our board met with our management and representatives of Needham and Lowenstein. Representatives of Needham gave the board an update on the potential transaction and discussions with PLX Current Owner and PLX. The board also discussed the Noteholders and how the Convertible Notes would be treated in connection with a transaction.

On January 31, 2024, representatives from PLX Current Owner and PLX informed Needham that PLX was being acquired by Parent, a portfolio company of SK and Edgewater, and that Parent had interest in evaluating a transaction with the Company.

On January 31, 2024, Needham met with representatives of Party B at the SPIE Photonics West Exhibition to discuss Party B’s interest in re-evaluating a potential transaction with the Company.

On February 2, 2024, our board met with our management and management provided an update on the status of the potential transaction. The board discussed the acquisition of PLX by Parent and that Parent expressed interest in pursuing a transaction with the Company.

On February 14, 2024, our management held a telephonic conference with representatives of Party B related to Party B’s interest in a potential transaction with the Company. Representatives from Needham also attended the meeting.

On February 15, 2024, our management held discussions with representatives of Party D at the Company’s headquarters related to a potential transaction. Representatives from Needham also attended the meeting.

On February 16, 2024, our management held a telephonic conference with representatives of Party B related to Party B’s ongoing evaluation of a potential transaction. Representatives from Needham also attended the meeting.

On February 22, 2024, our management held a telephonic conference with representatives of Party B related to Party B’s ongoing evaluation of a potential transaction. Representatives from Needham also attended the meeting.

On February 26, 2024, a representative of Party D informed Needham that Party D was not interested in pursuing a potential transaction with the Company.

On February 29, 2024, our management held discussions with representatives of Parent at the Company’s headquarters related to diligence matters. Representatives from Needham also attended the meeting.

On March 4, 2024, Parent announced an agreement to acquire PLX from an investor group led by PLX Current Owner for an undisclosed amount.

On March 5, 2024, Party B submitted to Needham an unsolicited non-binding indication of interest to acquire 100% of the common stock of the Company for $17.0 million in cash, on a cash-free, debt-free basis.

On March 7, 2024, Party B increased its proposal and submitted to Needham a revised indication of interest to acquire 100% of the common stock of the Company for $18.0 million in cash, on a cash-free, debt-free basis. A representative of Party B informed Needham that Party B characterized its proposal as best and final offer.

On March 8, 2024, the Board met with Company management and representatives of Needham and Lowenstein. The Board directed representatives of Needham to notify Parent that the Company has received a superior proposal to Parent’s prior offer and proposed enterprise value of $17.0 million.

On March 8, 2024, Latham & Watkins LLP (“Latham”), counsel to Parent, circulated a revised draft of the merger agreement to Lowenstein.

From March 8, 2024 through April 2, 2024, Latham continued to send, and we continued to respond to, various legal diligence requests.

On March 12, 2024, our management held discussions with representatives of Party B at the Company’s headquarters related to diligence matters and Party B’s ongoing evaluation of a potential transaction. Representatives from Needham also attended the meeting.

On March 13, 2024, representatives from Parent notified Needham that Parent would increase its proposal and submit a revised offer to acquire 100% of the common stock of the Company for $18.0 million in cash, on a cash-free, debt-free basis. Representatives of Parent characterized its proposal as best and final offer.

Later on March 13, 2024, representatives from Needham and Lowenstein and our management met with the board to discuss Parent’s proposal and Party B’s proposal. The board concluded that Parent was further along in the diligence process than Party B and was likely 3-4 weeks ahead of Party B’s transaction timeline and therefore Parent’s proposal offered greater certainty to close. The board also discussed that a transaction with Parent presented more potential from the perspective of product synergies than a transaction with Party B would. For these reasons the board determined it was advisable to the Company and its shareholders to award Parent limited exclusivity, as requested.

On March 14, 2024, representatives of Party B met with our Chairman, Jan Winston and our CEO, Amy Eskilson related to Party B’s interest in a transaction with the Company.

On March 15, 2024, we awarded Parent exclusivity with a limited exclusivity period through March 31, 2024.

On March 15, 2024, representatives of Latham held a diligence call with our management team and representatives of Lowenstein to address certain legal diligence items.

On March 19, 2024, Lowenstein sent a revised draft of the merger agreement to Latham along with drafts of the voting agreement and Conversion Agreement.

From March 19, 2024 through April 6, 2024, Lowenstein and Latham exchanged drafts of the merger agreement, voting agreement and Conversion Agreement and had numerous discussions to address certain legal aspects of the documents, including the treatment of our Convertible Notes and certain representations, warranties and operating covenants of the Company. During this period, representatives of Lowenstein had several conversations with members of the board to keep them apprised of the status of the drafts of the transaction documents.

On March 21, 2024, the Board met with Company management and representatives of Needham and Lowenstein. Representatives of Needham provided an update on the progress of the potential transaction, and representatives of Lowenstein explained certain timing requirements with respect to the proxy statement and shareholder meeting related to seeking approval of the potential transaction.

On March 22, 2024, at the direction of the Company, Needham prepared and provided to Parent a reconciliation from an enterprise value of $18.0 million to a per share price of approximately $1.20 per share.

On March 27, 2024, a representative of Parent notified Needham that Parent proposed a per share price of $1.03 per share, consistent with the $18.0 million cash-free, debt-free valuation.

Between March 27, 2024 and March 31, 2024, our management and representatives of Needham considered Parent’s proposed offer of a per share price of $1.03 and reviewed and evaluated Parent’s calculations underlying such offer. At the direction of the Company, Needham prepared and provided to Parent the Company’s response to various valuation amounts that were in dispute between the parties and indicated that the Company was willing to proceed at a proposed per share price of $1.20 per share.

On April 1, 2024, following the result of its due diligence findings, and discussions with Company management and representatives of Needham, Parent proposed a calculation leading to a final and best offer of a proposed per share price of $1.10.

Later on April 1, 2024, representatives from Needham and Lowenstein and our management met with the board to discuss Parent’s offer of a proposed per share price of $1.10 per share. At this meeting, our board agreed to proceed with Parent’s offer of $1.10 per share.

Also on April 1, 2024, representatives of Needham met with representatives of the Noteholders to discuss the $1.10 per share price.

On April 2, 2024, we awarded Parent an exclusivity extension. We entered into an exclusivity agreement with Parent, dated April 3, 2024, which expired on April 10, 2024.

On April 5, 2024, the Board met with our management to discuss the progress of the negotiations related to the potential transaction, including the status of the discussions with the Noteholders.

On April 7, 2024, the board held a meeting with members of our management present as well as representatives of Lowenstein and Needham to conditionally approve the merger agreement and the merger, pending approval of the terms of the proposed transaction as set forth in the merger agreement, voting agreement and Conversion Agreement by the Noteholders. Drafts of the merger agreement, voting agreement, Conversion Agreement and the Company’s disclosure letter were circulated to the board prior to the meeting. Lowenstein provided an overview of the negotiations that had transpired related to the merger agreement, voting agreement and Conversion Agreement. Lowenstein then reviewed the final terms of the merger agreement, voting agreement and Conversion Agreement. Representatives from Needham then reviewed and discussed their preliminary financial analyses with respect to the proposed merger. After considering the foregoing, and taking into consideration the factors described under “THE MERGER—Reasons for the Merger and Recommendation of Our Board” beginning on page 35 of this proxy statement, and subject to approval by the Noteholders of the terms of the proposed transaction as set forth in the final versions of the merger agreement, voting agreement and Conversion Agreement and the receipt by the board of an opinion from Needham as to the fairness, from a financial point of view, to the holders of Inrad common stock of the merger consideration of $1.10 per share to be received by such holders in the merger pursuant to the terms of the proposed merger agreement, the board conditionally approved the merger agreement and the transactions contemplated thereby and (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved to recommend the approval and adoption of the merger agreement by our shareholders and (iv) directed that the merger agreement be submitted to a vote at a meeting of shareholders.

On April 8, 2024, once the Noteholders confirmed their agreement to the terms of the proposed transaction as set forth in the final versions of the merger agreement, voting agreement and Conversion Agreement, the board held a meeting with members of our management present as well as representatives of Lowenstein and Needham to approve the merger agreement and the merger. Final versions of the merger agreement, voting agreement and Conversion Agreement were circulated to the board prior to the meeting. Representatives of Needham confirmed that there were no changes in Needham’s financial analyses from the preliminary financial analyses presented by Needham to the board at the April 7, 2024 meeting. Thereafter, at the request of the board, Needham rendered its oral opinion to the board (which was subsequently confirmed in writing) that, as of April 8, 2024 and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham as set forth in its written opinion, the $1.10 per share merger consideration to be received by the holders of Inrad common stock (other than shares held by the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent) pursuant to the merger agreement was fair from a financial point of view, to such holders, as more fully described under “THE MERGER—Opinion of Financial Advisor” beginning on page 38 of this proxy statement. The board then reaffirmed its (i) determination that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolution to recommend the approval and adoption of the merger agreement by our shareholders and (iv) direction that the merger agreement be submitted to a vote at a meeting of shareholders.

During the evening of April 8, 2024, following the meeting of our board, we and Parent executed the merger agreement. On the morning of April 9, 2024, we issued a press release announcing entry into the merger agreement and announcing the commencement of the “go-shop” period.

Pursuant to the terms of the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. New York City time on May 8, 2024, we and our representatives have the right to, directly or indirectly: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below), including by access to non-public information and data to any person pursuant to an acceptable confidentiality agreement executed by the person receiving such non-public information and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any acquisition proposals or cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals or other proposals that could reasonably be expected to lead to acquisition proposals.

Following the execution of the merger agreement, at the request of our board and management, representatives of Needham contacted approximately 26 parties about a potential transaction with us. Through the date hereof, no parties have requested to sign a non-disclosure agreement with us or otherwise expressed interest in engaging in discussions with us regarding a potential transaction.

Reasons for the Merger and Recommendation of Our Board

In the course of reaching its unanimous decision to (i) approve, adopt and declare advisable the execution and delivery of the merger agreement and the transactions contemplated thereby, (ii) determine that the terms of the merger agreement the transactions contemplated thereby are fair to, advisable and in the best interests of, Inrad and its shareholders, (iii) resolve to recommend that our shareholders approve and adopt the merger agreement, and (iv) direct that the merger agreement be submitted to a vote at a meeting of shareholders, our board consulted with our management and our financial and legal advisors, Needham and Lowenstein, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the fact that despite management’s and the board’s efforts, we have not succeeded in significantly growing our business through internal growth and/or acquisition, and continue to see operating performance often below the targets that our management team and board have set for us;
•	the strategic alternatives review process and discussion undertaken by the board with the assistance of our management and advisors prior to the signing of the merger agreement, which included outreach to and inclusion of “inbound” interest from potential strategic bidders and potential private equity or financial sponsor bidders as described under “THE MERGER—Background of the Merger” beginning on page 25 of this proxy statement, including the course and history of competitive negotiations between Parent and us, and the board’s belief that it had obtained Parent’s best and final offer, that it was unlikely that any other party would be willing to acquire us at a higher price and that the value offered to our shareholders in the merger was more favorable to our shareholders than the potential value that might have resulted from other strategic opportunities reasonably available to the Company;
•	the competitive nature of the sale process conducted by Inrad, with the assistance of its financial and legal advisors, in soliciting and evaluating multiple acquisition proposals for Inrad, and the terms of, and pricing set forth in, the acquisition proposals received by Inrad, and the board’s determination that Parent’s proposal represented the best value and likelihood of closing reasonably available to our shareholders;
•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that our shareholders will receive the consideration in cash, which provides certainty of value to our shareholders and liquidity upon closing of the merger to our shareholders;
•	the likelihood of the merger being completed, based on, among other things, the limited number of conditions to the merger and the absence of a financing condition;
•	the fact that the merger agreement contains a “go shop” provision, which gives us the opportunity to actively solicit higher and better offers over the course of a 30-day period (see “THE MERGER AGREEMENT—Go-Shop Period; No Shop” beginning on page 60 of this proxy statement) in addition to our prior marketing efforts;
•	our management team’s and the board’s assessment of the challenges facing Inrad remaining a stand-alone, public company, including the costs of remaining a public company and the prospects of competing with other companies with greater resources, better global distribution capabilities and broader product offerings, thereby positioning, in the opinion of our management team and the board, such competitors to be better able to capitalize on growth opportunities;
•	the board’s consideration of its knowledge and familiarity with our business, including historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;
•	the internal estimates of our future financial performance, as well as the potential impact on such future financial performance if the challenges and risks to our business that we had identified were in fact realized;

•	the then-current financial market conditions, volatility and trading information with respect to our common stock, including the thinly-traded nature of our common stock, which limits the ability of more than a limited number of shareholders to sell shares at the then-current market price at any time, and the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by our shareholders in the open market or in a future transaction might be less than the $1.10 per share cash price to be paid pursuant to the merger agreement;
•	the financial and other terms and conditions of the merger agreement, resulting from extensive negotiations and course of discussions conducted at the direction of the board, with the assistance of experienced legal and financial advisors, including, in addition to the “go shop” provision referenced above:

o	the right, prior to receipt of approval of the merger agreement by the holders of a majority of the votes cast thereon, for the board to furnish non-public information and to engage in discussions or negotiations with regard to any bona fide written acquisition proposal made by a third party that the board determines in good faith (after consultation with its outside legal counsel and financial advisor) is or could reasonably be expected to lead to a superior proposal;
o	the board’s ability under the merger agreement to withdraw or modify its recommendation that shareholders vote in favor of the adoption of the merger agreement if the Company receives a bona fide written acquisition proposal that the board determines in good faith (after consultation with its outside legal counsel and financial advisor) is or could reasonably be expected to lead to a superior proposal or if in response to an intervening event (see “THE MERGER AGREEMENT—Go Shop Period; No Shop” beginning on page 60 of this proxy statement), the board has determined in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, and the board’s ability to terminate the merger agreement in order to enter into a definitive agreement with respect to an acquisition proposal (as specified in the merger agreement), subject to Parent’s right under the merger agreement to negotiate with the Company to match the terms of any superior proposal and payment of a termination fee of $1,173,544;
o	the board’s belief that the termination fee payable to Parent was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;
o	the fact that Parent agreed to use its reasonable best efforts to take actions necessary to consummate the merger, including to obtain required regulatory approvals;
o	the conditions to closing contained in the merger agreement, which the board believes are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (see “THE MERGER AGREEMENT—Representations and Warranties” beginning on page 56 of this proxy statement);
o	the Company’s entitlement, under certain conditions, to seek specific performance of Parent’s obligations under the merger agreement, including Parent’s and Merger Sub’s obligation to close the merger when required; and
o	the board’s belief based on these negotiations that Parent’s proposal represented the highest price per share of our common stock that Parent was willing to pay and that these were the most favorable terms to Inrad to which Parent was willing to agree.
•	support from the Noteholders and our officers and directors, as evidenced by the fact that the Noteholders and our officers and directors, each of whom will be receiving the same consideration as the other shareholders, entered into the voting agreement with respect to their respective beneficially owned shares of common stock, which represent approximately 40% of the outstanding shares of common stock;
•	the financial analyses reviewed by Needham with the board as well as the oral opinion of Needham rendered to the board on April 8, 2024 (which was subsequently confirmed in writing), as to the fairness, from a financial point of view and as of the date of its opinion, to the holders of Inrad common stock (other than shares held by the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent) of the $1.10 per share merger consideration to be received by such holders pursuant to the merger agreement, as more fully described in “THE MERGER—Opinion of Financial Advisor” beginning on page 38 of this proxy statement;
•	the positive business reputation of SK, Edgewater and Parent, their history of successful acquisitions, their strong strategic interest in the Company and familiarity with the Company and the Company’s products;
•	the fact that in connection with the signing of the merger agreement the Noteholders agreed to convert the principal amount under their Convertible Notes;

•	the fact that the Convertible Notes mature on January 15, 2025, and while the Noteholders have agreed to extend the maturity dates on multiple occasions, there is no assurance they would agree to extend again and they could demand payment upon maturity; and
•	the fact that the merger agreement will be subject to adoption by the affirmative vote of our shareholders, which will allow the shareholders to decide whether to approve and adopt the merger agreement.

In the course of its deliberations, the board also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the merger does not close, including costs incurred related to the negotiation of the merger and seeking shareholder approval, the diversion of management and employee attention, potential employee attrition and the potential effect on customer and vendor relationships;
•	the restrictions that the merger agreement imposes, after the Go-Shop Period, on our ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements, and the fact that we would be obligated to pay a termination fee to Parent under certain circumstances;
•	the fact that we will no longer exist as an independent, publicly traded company and the nature of the merger as an all-cash transaction which, while providing relative certainty of value, will not allow our shareholders to participate in our potential future earnings or growth, if any, or benefit from appreciation in the value of our Company, if any, including any value that could be achieved if the Company or Parent engages in future strategic or other transactions or as a result of the growth of the Company’s or Parent’s operations or becoming a private company;
•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;
•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and
•	the interests of our officers and directors in the merger that may be different from or in addition to the interests of our shareholders generally, which are described in “THE MERGER—Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement.

The foregoing discussion of the factors considered by the board is not intended to be exhaustive but does set forth the material factors considered by the board. In light of the various factors described above and other factors that each director felt were appropriate, our board unanimously reached the conclusion to approve and adopt the merger agreement and recommend that our shareholders approve and adopt the merger agreement. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, our directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations made by the board. Rather, our board made its recommendation based on the totality of information presented to our directors and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board unanimously (i) determined that the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend the approval and adoption of the merger agreement by our shareholders. Accordingly, our board unanimously adopted and approved the merger agreement.

Our board unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Opinion of Financial Advisor

Inrad retained Needham to act as its financial advisor in connection with the merger and to render an opinion to the board as to the fairness, from a financial point of view, to the holders of Inrad common stock (other than holders of cancelled shares, as described below) of the consideration to be received by those holders pursuant to, and in accordance with, the terms of the merger agreement.

On April 8, 2024, Needham delivered its oral opinion, which it subsequently confirmed in writing, to the board that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the $1.10 per share merger consideration to be received by the holders of Inrad common stock (other than holders of cancelled shares) pursuant to the merger agreement was fair, from a financial point of view, to those holders. “Cancelled shares” refers to shares held by the Company (as treasury stock or otherwise), Parent, Merger Sub or any subsidiary thereof. Needham provided its opinion for the information and assistance of the board in connection with and for the purpose of the board’s evaluation of the transactions contemplated by the merger agreement. Needham’s opinion relates only to the fairness, from a financial point of view, to the holders of Inrad common stock (other than holders of cancelled shares) of the per share merger consideration, which was determined through arm’s length negotiations between the Company and Parent. While Needham provided independent financial advice to the board during the course of the negotiations between Parent and the board, the decision to approve and recommend the merger was made independently by the board. Needham’s opinion does not address any other aspect of the merger, or any related transaction, and does not constitute a recommendation to any shareholder of the Company as to how that shareholder should vote or act on any matter relating to the merger.

The complete text of Needham’s opinion, dated April 8, 2024, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of Needham’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Inrad common stock should read this opinion carefully and in its entirety.

In arriving at its opinion, Needham, among other things:

•	reviewed a draft of the merger agreement dated April 8, 2024;
•	reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to Needham by the Company;
•	reviewed the historical stock prices and trading volumes of Inrad common stock;
•	held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company;
•	reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts;
•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed generally relevant to similar data for the Company;
•	reviewed the financial terms of certain business combinations that Needham deemed generally relevant; and
•	reviewed such other financial studies and analyses and considered such other matters as Needham deemed appropriate.

In connection with its review and in arriving at its opinion, Needham assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham assume responsibility for independent verification of, any of that information. Needham assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. In addition, Needham assumed that the merger will be consummated upon the terms and subject to the conditions set forth in the draft merger agreement dated April 8, 2024 furnished to Needham without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. Needham assumed that the financial forecasts for the Company provided to Needham by management of the Company were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. Needham expressed no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company or Parent or any of Parent’s subsidiaries nor did Needham evaluate the solvency or fair value of the Company or Parent or of Parent’s subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the opinion date. Needham’s opinion is limited to the fairness, from a financial point of view, to the holders of Inrad common stock (other than holders of cancelled shares) of the per share merger consideration to be received by such holders pursuant to the merger agreement, and Needham expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to the Company. In addition, Needham expressed no opinion with respect to the amount or nature or any other aspect of any compensation paid or payable to or received or to be received by any officers, directors or employees of any party to the merger, or any class of such persons, relative to the per share merger consideration to be received by the holders of Inrad common stock pursuant to the merger agreement or with respect to the fairness of any such compensation.

The board imposed no limitations on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

In preparing its opinion, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as they existed on or prior to April 7, 2024, and is not necessarily indicative of current or future market conditions.

The board did not request, nor did Needham recommend, the performance of a discounted cash flow analysis. Such an analysis was not possible because the Company had no financial forecasts for periods subsequent to 2025.

Selected Companies Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for the Company to the corresponding data and ratios of selected publicly traded companies that Needham deemed relevant because they have market capitalizations under $100 million and lines of business that may be considered similar to those of the Company. The selected companies consisted of the following:

EMCORE Corporation

LightPath Technologies, Inc.

Modulight Oyj

Precision Optics Corporation, Inc.

Vuzix Corporation

The following tables set forth information concerning the following multiples for the selected companies and for the Company:

•	enterprise value as a multiple of last twelve months (“LTM”) revenues;
•	enterprise value as a multiple of projected calendar year 2024 revenues;
•	enterprise value as a multiple of projected calendar year 2025 revenues;
•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA;
•	enterprise value as a multiple of projected calendar year 2024 adjusted EBITDA;
•	enterprise value as a multiple of projected calendar year 2025 adjusted EBITDA; and
•	the price as a multiple of book value.

Needham calculated multiples for the selected companies based on the closing stock prices of those companies on April 5, 2024. Needham calculated multiples for the Company using forecasts prepared by management of the Company and based on the per share merger consideration of $1.10. All financial information excluded the impact of non-recurring items and adjusted EBITDA amounts excluded the impact of stock-based compensation expenses.

Enterprise Value /
	Revenue			EBITDA			Price /
	LTM	2024E	2025E	LTM	2024E	2025E	Book
Selected Companies
EMCORE Corporation	0.3x	0.3x	NA	NEG	NEG	NA	0.3x
LightPath Technologies, Inc.	2.0x	1.8x	NA	NM	NM	NA	1.7x
Modulight Oyj	5.0x	2.9x	2.0x	NEG	NEG	NEG	0.7x
Precision Optics Corporation, Inc.	1.9x	NA	NA	NEG	NA	NA	3.1x
Vuzix Corporation	3.7x	3.7x	NA	NEG	NA	NA	0.9x

The Company Implied by the Merger	1.4x	1.2x	0.8x	8.3x	4.2x	2.4x	2.9x

In the table immediately above, “NEG” indicates multiples that were less than zero, “NA” indicates information or sufficient data was unavailable and “NM” indicates not meaningful as the ratios were above 50.0x.

Selected Transactions Analysis. Needham reviewed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions announced since January 1, 2018 with enterprise values under $50 million that involved target photonics companies and businesses that had product lines and end markets that may be considered similar to those of the Company:

Acquirer	Target

Luna Innovations Incorporated	Silixa Ltd
Halma plc (Alicat Scientific, Inc.)	Alpha Instrumatics Holding Co. Ltd.
Gooch & Housego PLC	Artemis Optical Holdings Ltd
Gooch & Housego PLC	GS Optics LLC
Halma plc (Apollo Fire Detectors Limited)	Thermocable (Flexible Elements) Ltd
Luna Innovations Incorporated	NKT A/S (NKT Photonics – LIOS Sensing BU)
Halma plc (Ocean Insight)	International Light Technologies, Inc.
Luna Innovations Incorporated	QinetiQ (OptaSense Holdings Limited)
Gooch & Housego PLC	Integrated Technologies Limited

In reviewing the selected transactions, Needham calculated, for the selected transactions and for the merger:

•	enterprise value as a multiple of LTM revenues; and
•	enterprise value as a multiple of adjusted EBITDA.

Needham calculated multiples for the selected transactions using two cases, one including contingent consideration and the other excluding contingent consideration. Needham calculated multiples for the Company based on the per merger consideration of $1.10.

The following tables set forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

EV / LTM
	Revenue	EBITDA
Selected Transactions Including Earnouts
Luna Innovations Incorporated / Silixa Ltd	1.3x	NA
Halma plc (Alicat Scientific, Inc.) / Alpha Instrumatics Holding Co. Ltd.	4.6x	NA
Gooch & Housego PLC / Artemis Optical Holdings Ltd.	2.2x	13.5x
Gooch & Housego PLC / GS Optics LLC	1.6x	10.5x
Halma plc (Apollo Fire Detectors) / Thermocable (Flexible Elements) Ltd.	3.1x	NA
Luna Innovations Incorporated / NKT A/S (NKT Photonics - LIOS Sensing BU)	1.5x	NA
Halma plc (Ocean Insight) / International Light Technologies, Inc.	2.7x	9.9x
Luna Innovations Incorporated / QinetiQ (OptaSense Holdings Limited)	1.3x	NEG
Gooch & Housego PLC / Integrated Technologies Limited	2.2x	14.9x

The Company Implied by the Merger	1.4x	8.3x

EV / LTM
	Revenue	EBITDA
Selected Transactions Excluding Earnouts
Luna Innovations Incorporated / Silixa Ltd	0.7x	NA
Halma plc (Alicat Scientific, Inc.) / Alpha Instrumatics Holding Co. Ltd.	3.9x	NA
Gooch & Housego PLC / Artemis Optical Holdings Ltd.	1.7x	10.5x
Gooch & Housego PLC / GS Optics LLC	1.4x	9.3x
Halma plc (Apollo Fire Detectors) / Thermocable (Flexible Elements) Ltd.	3.1x	NA
Luna Innovations Incorporated / NKT A/S (NKT Photonics - LIOS Sensing BU)	1.5x	NA
Halma plc (Ocean Insight) / International Light Technologies, Inc.	2.7x	9.9x
Luna Innovations Incorporated / QinetiQ (OptaSense Holdings Limited)	1.3x	NEG
Gooch & Housego PLC / Integrated Technologies Limited	1.5x	9.8x

The Company Implied by the Merger	1.4x	8.3x

In the tables immediately above, “NEG” indicates multiples that were less than zero and “NA” means information or sufficient data was unavailable.

Premiums Paid Analysis. Needham reviewed publicly available financial information for the following selected merger and acquisition transactions, which represent all cash U.S. technology transactions announced since January 1, 2018 with target base equity values under $100 million:

Acquirer	Target

Applied Intuition, Inc.	Embark Technology, Inc.
Maury Microwave, Inc. (Artemis Capital Partners)	Wireless Telecom Group, Inc.
IDIS Co., Ltd.	Costar Technologies, Inc.
First Brands Group, LLC	Horizon Global Corporation
Enghouse Systems Limited	Qumu Corporation
One Planet Group, LLC	AutoWeb, Inc.
Altaris Capital Partners, LLC	CynergisTek, Inc.
Metergy Solutions Inc.	Quadlogic Controls Corporation
Exaktera LLC (Union Park Capital)	ProPhotonix Limited
Centre Lane Partners, LLC	Synacor, Inc.

In reviewing these transactions, Needham calculated the premium of consideration offered to the acquired company’s stock price one day, five days and 30 days prior to the last unaffected trading day of the acquired company’s stock. Needham calculated premiums for the Company based on the per share merger consideration of $1.10 and the closing price of Inrad common stock one day, five days and thirty days prior to April 5, 2024, the last trading day prior to the date of delivery of Needham’s opinion, as reported by FactSet. Needham also calculated the trading volume over the six-month period prior to the transaction announcement as a percentage of fully diluted common shares outstanding for the selected transactions and for the Company (using, in the case of the Company, an assumed transaction announcement date of April 8, 2024). The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger, as well as the trading volume over the six-month period prior to transaction announcement as a percentage of fully diluted common shares outstanding for the selected companies and for the Company.

	Transaction Value Premiums			6 Mo. Trading Volume as %
	1-Day	5-Days	30-Days	of Outstanding Shares
Selected transactions
Acquirer / Target
Applied Intuition, Inc. / Embark Technology, Inc.	(2.0)%	(2.7)%	10.3%	148.8%
Maury Microwave, Inc. (Artemis Capital Partners) / Wireless Telecom Group, Inc.	34.0%	30.7%	17.7%	30.8%
IDIS Co., Ltd. / Costar Technologies, Inc.	16.3%	16.3%	17.0%	3.0%
First Brands Group, LLC / Horizon Global Corporation	350.1%	207.0%	170.2%	36.6%
Enghouse Systems Limited / Qumu Corporation	104.5%	76.5%	26.8%	50.7%
One Planet Group, LLC / AutoWeb, Inc.	(5.2)%	8.0%	3.4%	132.5%
Altaris Capital Partners, LLC / CynergisTek, Inc.	111.9%	92.3%	32.3%	277.1%
Metergy Solutions, Inc. / Quadlogic Controls Corporation	344.4%	344.4%	471.4%	0.1%
Exaktera, LLC (Union Park Capital) / ProPhotonix Limited	69.6%	80.0%	46.3%	3.8%
Centre Lane Partners, LLC / Synacor, Inc.	12.8%	9.5%	48.6%	64.1%
High	350.1%	344.4%	471.4%	277.1%
Mean	103.6%	86.2%	84.4%	74.8%
Median	51.8%	53.6%	29.5%	43.7%
Low	(5.2)%	(2.7)%	3.4%	0.1%

The Company Implied by the Merger	(26.7)%	(20.0)%	(15.4)%	1.1%

No company, transaction or business used in the “Selected Companies Analysis,” “Selected Transactions Analysis” or “Premiums Paid Analysis” as a comparison is identical to the Company or to the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Parent. Any estimates contained in or underlying these analyses, including estimates of the Company’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham’s opinion and its related analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or management of the Company with respect to the per share merger consideration or the merger.

Under the terms of Needham’s engagement letter with the Company, the Company has paid or agreed to pay Needham a nonrefundable fee of $250,000 that became payable upon Needham’s delivery of its opinion to the board on April 8, 2024. If the merger is consummated, the Company has agreed to pay Needham an additional fee equal to $1.0 million. Whether or not the merger is consummated, the Company has agreed to reimburse Needham for certain of its out-of-pocket expenses and to indemnify Needham and related persons against various liabilities, including certain liabilities under the federal securities laws.

Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham believes that it was retained by the board as the board’s financial advisor in connection with the merger and to provide its opinion based on Needham’s experience as a financial advisor in mergers and acquisitions as well as Needham’s familiarity with the Company and its industry generally. Needham has not in the past two years provided investment banking or financial advisory services unrelated to its current engagement with respect to the proposed merger for which it has received or is entitled to receive compensation. Needham has not in the past two years provided investment banking or financial advisory services to Parent or Merger Sub for which it has received or is entitled to receive compensation. Needham may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the merger, for which services Needham would expect to receive compensation. In the normal course of its business, Needham may actively trade equity securities of the Company for its own account or for the account of its customers or affiliates and, therefore, may at any time hold a long or short position in those securities.

Summary of the Company’s Financial Projections

We do not as a matter of course publicly disclose long-term forecasts or internal projections of our future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, as part of the preparation for the board’s strategic review process, our management developed certain non-public, unaudited, stand-alone financial projections of the Company that were made available to our board and to Needham in connection with Needham’s financial analyses described in “THE MERGER—Opinion of Financial Advisor” beginning on page 38 of this proxy statement.

A summary of the projections is provided below. The projections were not prepared with a view toward public disclosure. The projections were prepared by our management for internal use and developed by our management as then current estimates of our future financial performance as an independent company, without giving effect to the merger, including any impact of the negotiation or execution of the merger agreement or the merger, the expenses that have already and will be incurred in connection with completing the merger, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the merger. The projections also do not consider the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context. The projections are included in this proxy statement because they were, among other items, relied upon by Needham in its financial analyses described in “THE MERGER—Opinion of Financial Advisor” beginning on page 38 of this proxy statement. The projections are not an indication that the Company, our board or any advisor (including Needham) to or representative of any of the foregoing, or any other recipient of this information considered the projections to be material or necessarily predictive of actual future results, and the projections should not be relied upon as such although, in the view of our management, the projections were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of our management’s knowledge and belief, the reasonable projections of the future financial performance of the Company.

Management’s internal financial forecasts and the assumptions upon which the projections were based are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity in the summary below, the projections are based upon a significant number of estimates and assumptions made by management with respect to, among other matters, industry performance, general business, market and financial conditions, matters specific to the Company’s business and other matters, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the projections will prove accurate, that the projected results will be realized or that actual results will not materially vary from the projections. The projections were not meant to comply with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. The projections include financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP and non-GAAP financial measures as used by the Company may not be comparable to similarly titled GAAP measures in the Company’s historical financial statements or similarly titled amounts used by other companies.

Neither our independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the projections, and, accordingly, neither our independent registered public accounting firm nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the projections. Reports of our independent registered public accounting firm that are incorporated by reference into this proxy statement relate solely to our historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The projections are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. You are encouraged to review our most recent SEC filings for a description of our reported results of operations and financial condition during the fiscal year ended December 31, 2023. See “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” and “WHERE YOU CAN FIND MORE INFORMATION” beginning on pages 17 and 75, respectively, of this proxy statement. The projections reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for our business, changes in general business or economic conditions including recessions or expansions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the projections were prepared. There can be no assurance that the projections will be realized or that our future financial results will not materially vary from the projections.

No one has made or makes any representation regarding the information included in the projections. Some or all of the assumptions that have been made regarding, among other things, the timing or occurrence of certain occurrences or effects, may have changed since the date the projections were prepared. We have not updated and do not intend to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date when made or to reflect the occurrence or non-occurrence of future events, even if any or all of the assumptions on which the projections were based are shown to be in error. Except as may be required by applicable securities laws, we do not intend to make publicly available any update or other revision to these management projections, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Parent or Merger Sub in the merger agreement or otherwise concerning the projections.

A summary of the projections are set forth below (in millions):

	Original Forecast			Revised Forecast
	December 2022			May 2023			February 2024
	FY2023	FY2024	FY2025	FY2023	FY2024	FY2025	FY2024	FY2025
$ Total Revenue	15.3	20.0	25.0	13.9	18.1	23.4	15.0	23.4
$ Gross Profit	6.1	8.6	11.1	5.6	7.8	10.3	7.7	10.3
$ Adjusted EBITDA (1)	3.9	6.3	8.5	2.9	5.5	7.7	4.4	7.8
$ Adjusted EBITDA (Excluding Public Company Expenses) (2)	4.0	6.3	8.5	3.4	5.5	7.8	5.3	7.8

(1) Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, and stock-based compensation.

(2) Adjusted EBITDA (excluding public company expenses) refers to earnings before interest, taxes, depreciation and amortization, stock-based compensation, 401(k) stock contribution, and public company expenses. Public company expenses reflect audit and audit-related fees, directors and officers insurance expenses, shareholder relations costs and fees, and financial printer expenses.

In preparing the projections, management analyzed industry data and made assumptions regarding future results that management believed to be common in assessing risks in our industry. The projections take into account certain financial, operating and commercial assumptions solely using the information available to our management at the time that the projections were prepared.

The projections were based on actual results through December 2022, May 2023 and February 2024, as applicable.

INRAD DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE COMPANY FORECASTS ARE NO LONGER APPROPRIATE.

Certain Effects of the Merger

If the merger agreement is approved and adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Parent.

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Inrad) will be cancelled and converted into the right to receive the merger consideration of $1.10 per share in cash, without interest. Our current shareholders will cease to have ownership interests in Inrad or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is traded on the OTC Pink Sheets under the symbol “INRD.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be traded on the OTC Pink Sheets, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC on account of our common stock.

The directors of Merger Sub immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation.

At the effective time of the merger (i) our certificate of incorporation will be amended in its entirety to be as set forth in an exhibit to the merger agreement and (ii) the bylaws of the surviving corporation will be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger.

Effects on Inrad if the Merger is Not Completed

In the event that the merger agreement is not approved adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be traded on the OTC Pink Sheets

In addition, if the merger is not completed, we expect that our business will be operated by our management in a manner similar to which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.

In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to evaluate strategic alternatives to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be materially and adversely impacted.

If the merger agreement is terminated under certain circumstances described in “THE MERGER AGREEMENT—Expenses; Termination Fee” beginning on page 68 of this proxy statement, then in addition to the other costs of the merger agreement that we have incurred, we may be obligated to pay a termination fee of $1,173,544 to Parent.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors may have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of adopting the merger agreement.

Such interests include the following:

•	The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $1.10 in cash, without interest, for each share of our common stock held immediately prior to the effective time of the merger; and
•	At the effective time of the merger, each In the Money Option will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which $1.10 exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding.

There is no difference in the amount of consideration that our directors and executive officers will receive in respect of a share of common stock or In the Money Option as compared to the consideration that any other shareholder will receive in respect of a share of common stock or In the Money Option.

See “THE MERGER AGREEMENT—Interests of Certain Persons in the Merger—Stockholdings and Stock Options” beginning on page 47 of this proxy statement for information detailing the shares of common stock and stock options held by our executive officers and non-employee directors.

Section 16(b) Exemption Resolution

Our board believes that it is desirable that the Company’s directors and executive officers be relieved of the risk of liability under Section 16 of the Exchange Act to the fullest extent permitted by applicable law in connection with the exchange of shares of common stock pursuant to the merger. Accordingly, our board has adopted a resolution providing that the disposition by the Company’s executive officers and directors of common stock pursuant to the transactions contemplated by the merger agreement are intended to be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3(e) promulgated thereunder.

Stockholdings and Stock Options

The following table shows the aggregate number of shares of our common stock held by each person who served as a director or executive officer of us at any time since the beginning of our last fiscal year and the aggregate number of shares of common stock underlying stock options awarded to such persons.

Our current executive officers are (i) Amy Eskilson, President and Chief Executive Officer, (ii) Theresa A. Balog, Chief Financial Officer and (iii) George Murray, Vice President of Sales and Marketing. All of such executive officers are our named executive officers in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.

No equity awards, other than stock options, are held by any person who served as a director or officer of the Company at any time since the beginning of our last fiscal year.

	Number of Shares of Common Stock (#)		Number of Shares of Common Stock Underlying In the Money Stock Options (#)(1)	Dollar Value of All Equity Awards and Shares of Common Stock ($)(2)
Officers
Amy Eskilson	182,025	(3)	235,000	317,778
Theresa A. Balog	14,888	(4)	30,000	30,777
George Murray	125,305	(5)	110,000	194,636

Non-Employee Directors
Jan M. Winston	10,000		60,000	42,600
William J. Foote	54,327	(6)	95,000	141,041
Luke P. LaValle, Jr. (7)	10,000		60,000	42,600
Dennis G. Romano	10,000		60,000	42,600
N.E. Rick Strandlund	10,000		60,000	42,600

(1)	At the effective time of the merger, each In the Money Option will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which $1.10 exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding. The table above does not include Company Options that are not In-the Money Options as such Company Options, upon the effectiveness of the merger, will be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

(2)	Based on the merger consideration price of $1.10.

(3)	Includes 117,025 shares of common stock allocated to Ms. Eskilson in the Inrad Optics, Inc. Employees’ 401(k) Plan.

(4)	Consists of 14,888 shares of common stock allocated to Ms. Balog in the Inrad Optics, Inc. Employees’ 401(k) Plan.

(5)	Includes 104,305 shares of common stock allocated to Mr. Murray in the Inrad Optics, Inc. Employees’ 401(k) Plan.

(6)	Includes 32,165 shares of common stock allocated to Mr. Foote in the Inrad Optics, Inc. Employees’ 401(k) Plan.

(7)	Mr. LaValle, Jr. passed away on April 30, 2024.

No Golden Parachute or Other Compensation Payable to the Company’s Named Executive Officers in Connection with the Merger

None of the executive officers of the Company are entitled to any compensation that is enhanced by reason of the occurrence of the merger. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with disclosure of, and the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers that is based on or otherwise relates to the merger. Because no “golden parachute” or similar compensation arrangements are to be received by any of the named executive officers of the Company based on or otherwise relating to the merger, no disclosure is required under Item 402(t) of Regulation S-K, and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Indemnification of Officers and Directors

The merger agreement requires that for six years from and after the effective time of the merger, the surviving corporation and Parent will indemnify and hold harmless all of our past and present directors and officers (including as a fiduciary with respect to an employee benefit plan) (collectively, together with such persons’ heirs, executors and administrators “Covered Persons”) to the extent provided in our certificate of incorporation and bylaws or in any agreement between us and a Covered Person (the “Existing Indemnification Arrangements”) against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) the fact that any Covered Person is or was prior to the effective time of the merger a director, officer, employee or agent of the Company; (ii) any action or omission, or alleged action or omission, prior to the effective time of the merger in such Covered Person’s capacity as a director, officer, employee or agent of the Company, or taken at the request of the Company (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the effective time of the merger); and (iii) the merger, as well as any actions taken prior to the effective time of the merger by the Company, Parent or Merger Sub with respect thereto.

In addition, the merger agreement provides that, for not less than six years from and after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the effective time of the merger than are set forth in the respective certificate of incorporation, bylaws or other organizational document of the Company as in effect as of the date of the merger agreement.

The merger agreement provides that we purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement and full prior acts coverage for all acts or omissions taking place before the tail becomes effective; provided that the Company shall not pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the “tail” policy, but in such case shall purchase as much coverage as reasonably practicable for such amount.

Finally, the merger agreement provides that, in the event that Parent or the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in the applicable indemnification provisions of the merger agreement.

Other Employee Benefits

Pursuant to the merger agreement, during the one-year period immediately following the effective time of the merger (or until the termination of the relevant employee, if sooner), Parent shall provide, or shall cause the surviving corporation to provide, to each of our employees who continues to be employed by Parent or the surviving corporation or any of their respective subsidiaries following the effective time of the merger (collectively, the “Company Employees”), (i) base compensation and annual target cash bonus opportunity that, in each case, are no less than were provided to the Company Employee immediately before the effective time of the merger, and (ii) employee benefits (excluding equity, equity-based compensation or other long-term incentives, change-in-control, retention or transaction-related benefits, severance, post-employment or retiree health or welfare benefits, deferred compensation or defined benefit pension benefits) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the effective time of the merger.

Pursuant to the merger agreement, following the effective time of the merger, Parent shall, or shall cause the surviving corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the surviving corporation or their subsidiaries in which the Company Employees are eligible to participate following the effective time of the merger (collectively, the “Post-Closing Plans”) to use commercially reasonable efforts to recognize all service of each Company Employee with the Company (and any predecessor thereto) prior to the effective time of the merger for purposes of eligibility, vesting and, solely with respect to vacation, paid time off and severance benefits, determining level of benefits under such Post-Closing Plans (excluding defined benefit pension, nonqualified or deferred compensation, any equity or equity-based, and post-employment or retiree health or welfare benefits); provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits and such service need only be taken into account to the extent such service was taken into account for such purposes immediately prior to the effective time of the merger under the corresponding existing benefit plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonably efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the company benefit plan in which such Company Employee participated immediately prior to the effective time of the merger and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

In addition, from and after the effective time of the merger, Parent shall cause the surviving corporation and its subsidiaries to assume, honor and continue all obligations under the existing benefit plans and compensation, employment and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger,

The provisions of the merger agreement described under this heading will not (i) confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the surviving corporation or any affiliate of Parent, (ii) constitute an amendment to or any other modification of any compensation plan, program, policy, agreement or arrangement with such person, (iii) limit the ability of the Company, Parent or any of their respective affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them as permitted by the merger agreement, (iv) limit the right of the Company, Parent or any of their respective affiliates to terminate the employment or service of any employee or other service provider following the effective time of the merger at any time and for any or no reason, or (v) create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

REGULATORY MATTERS

Except for the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey on or before the effective date of the merger and the filing of a notice with the U.S. Department of State’s Directorate of Defense Trade Controls at least sixty (60) calendar days in advance of closing of the merger pursuant to 22 C.F.R. §122.4(b) of the International Traffic in Arms Regulation, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of our common stock subject to special rules, such as shareholders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds and other regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, real estate investment trusts, S corporations, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, individual retirement or other tax-deferred accounts, controlled foreign corporations, passive foreign investment companies, expatriates, shareholders subject to the anti-inversion rules of the Code, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly, there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This summary does not address non-U.S., state or local tax consequences of the merger or any U.S. tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences of the merger; nor does it address any consequences under the unearned income Medicare contribution tax on net investment income. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger, in light of your individual circumstances.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and activities of the partner and partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate which is subject to U.S. federal income tax on all of its income regardless of source; or
•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of our common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of our common stock held for more than one year will be long-term capital gain and may be subject in the case of certain non-corporate U.S. holders, including individuals, to preferential rates. The deductibility of capital losses is subject to limitations.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold (currently at a rate of 24%) on all payments to which a shareholder or other payee is entitled, unless the shareholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our U.S. holders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the Internal Revenue Service Form W-9 that each shareholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax (at a 30% rate, or as reduced by an applicable income tax treaty) may also apply;
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a flat 30% tax on the non-U.S. holder’s net gain realized in the merger, which gain may be offset by U.S. source capital losses of the non-U.S. holder, if any, or which tax may be reduced or eliminated by an applicable income tax treaty; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 24%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Internal Revenue Service Form W-8 (including all attachments) to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated by reference herein in its entirety. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made for the benefit of the other party to the merger agreement and:

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and
•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 75 of this proxy statement.

Structure of the Merger

On April 8, 2024, we entered into the merger agreement with Parent and Merger Sub, providing for the acquisition of us by Parent. If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub will merge with and into us. Upon consummation of the merger, the separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation and become a wholly-owned subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey or such later time as agreed upon by Parent and us and specified in the certificate of merger. The closing of the merger will occur on a date specified by us and Parent, which will be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Parent and we may select, but in no event earlier than [__], 2024.

Certificate of Incorporation and Bylaws

At the effective time of the merger (i) our certificate of incorporation will be amended in its entirety to be as set forth in an exhibit to the merger agreement and (ii) the bylaws of the surviving corporation will be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that the references to Merger Sub’s name will be replaced by references to “Inrad Optics, Inc.” until further amended in accordance with the provisions of the bylaws and applicable law.

Board and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our currently-serving directors will cease to serve as directors of the surviving corporation as of the effective time of the merger. Our officers will be the initial officers of the surviving corporation.

Consideration to Be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $1.10 in cash, without interest, other than shares of common stock owned by us (as treasury stock or otherwise), Parent or Merger Sub, or any of our or their respective direct or indirect wholly-owned subsidiaries, immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

We, the Paying Agent Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under the merger agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign tax law with respect to the making of such payment.

Payment Procedures

Promptly following the effective time of the merger, Parent will deposit, or cause to be deposited, with the Paying Agent, such funds which are sufficient to pay the aggregate merger consideration.

As promptly as practicable after the effective time of the merger, but in no event later than the third business day after the effective time of the merger, Parent shall cause the Paying Agent to mail each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of such shares in exchange for the merger consideration. Each holder will be entitled to receive the merger consideration specified in the merger agreement, upon surrender to the Paying Agent of (i) the stock certificates representing such shares or (ii) the book-entry shares, together with a valid letter of transmittal completed and executed in accordance with the instructions thereto and such other documents that the Paying Agent may reasonably require. No interest will be paid or will accrue on the cash payable upon the surrender or transfer of any stock certificate or book-entry share to the Paying Agent. Any portion of such funds that remains unclaimed by the holders of shares of our common stock one year after the effective time of the merger will be returned to Parent upon demand.

You should not send your Inrad stock certificates to the Paying Agent until you have received transmittal materials from the Paying Agent. Please do not return your Inrad stock certificates with the enclosed proxy, and please do not forward your stock certificates to the Paying Agent without a letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact to the Paying Agent, complete and execute the letter of transmittal in accordance with the instructions thereto and such other documents that the Paying Agent may reasonably require, and, if required by the surviving corporation or the Paying Agent, post a bond.

If you hold shares of our common stock through a broker or other nominee, you must follow the procedures provided by your broker or other nominee in order to receive the merger consideration in respect of such shares.

Stock Options

At the effective time of the merger, each option to purchase shares of our common stock (each, a “Company Option”) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested and which has a per share exercise price that is less than the per share merger consideration (each, an “In the Money Option”) will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the per share merger consideration exceeds the exercise price per share of such In the Money Option and (ii) the total number of shares subject to such In the Money Option, net of applicable withholding.

At the effective time of the merger, each Company Option that is not an In the Money Option will be cancelled and cease to exist and the holder of any such Company Option will not be entitled to payment of any consideration in respect of any such Company Options.

Convertible Notes and Company Warrants

In connection with the merger agreement, on April 8, 2024, we entered into a Conversion and Cancellation Agreement (the “Conversion Agreement”) with Parent, Clarex Limited (“Clarex”) and Welland Limited (“Welland” and together with Clarex, the “Noteholders”). Pursuant to the Conversion Agreement, Clarex agreed to convert the entire principal amount of its $1,500,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Clarex Convertible Note”), and Welland agreed to convert the entire principal amount of its $1,000,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Welland Convertible Note” and together with the Clarex Convertible Note, the “Convertible Notes”), at least five business days prior to the record date for the Company shareholder meeting to approve and adopt the merger agreement. On May 2, 2024, Clarex and Welland converted their respective Convertible Notes.

The Clarex Convertible Note converted pursuant to its terms into (i) 1,500,000 shares of our common stock and (ii) warrants to purchase 1,125,000 shares of our common stock (the “Clarex Warrants”) at an exercise price of $1.35 per share, and the Welland Convertible Note converted pursuant to its terms into (i) 1,000,000 shares of our common stock and (ii) warrants to purchase 750,000 shares of our common stock (the “Welland Warrants” and together with the Clarex Warrants, the “Noteholder Warrants”) at an exercise price of $1.35 per share. Pursuant to the Conversion Agreement, all interest then outstanding under the Convertible Notes on the date of conversion was paid to the Noteholders in cash. Upon such conversions, neither we nor the Noteholders have any further rights, obligations or duties under the Convertible Notes.

Pursuant to the Conversion Agreement, the Noteholder Warrants shall be cancelled and terminated for no consideration effective immediately prior to the effective time of the merger; provided however, such cancellation and termination shall not be effective unless the closing of the merger occurs.

If the merger agreement is terminated pursuant to its terms, (i) each Noteholder will transfer the shares of common stock into which its Convertible Note converted to the Company and (ii) the Company will issue a new subordinated convertible promissory note (the “New Convertible Notes”) to each Noteholder on the same economic terms of the Convertible Notes, as applicable and to the extent permissible under applicable law. In addition, within five business days of the issuance of the New Convertible Notes, the Company will pay to each Noteholder the amount of interest that would have accrued under the applicable Convertible Note from the conversion date through the issuance of the New Convertible Notes.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Parent and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and authority;
•	our capitalization and indebtedness;
•	corporate power and authorization, execution, delivery and performance and the enforceability of the merger agreement;
•	the absence of conflicts with our organizational documents, with applicable law and with certain contracts, and the absence of creation of certain liens on our property or assets, in each case as a result of the delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;
•	the accuracy of information contained in registration statements, prospectuses, reports, forms, and other documents that we have filed with the SEC since January 1, 2021, and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, and the Sarbanes-Oxley Act of 2002 and, with respect to financial statements contained therein, preparation in conformity with GAAP applied on a consistent basis;
•	maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting;
•	the absence of liabilities, except for liabilities set forth on our December 31, 2023 balance sheet, liabilities incurred after December 31, 2023 in the ordinary course of business, liabilities incurred in connection with the transactions contemplated by the merger agreement, liabilities arising under executory contracts, and liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below);
•	the absence of undisclosed and affiliate transactions;

•	compliance with laws, orders, and permits;
•	environmental matters;
•	our employee benefits plans, employment law and labor matters;
•	the absence of certain changes and events since December 31, 2022, including the absence of changes that have had or would reasonably be expected to have a Material Adverse Effect on us, and since December 31, 2023, the absence of any action or agreement to take any action by us that would require the consent of Parent;
•	litigation, governmental investigations or other legal proceedings during the three years prior to the date of the merger agreement;
•	the filing of tax returns, status of unpaid taxes and other tax matters;
•	our employment and labor matters;
•	our owned and leased real property and personal property;
•	our intellectual property;
•	our material contracts;
•	product liability and regulatory matters
•	the board’s receipt of an opinion from Needham, which, as of the date of the merger agreement, had not been withdrawn, revoked or modified;
•	the absence of undisclosed broker’s, finder’s or financial advisor’s fees;
•	our compliance with state takeover statutes;
•	requisite shareholder approval;
•	insurance policies; and
•	our government contracts.

In addition, Parent and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and authority;
•	corporate power and authorization, execution, delivery and performance and the enforceability of the merger agreement;
•	the absence of conflicts with organizational documents, with applicable law and with certain contracts, and of creation of certain liens on the property or assets of Parent or Merger Sub, in each case as a result of the delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;
•	litigation or other legal proceedings;
•	the absence of undisclosed broker’s, finder’s or investment banker’s fees;
•	Parent’s ability to finance the merger;
•	operation and ownership of Merger Sub;
•	absence of ownership of Inrad common stock;
•	absence of agreements, except for the voting agreement and the Conversion Agreement, with any of our affiliates relating to the merger agreement or the merger; and
•	the solvency of Parent and the surviving corporation in the merger, after giving effect to the merger and the other transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by a Material Adverse Effect standard. Pursuant to the merger agreement, a “Material Adverse Effect” means, with respect to us, any change, effect, event, occurrence or development that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company taken as a whole, or (y) would reasonably be expected to prevent the consummation by the Company of the merger, excluding, however, in the case of clause (x), the impact of:

i.	changes or developments in domestic, foreign or global markets, including:

a.	changes or developments in or affecting the regional, domestic or any foreign securities, equity, credit, currency or financial markets, including supply chain disruptions and labor shortages;

b.	changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, including changes in inflation; and
c.	any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any domestic or foreign securities exchange or over-the-counter market;

ii.	changes or developments in domestic, foreign or global economic conditions generally
iii.	changes in legislative conditions or law or any changes or developments in the official interpretation or enforcement thereof by governmental entities;
iv.	changes in regional, domestic, foreign or global political or geopolitical conditions (including the outbreak or escalation of war or hostilities, military actions, acts of civil unrest, civil disobedience, protests, public demonstrations, insurrection, acts of terrorism), military activity, sabotage, national or international calamity or any other similar event, including any worsening of such conditions or events threatened or existing on the date of the merger agreement;
v.	or developments in the business conditions affecting the industries in which we operate;
vi.	epidemics, pandemics or disease outbreaks (including COVID-19), power outages, weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), or compliance by the Company with COVID-19 measures;
vii.	changes or proposed changes in GAAP or other accounting standards or any official interpretation or enforcement thereof;
viii.	the execution (or the process leading to the execution), announcement, or existence of, or performance under, the merger agreement or the transactions contemplated thereby, including any proceeding relating thereto or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement of the merger agreement or the identity of the parties to the merger agreement, or the performance of the merger agreement and the transactions contemplated thereby (provided that this exception shall not apply to any representation or warranty expressly addressing the announcement of the merger agreement or consummation of the transactions contemplated thereby), including compliance with the covenants set forth in the merger agreement;
ix.	any decline in the trading price or trading volume of the shares of our common stock or any change in the ratings or ratings outlook for the Company or the failure to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, guidance, budgets, forecasts, plans or estimates (provided, that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder);
x.	any action taken or omitted to be taken by the Company at the written request or consent of Parent;
xi.	any proceeding threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the merger agreement or the merger;
xii.	Parent’s or Merger Sub’s announcement or other public disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company; and
xiii.	the availability or cost of equity, debt or other financing to Parent or Merger Sub.

Except, in each of clauses (i) – (vii) above, to the extent that the related impact has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to companies of a similar size operating in the industries in which the Company conducts business, in which case the incremental disproportionate impact will be taken into account when determining whether a “Material Adverse Effect” has occurred.

Covenants Relating to the Conduct of Our Business

From April 8, 2024 until the earlier of the termination of the merger agreement or the effective time of the merger, except (i) as expressly permitted, contemplated or required by the merger agreement, (ii) as may be required by applicable law, (iii) with the prior written consent of Parent (which Parent has agreed to not unreasonably withhold, condition or delay), or (iv) for any action taken, or omitted to be taken, pursuant to any COVID-19 measure (subject to certain additional conditions), we have agreed to conduct our business in all material respects in the ordinary course of business and to use commercially reasonable efforts to preserve substantially intact our business organization (including the service of key employees) and maintain existing relations in all material respects with key customers, suppliers and other persons with whom we have significant relationships.

We have also agreed that, subject to certain exceptions, from April 8, 2024, until the earlier of the termination of the merger agreement or the effective time of the merger, we will not do any of the following without the prior written consent of Parent (which Parent has agreed to not unreasonably withhold, condition or delay):

•	amend, modify, waive, rescind, change or otherwise restate our certificates of incorporation or bylaws or other organizational documents;
•	split, combine or reclassify any of our capital stock, voting securities or other equity interests;
•	make, declare or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire, any shares of our capital stock or other equity or voting interest, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting interest, subject to certain exceptions;
•	grant any options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of our capital stock;
•	issue, sell or otherwise permit to become outstanding, transfer, or agree to issue, sell or otherwise permit to become outstanding, any of our equity securities, shares of our capital stock or securities convertible or exchangeable into, or exercisable for, any shares of our capital stock or any options, warrants, or other rights of any kind to acquire any shares of our capital stock or other securities, except pursuant to the due exercise, vesting and/or settlement of our options outstanding as of April 3, 2024, in accordance with their terms;
•	modify the terms of any shares of our capital stock or other equity or voting interest, other than with respect to our convertible notes as contemplated by the Conversion Agreement; or pledge or encumber any shares of our capital stock or other equity or voting interest;
•	incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (i) travel advances to employees in the ordinary course of business or (ii) additional indebtedness for borrowed money incurred by us not to exceed $100,000 in aggregate principal amount outstanding;
•	other than in accordance with contracts in effect on the date of the merger agreement that have been made available to Parent, mortgage or encumber any of our properties or assets having a value in excess of $25,000 individually or $100,000 in the aggregate;
•	other than in accordance with contracts in effect on the date of the merger agreement that have been made available to Parent, contracts entered into in the ordinary course of business for sales or dispositions of inventory or excess, obsolete or worn-out equipment in the ordinary course of business, sell, transfer, assign, lease, sublease, license, sublicense or otherwise dispose of any of our assets having a fair market value in excess of $600,000 individually or $1,000,000 in the aggregate, to any person (other than to us);
•	(i) other than in accordance with contracts in effect on the date of the merger agreement which have been made available to Parent, acquire for cash consideration any assets or equity interests of any other person or business of any other person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, or (ii) form, organize, or incorporate any subsidiary;
•	adopt, amend or terminate any employee benefit plans, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increases costs or obligations;
•	hire engage, terminate (other than for cause), or promote any employee, individual independent contractor or other non-employee service provider, except in the ordinary course of business to fill open positions or to replace an employee who departs after April 8, 2024 and in each case, provided that any such individual’s annual base compensation or annual fees does not exceed $100,000;
•	accelerate any rights or benefits under any employee benefit plan;
•	accelerate the time of vesting, funding or payment of any award under any employee benefit plan;
•	increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employee, director or other individual service provider, except for annual base salary or wage rate increases in the ordinary course of business and consistent with past practice that do not exceed 2% of annual base compensation of all employees in the aggregate or 5% of annual base compensation for any individual employee, determined as of April 8, 2024;

•	grant or promise to grant to any current or former officer, employee or other individual service provider of the Company any new or additional entitlement to (x) any bonus, loan, equity or equity-based, phantom equity, retention, change-of-control, deferred compensation, severance, termination or other similar compensation or benefits pay or (y) any payments or benefits triggered by a change in control or by the consummation of the merger;
•	(i) make, change, or rescind any material election relating to taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any proceeding relating to material income or other taxes or surrender any right to obtain a material income or other tax refund or credit, offset or other reduction in tax liability, (iii) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than, in each case, any such agreement (x) of which we are the sole party, or (y) entered into in the ordinary course of business and not primarily concerning taxes) or closing agreement with respect to any material income or other taxes, (iv) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment or (v) change any method of reporting a material amount of income or deductions for federal income tax purposes from those employed in the historical preparation of its federal income tax returns, except, in the case of (v),as is required by applicable law or GAAP;
•	institute any proceeding, or settle, release, waive, or compromise any pending or threatened proceeding for an amount equal to or in excess of $100,000 individually or $250,000 in the aggregate or on a basis that would result in the imposition of any writ, judgment, decree, settlement, agreement, award, injunction or similar order of any governmental entity that would restrict the future activity or conduct of us or Parent, or a finding or admission of a violation of law or violation of the rights of any person, other than with respect to monetary settlements only where the amount paid or to be paid by us is covered in full by insurance coverage maintained by us or not in excess of the amount, if any, reflected or reserved expressly and specifically with respect to such proceeding on our most recent balance sheet included in our SEC documents;
•	change in any material respect our methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any governmental entity or applicable law;
•	enter into, modify in any material respect, amend in any material respect, renew or terminate (other than any material contract that has expired in accordance with its terms in the ordinary course of business) any material contract or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder or abandon, cancel, waive or terminate any material permit;
•	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring with respect to the Company;
•	fail to use commercially reasonable efforts to maintain in effect the existing material insurance policies;
•	make any capital expenditures in excess of $100,000 in the aggregate;
•	enter into any material new line of business; or
•	agree to take any of the actions described in the foregoing.

Go-Shop Period; No Shop

Between the date of the merger agreement and continuing until 11:59 p.m. New York City time on May 8, 2024 (the “No-Shop Period Start Date”), we and our representatives have the right to:

i.	solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below), including by providing information (including non-public information and data) relating to us and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of us to any person (and its representatives, including potential financing sources of such person) that has entered into an acceptable confidentiality agreement; provided that we promptly provide Parent and Merger Sub (and their representatives, including financing sources) with commensurate access to any information or data that is provided to any person given such access that was not previously provided or made available to Parent and Merger Sub, substantially concurrently with the time such information or data is provided to such person (and in any event within 48 hours thereof); and

ii.	continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person (and their respective representatives, including potential financing sources of such person) regarding any acquisition proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an acquisition proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals or other proposals that could reasonably be expected to lead to acquisition proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an acquisition proposal or amendment to an acquisition proposal to be made confidentially to us or our board.

We must (x) notify Parent that we have entered into an acceptable confidentiality agreement within 48 hours of the execution thereof (provided that we will not be required to enter into an additional acceptable confidentiality agreement with any third party with whom we are party to a confidentiality agreement) and (y) provide Parent with written notice prior to continuing, entering into, engaging or otherwise participating in any discussions or negotiations described in clause (ii) above.

Pursuant to the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to:

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, or 25% or more of any class or series of company securities;
•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 25% or more of any class or series of capital stock of the Company;
•	any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; or
•	any combination of the foregoing.

No Shop. From the No-Shop Period Start Date until the earlier of the effective time of the merger and 5:00 p.m. Eastern Time on October 8, 2024 (or, if earlier, the valid termination of the merger agreement), except as expressly permitted by the merger agreement, we are required not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal;
•	knowingly encourage or participate in any discussions or negotiations regarding an acquisition proposal with, or furnish any nonpublic information relating to the Company to any person in connection with, or related to, any acquisition proposal, or afford any person access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company for the purpose of encouraging, inducing or facilitating an acquisition proposal;
•	approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal, or
•	enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to an acquisition proposal (except for an acceptable confidentiality agreement permitted under the merger agreement).

From after the No-Shop Period Start Date until the earlier of the effective time of the merger and October 8, 2024 (or, if earlier, the valid termination of the merger agreement), we will be required to enforce, and will not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to our board (or any committee thereof) and will use reasonable best efforts to enforce the provisions of any such agreement unless our board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (i) would prohibit the counterparty from making an acquisition proposal privately to our board and (ii) would be inconsistent with the board’s fiduciary duties to the shareholders of the Company under applicable law.

From the No-Shop Period Start Date until the earlier of the effective time of the merger and October 8, 2024 (or, if earlier, the valid termination of the merger agreement), we will and will cause our respective officers and directors, and will use our reasonable best efforts to cause our other representatives to, immediately:

•	cease and cause to be terminated any discussions or negotiations with any person and its representatives relating to any acquisition proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an acquisition proposal;
•	request the prompt return or destruction of all non-public information concerning the Company theretofore furnished to any such person with whom a confidentiality agreement with respect to an actual or potential acquisition proposal was entered into at any time within twelve months immediately preceding the No-Shop Period Start Date;
•	cease providing to any such person or its representatives any non-public further information with respect to the Company in connection with any actual or potential acquisition proposal; and
•	terminate all access granted to any such person and its representatives to any physical or electronic data room (or any other diligence access) in connection with any actual or potential acquisition proposal.

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by our shareholders, we may continue to engage in or otherwise participate in any discussions or negotiations with any Excluded Party (as defined below) (but only for so long as such person is and remains an Excluded Party (provided that if at any time a person ceases to be an Excluded Party, such person may thereafter never become an Excluded Party)), including with respect to any amended or modified acquisition proposal received from any Excluded Party following the No-Shop Period Start Date. An “Excluded Party” is any person or group of persons from which the Company first receives, after the execution of the merger agreement and at or prior to the No-Shop Period Start Date, a written acquisition proposal.

Superior Proposal. The merger agreement further provides that if, after the No-Shop Period Start Date, but prior to obtaining shareholder approval of the merger, we receive an acquisition proposal from a third party that was not received in response to, or as a result of, actions that breach our no-shop obligations under the merger agreement, we may contact the third party making such acquisition proposal solely to clarify the terms and conditions thereof (so long as such communications do not involve the provision of confidential information or substantive negotiations), to request that any acquisition proposal made orally be made in writing and/or to notify such person or group of persons or its or their representatives and financing sources of our non-solicitation obligations under the merger agreement. If our board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such acquisition proposal constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal and (ii) the failure to take the actions described in the list immediately below would be inconsistent with our board’s fiduciary duties under applicable law, we may:

•	engage in discussions or negotiations with the third party (including its representatives and potential equity and debt financing sources) with respect to such acquisition proposal; and
•	furnish nonpublic information to the third party making such acquisition proposal (and its representatives and potential equity and debt financing sources) only if, prior to so furnishing such information, (i) we have received from such person an acceptable confidentiality agreement and (ii) we have promptly provided to Parent and Merger Sub any information or data concerning us that is provided or made available to any such person (and in any event within 48 hours thereof) and that was not previously made available to Parent and Merger Sub.

Any contacts, disclosures, discussions or negotiations permitted pursuant to the merger agreement, including any public announcement that we or our board has made any determination to take or engage in such actions regarding such acquisition proposal from a third party, will not in and of themselves constitute an Adverse Company Board Recommendation Change (defined below) or otherwise constitute a basis for Parent to terminate the merger agreement, provided that in any such public announcement, our board expressly reaffirms the company board recommendation.

Pursuant to the merger agreement, a “superior proposal” means a bona fide acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased from 25% to 50%) that our board in good faith determines is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, timing, financing and other aspects thereof of and would, if consummated, result in a transaction that is more favorable from a financial point of view to our shareholders than the transactions contemplated by the merger agreement (x) after receiving the advice of a financial advisor and (y) after taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that our board considers in good faith relevant and any revisions to the merger agreement made or proposed in writing by Parent in accordance with the merger agreement prior to the time of such determination.

From and after the No-Shop Period Start Date until the earlier to occur of the termination of the merger agreement and the effective time of the merger, we are required to, as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if any acquisition proposal or any inquiries, offers, proposals or requests for information that could reasonably be expected to lead to an acquisition proposal are received by us or any of our representatives. Such notice must include (i) the identity of the person or group making such acquisition proposal or such inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such acquisition proposal or inquiry, offer, proposal or request, including, if applicable, complete copies of any written proposals or agreements delivered to us by such person or group making such acquisition proposal that identifies or sets forth any material terms or conditions thereof. Thereafter, we must keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of changes to the status and terms of any such acquisition proposal or proposals or offers (including any amendments thereto) and any changes to the status of any related discussions or negotiations.

Except as set forth in the merger agreement, prior to obtaining shareholder approval of the merger, our board is not permitted to make an “Adverse Company Board Recommendation Change,” meaning that it shall not do any of the following:

•	withhold, withdraw or fail to make when required by the merger agreement, or resolve or publicly propose to withhold, withdraw or fail to make when required by the merger agreement, the board’s recommendation or make any public statement or proposal inconsistent with the board’s recommendation;
•	qualify, amend or modify (or resolve or publicly propose to qualify or modify) the board’s recommendation in a manner adverse to Parent;
•	adopt, approve, recommend or publicly declare advisable an acquisition proposal other than the merger;
•	fail to include the board’s recommendation in the proxy statement for the shareholder meeting to approve and adopt the merger agreement;
•	if an acquisition proposal structured as a tender or exchange offer is commenced (or a material modification thereto is publicly disclosed), fail to publicly recommend against acceptance of such tender or exchange offer by the shareholders of the Company prior to the earlier of (x) three business days prior to the date of the shareholder meeting to approve and adopt the merger agreement (y) the tenth business day following the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or the fifth business day following public disclosure of such material modification, as applicable);
•	other than in connection with an acquisition proposal structured as a tender or exchange offer, fail to publicly reaffirm the board’s recommendation within five business days after Parent so requests in writing; provided that if Parent requests in writing such reaffirmation at least seven business days prior to the shareholder meeting to approve and adopt the merger agreement, by the date that is at least three business days prior to such meeting; or
•	resolve or publicly propose to take any action described in the foregoing clauses.

Except as set forth in the merger agreement, prior to obtaining shareholder approval of the merger, our board also may not authorize, approve, adopt or recommend, or propose to approve, adopt or recommend (publicly or otherwise) or cause or permit the Company to enter into an alternative acquisition agreement.

Notwithstanding the foregoing restrictions, if we receive any bona fide written acquisition proposal, at any time prior to shareholder approval of the merger, that does not result from a breach of our non-solicitation obligations under the merger agreement and that our board has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a superior proposal and that its failure to recommend that the board effect an Adverse Company Board Recommendation Change with respect to such acquisition proposal or terminate the merger agreement in order to enter into a definitive agreement with respect to such acquisition proposal, would be inconsistent with its fiduciary duties to our shareholders, our board may, at any time prior to shareholder approval of the merger, make an Adverse Company Board Recommendation Change with respect to such acquisition proposal or recommend any such acquisition proposal and terminate the merger agreement to enter into a definitive agreement with respect to such acquisition proposal, if all of the following conditions are met:

•	we have provided to Parent five business days’ prior written notice (the “Superior Proposal Notice Period”), of our intention to make an Adverse Company Board Recommendation Change or termination with respect to such superior proposal, the identity of the person or group making such acquisition proposal, the material terms and conditions of such superior proposal, the most current version of the proposed agreement under which superior proposal is to be consummated and all other relevant documents with respect to such superior proposal; and
•	if requested by Parent, we have been available to engage in good faith negotiations with Parent during the Superior Proposal Notice Period, and caused our representatives to engage in good faith negotiations with Parent’s representatives during such notice period to enable revisions to the terms of the merger agreement in such a manner that would eliminate the need for taking such action (and would cause such superior proposal to no longer constitute a superior proposal); and
•	following the Superior Proposal Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to in writing by Parent, if any, the board (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that such superior proposal continues to constitute a superior proposal; and
•	if our board determines to terminate the merger agreement pursuant to the foregoing, we pay the applicable Company Termination Fee (as defined below) to Parent prior to or concurrently with such termination.

Intervening Events. In addition, notwithstanding the foregoing restrictions, upon the occurrence of any intervening event (as defined below), our board may, at any time prior to shareholder approval of the merger, make an Adverse Company Board Recommendation Change with respect to the intervening event, if all of the following conditions are met:

•	we have provided to Parent five business days’ prior written notice (the “Intervening Event Notice Period”), describing the material details of the intervening event and our intention to effect an Adverse Company Board Recommendation Change;
•	if requested by Parent, we have been available to engage in good faith negotiations, and caused our representatives to engage in good faith negotiations with Parent’s representatives, with Parent during the Intervening Event Notice Period in order to enable revisions to the terms of the merger agreement so that the failure to make an Adverse Company Board Recommendation Change would no longer be inconsistent with our directors’ exercise of their fiduciary duties under applicable law; and
•	the board has determined in good faith, after consultation with our financial advisors and outside legal counsel, that the failure to make an Adverse Company Board Recommendation Change would be inconsistent with our directors’ fiduciary duties under applicable law.

Pursuant to the merger agreement, “intervening event” means material change, event, effect, development or circumstance occurring or becoming known that (i) was not known or reasonably foreseeable to our board on the date of the merger agreement (or, if known by the board, the consequences of which were not known or reasonably foreseeable by the board as of the date of the merger agreement) and (ii) does not relate to (a) any acquisition proposal or any matter relating thereto, (b) changes in our stock price, in and of itself (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an intervening event), (c) any breach by us of the merger agreement (d) the mere fact, in and of itself, that we meet or exceed any internal or published financial projections or forecasts for any period ending on or after the date of the merger agreement (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an intervening event) or (e) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

Shareholders Meeting

Subject to the provisions described under “Go-Shop Period” above, the merger agreement requires us, as soon as reasonably practicable, to take all action necessary to duly call, give notice of, convene and hold a meeting of our shareholders to vote to approve and adopt the merger agreement and to use our reasonable best efforts to solicit proxies to obtain the shareholder approval of the merger agreement.

Nothing prevents us from postponing or adjourning the special meeting if (i) there are holders of an insufficient number of shares present or represented by proxy at the special meeting to constitute a quorum at the special meeting or to approve and adopt the merger agreement, (ii) we are required to postpone or adjourn the special meeting by applicable law, order or a request from the SEC or (iii) there has been an Adverse Company Board Recommendation Change.

Takeover Statutes

If any Takeover Statute (defined below) becomes, or purports to be, applicable to us, the merger agreement, the merger or any other transactions contemplated by the merger agreement, we and Parent and our respective boards of directors will grant such approvals and take such actions as are reasonably necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on us, the merger, and the other transactions contemplated by the merger agreement.

Pursuant to the merger agreement, a “Takeover Statute” means any state “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover law, including the New Jersey Shareholders Protection Act statutes set forth in Section14A:10A-1 et seq. of the NJBCA.

Publicity

Neither we nor Parent will issue or cause the publication of any press release or other public announcement with respect to the merger agreement or the transactions contemplated by the merger agreement without the prior consent of the other party, unless (i) such statements are (a) required by applicable law or stock exchange rules (after prior consultation, to the extent practicable in the circumstances) or (b) not inconsistent with previously made joint statements, or (ii) the press release or other public announcement (a) relates to an acquisition proposal, a superior proposal, an Adverse Company Board Recommendation Change or an intervening event, (b) relates to a dispute between the parties regarding the merger agreement or the transactions contemplated thereby or (c) relates to any communications made by Parent, its affiliates or their respective representatives to the providers of debt financing to Parent and its affiliates or any actual or prospective limited partners or other actual or prospective debt or equity investors of Parent or any of its affiliates in connection with their fundraising and reporting activities in the ordinary course of their respective businesses.

Indemnification and Insurance

The merger agreement requires that for six years from and after the effective time of the merger, the surviving corporation and Parent will indemnify and hold harmless all of our and past and present directors and officers (including as a fiduciary with respect to an employee benefit plan) (collectively, together with such Persons’ heirs, executors and administrators “Covered Persons”) to extent provided in our certificate of incorporation and bylaws or in any agreement between us a Covered Person (the “Existing Indemnification Arrangements”) against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) the fact that any Covered Person is or was prior to the effective time of the merger a director, officer, employee or agent of the Company; (ii) any action or omission, or alleged action or omission, prior to the effective time of the merger in such Covered Person’s capacity as a director, officer, employee or agent of the Company, or taken at the request of the Company (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the effective time of the merger); and (iii) the merger, as well as any actions taken prior to the effective time of the merger by the Company, Parent or Merger Sub with respect thereto.

In addition, the merger agreement provides that, for not less than six years from and after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the effective time of the merger than are set forth in the respective certificate of incorporation, bylaws or other organizational document of the Company as in effect as of the date of the merger agreement.

The merger agreement provides that we purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement and full prior acts coverage for all acts or omissions taking place before the tail becomes effective; provided that the Company shall not pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the “tail” policy, but in such case shall purchase as much coverage as reasonably practicable for such amount

Finally, the merger agreement provides that, in the event that Parent or the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in the applicable indemnification provisions of the merger agreement.

Transaction Litigation

Each party must promptly (and in any event, within two business days of receiving notice thereof) notify the other parties to the merger agreement in writing of any shareholder litigation or proceedings brought or threatened in writing against it or its directors or executive officers or other representatives relating to the merger agreement, the merger and/or the other transactions contemplated by the merger agreement and will keep the other parties to the merger agreement informed on a reasonably current basis with respect to the status thereof. Each party must give the other parties thereto the opportunity to participate in (but not control) the defense or settlement of any shareholder litigation or proceeding against it and/or its directors or executive officers or other representatives relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement and must give due consideration to such other parties’ advice with respect to such litigation or proceeding.

Conditions to the Merger

Our and Parent’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our shareholders’ approval and adoption of the merger agreement; and
•	the absence of any law, injunction or order enacted, entered, promulgated, or enforced by any governmental entity which prohibits, enjoins or makes illegal the consummation of the merger and the transactions contemplated by the merger agreement.

In addition, the obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of our representations and warranties in the merger agreement;

•	our performance and compliance, in all material respects, with all covenants under the merger agreement that are required to be performed by us prior to the consummation of the merger;
•	receipt of an officer’s certificate certifying as to the satisfaction of the two conditions described immediately above;
•	receipt of a certificate from us to the effect that interests in the Company are not U.S. real property interests for purposes of Treasury Regulations Section 1.1445-2(c), together with a notice to the Internal Revenue Service under Treasury Regulations Section 1.897-2;
•	the conversion of all the Convertible Notes, and cancellation of all Company Warrants, in each case as contemplated by the Conversion and Cancellation Agreement; and
•	there not having occurred a “Material Adverse Effect.”

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the truth and correctness, subject to certain materiality exceptions, of the representations and warranties of Parent and Merger Sub in the merger agreement; and
•	the performance and compliance, in all material respects, by Parent and Merger Sub of their respective covenants under the merger agreement that are required to be performed by them prior to the consummation of the merger.

Neither we, Parent nor Merger Sub can provide assurance that all of the conditions of the merger will be satisfied or waived by the party permitted to do so.

Financing

The consummation of the merger is not subject to any financing condition.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us and Parent.
•	by either us or Parent upon written notice to the other party if:

o	the merger has not been consummated by 5:00 p.m. Eastern Time on October 8, 2024, provided that such right to terminate shall not be available to a party if the failure of the merger to be consummated by such date shall be due to the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;
o	a final and nonappealable order by a governmental entity has been issued permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger; provided (i) that the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate has used such reasonable best efforts as may be required under the merger agreement to prevent, oppose and remove such restraint, injunction or other prohibition and (ii) that such right to terminate shall not be available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such party to perform in any material respect of any of its obligations under the merger agreement or if such party failed to comply with its no-shop obligations(if applicable); or
o	the required vote of shareholders to approve and adopt the merger agreement is not obtained at the meeting of our shareholders where such vote is taken.

•	by Parent:

o	if we breach any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the obligations of Parent and Merger Sub to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement, would not be satisfied and such breach is incapable of being cured by October 8, 2024, or, if curable, Parent has given us at least 30 days written notice and the opportunity to cure such breach prior to October 8, 2024;provided that Parent will have not have such right to terminate if Parent or Merger Sub are in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to our obligations to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement could not then be satisfied; or; or
o	prior to the approval and adoption of the merger agreement by our shareholders, if our board shall have made an Adverse Company Board Recommendation Change.

•	by us, if:

o	Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement such that the conditions to our obligations to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement would not be satisfied and such breach is incapable of being cured by October 8, 2024, or, if curable, we have given Parent at least 30 days written notice and the opportunity to cure such breach prior to October 8, 2024; provided that we will have not have such right to terminate if we are in material breach of any of our representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to Parent’s and Merger Sub’s obligations to effect the merger described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 66 of this proxy statement could not then be satisfied; or
o	prior to the adoption of the merger agreement by our shareholders, if our board authorizes us, in compliance with the “no solicitation” provisions of the merger agreement, to accept a superior proposal, provided that we pay to Parent the termination fee described below.

Expenses; Termination Fee

In general, all costs and expenses incurred by a party to the merger agreement will be paid by the party incurring such expenses; provided that (i) we will pay all filing fees required to be paid to the SEC with respect to, and all printing and mailing costs for, the Proxy Statement, and (ii) all transfer, documentary, sales, use, stamp, registration and other such taxes imposed with respect to the transfer of shares pursuant to the merger, except for any taxes related to prior transfers of shares not registered in our transfer or stock records, will be borne by Parent or Merger Sub. However, if the merger agreement is terminated in certain circumstances described below, we will be required to pay to Parent a termination fee.

The merger agreement obligates us to pay to Parent a termination fee of $1,173,544 (the “Company Termination Fee”) if the merger agreement is terminated:

•	by us to accept a superior proposal;
•	by Parent upon an Adverse Company Board Recommendation Change prior to the approval and adoption of the merger agreement by our shareholders; or
•	in certain other specified circumstances where we enter into an alternative acquisition within twelve months after termination of the merger agreement.

Amendment and Waiver

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, Parent and Merger Sub; provided, that after our shareholder approval has been obtained, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to such approval.

Specific Performance

The parties to the merger agreement agreed that they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce and specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The merger agreement is governed by the laws of the State of New Jersey.

VOTING AGREEMENT

The following is a summary of the material terms of a voting agreement entered into in connection with the execution of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of such agreement, a copy of which is included as Annex B to this proxy statement. You should carefully read the complete text of the voting agreement.

In connection with the Company, Parent and Merger Sub entering into the merger agreement, each of the current executive officers and directors of the Company (solely in their capacity as shareholders of the Company) and each of the Noteholders (as defined below) (together, the “Supporting Stockholders”) entered into a voting agreement (the “voting agreement”) with Parent on April 8, 2024. Pursuant to the voting agreement, in the absence of an Adverse Company Board Recommendation Change, each of the Supporting Stockholders agreed to vote his, her or its shares of common stock (i) in favor of the approval and adoption of the merger agreement and (ii) against any alternative acquisition proposal other than the merger, any change in our board, and any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the merger or the other transactions contemplated by the merger agreement, and not to transfer the shares beneficially owned by such Supporting Stockholder during the pendency of the merger. The Supporting Stockholders own in the aggregate approximately 40% of the outstanding shares of common stock as of May 3, 2024. The voting agreement terminates upon, among other things, the termination of the merger agreement or the making of an Adverse Company Board Recommendation Change.

ABSENCE OF DISSENTERS’ RIGHTS

The NJBCA provides that in some mergers involving a New Jersey corporation, a shareholder who complies with statutory requirements has the right to receive, instead of the merger consideration, cash for each of the shareholder’s shares in an amount equal to the fair value of each share as of the day prior to the shareholder meeting approving the merger. If the corporation and the shareholder are unable to agree upon the fair value of the shares, then the fair value will be appraised by the New Jersey Superior Court. However, this right to appraisal is not available under the NJBCA to holders of Inrad’s common stock in connection with the merger.

Section 14A:11 of the NJBCA provides that shareholders do not have a right to dissent from any plan of merger with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders or (2) for which, pursuant to the plan of merger, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities. Accordingly, shareholders will not be entitled to exercise any such dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement. If the merger agreement is approved and the merger is completed, holders of common stock who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will be converted automatically into the right to receive the merger consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of May 3, 2024 (unless otherwise noted) by:

•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or warrants held by such person that are currently exercisable or will become exercisable within 60 days of May 3, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Common Stock (2)
Named Executive Officers and Directors
William J. Foote	155,993	(3)	*
Luke P. LaValle, Jr. (4)	76,666	(5)	*
Dennis G. Romano	76,666	(6)	*
N.E. Rick Strandlund	76,666	(7)	*
Jan M. Winston	76,666	(8)	*
Amy Eskilson	450,358	(9) (16)	2.6%
George Murray	255,305	(10)	1.5%
Theresa Balog	94,888	(11) (16)	*

All Directors and Executive Officers as a group (8 persons)	1,263,208	(12)	7.2%

5% Stockholders:
Clarex Ltd. & Welland Ltd. Bay Street and Rawson Square P.O. Box N 3016 Nassau, Bahamas	8,491,914	(13)	45.6%

Emancipation Management LLC 165 Main Street, Suite F, P.O. Box 336 Fishkill, NY 12524	3,558,702	(14)	21.2%

Minerva Advisors LLC 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	999,435	(15)	6.0%

Inrad Optics, Inc. Employees 401(k) Plan	988,742	(16)	5.9%

Amy Eskilson, as Trustee

*	Less than 1%

(1)	Unless noted otherwise above, the address of all listed shareholder is 181 Legrand Avenue, Northvale, NJ 07647.
(2)	Percentage ownership is based on 16,767,642 shares of common stock issued and outstanding as of May 3, 2024, plus any shares issuable upon exercise of options or warrants that are exercisable with 60 days of May 3, 2024, held by such shareholder.
(3)	Including 101,666 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, 22,162 shares owned, and 32,165 shares allocated to Mr. Foote in the Inrad Optics, Inc. 401(k) Plan over which he has voting and dispositive power.
(4)	Mr. LaValle, Jr. passed away on April 30, 2024.
(5)	Including 66,666 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, and 10,000 shares owned.
(6)	Including 66,666 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, and 10,000 shares owned.
(7)	Including 66,666 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, and 10,000 shares owned.
(8)	Including 66,666 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, and 10,000 shares owned.
(9)	Including 268,333 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, 65,000 shares owned, and 117,025 shares allocated to Ms. Eskilson in the Inrad Optics, Inc. 401(k) Plan over which she has voting and dispositive power.
(10)	Including 130,000 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, 21,000 shares owned, and 104,305 shares allocated to Mr. Murray in the Inrad Optics, Inc. 401(k) Plan over which he has voting and dispositive power.
(11)	Including 80,000 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024, and 14,888 shares allocated to Ms. Balog in the Inrad Optics, Inc. 401K Plan over which she has voting and dispositive power.
(12)	Including 846,663 shares issuable upon exercise of options exercisable within 60 days of May 3, 2024.
(13)	Includes 1,875,000 shares issuable upon exercise of warrants.
(14)	These figures are based upon information set forth in Schedule 13G filed on January 31, 2024, on behalf of the following reporting persons:
Emancipation Management LLC (a)
Circle N Advisors, LLC (a)
Charles Frumberg (a)
(a) Each of these reporting persons is deemed a beneficial owner of 3,558,702 shares of Inrad Optics, Inc. held by Emancipation with shared investment power but no voting power with respect to these 3,558,702 shares.
(15)	These figures are based upon information set forth in Schedule 13G filed February 9, 2024, on behalf of the following reporting persons:
Minerva Advisors LLC (a)
Minerva Group, LP (a)
Minerva GP, LP
Minerva GP, Inc. (a)
David P. Cohen (a)
(a) Each of these reporting persons is deemed a beneficial owner of 999,435 shares of Inrad Optics, Inc. held by Minerva Group, L.P. with both investment power and voting power with respect to these 999,435 shares.
(16)	These figures are based upon information provided by Amy Eskilson and Theresa Balog, Trustees of the 401(k) Plan. Ms. Eskilson and Ms. Balog, as trustees of the 401(k) Plan, share voting power with respect to the shares held by the 401(k) Plan but do not have dispositive power over such shares. Ms. Eskilson and Ms. Balog disclaim beneficial ownership of the shares held by the 401(k) Plan, except to the extent of the shares allocated to them in the 401(k) plan in their individual capacities, and such shares are not reflected in the amounts of shares listed as being beneficially held in them in individual capacities in this table.

FUTURE SHAREHOLDER PROPOSALS

Our most recent annual meeting of shareholders was held on September 14, 2023. If the merger is consummated, we do not expect to hold an annual meeting of shareholders in 2024. If the merger is not consummated, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2024 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. If the 2024 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2024 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act, as described below.

If the 2024 annual meeting of shareholders is held, shareholders who wished to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2024 annual meeting of shareholders were required to submit proposals to the Company that are received by us on or before the close of business on April 12, 2024, which is 120 days prior to the one-year anniversary of the mailing date of Inrad’s proxy statement for its annual meeting of shareholders held on September 14, 2023, unless the date of the 2024 annual meeting of shareholders is changed by more than 30 days from the anniversary of our 2023 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals to be included in the proxy statement.

Any proposals should be mailed to:

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Attn: Theresa Balog, Chief Financial Officer and Secretary

In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 16, 2024, which is 60 days prior to the one-year anniversary of the preceding year’s annual meeting, unless the date of the 2024 annual meeting of shareholders changes by more than 30 days from the anniversary of the 2023 annual meeting of shareholders, in which case, notice must be provided by the later of 60 days prior to the date of the 2024 annual meeting of shareholders or the 10th day following the date on which public disclosure of the date of such meeting is first made by us.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single proxy statement to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. We would deliver only one proxy statement to multiple shareholders who share an address unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement and Annual Report, contact Inrad Optics, Inc., 181 Legrand Avenue, Northvale, NJ 07647, Attn: Theresa Balog, Chief Financial Officer and Secretary. If you and other residents at your mailing address are registered shareholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that we eliminate these duplicate mailings. To request the elimination of duplicate copies, please contact Inrad Optics, Inc., 181 Legrand Avenue, Northvale, NJ 07647, Attn: Theresa Balog, Chief Financial Officer and Secretary, (201) 767-1910.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov and our website, www.inradoptics.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we filed with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	Our 2023 Annual Report on Form 10-K, filed on March 28, 2024; and
•	Our Current Report on Form 8-K, filed on April 9, 2024.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We will provide without charge to each person, including any beneficial owner of our common stock to whom a proxy statement is delivered, on written or oral request of that person, a copy of all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to:

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Attn: Theresa Balog, Chief Financial Officer and Secretary

(201) 767-1910

We have not authorized anyone to give you any information or to make any representation about the proposed merger or us that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

Agreement and plan of mergeR

by and among

INRAD OPTICS, INC.,

LUXIUM SOLUTIONS, LLC

and

INDIGO MERGER SUB, INC.

Dated as of April 8, 2024

A-i

A-ii

A-iii

EXHIBITS:

Exhibit A - Form of Voting Agreement
Exhibit B - Form of Conversion and Cancellation Agreement
Exhibit C - Amendments to Certificate of Incorporation

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2024, is by and among Inrad Optics, Inc., a New Jersey corporation (the “Company”), Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and Indigo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the New Jersey Business Corporation Act (the “NJBCA”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent;

WHEREAS the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and the Merger in accordance with the NJBCA and (ii) subject to Section 5.4, resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Specified Stockholders is entering into a Voting Agreement with Parent, in the form attached hereto as Exhibit A (each, a “Voting Agreement”);

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, and have (together with Parent in its capacity as the sole stockholder of Merger Sub) authorized Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, holders of all of the Company Convertible Notes (as defined below) have entered into an agreement in the form attached hereto as Exhibit B (the “Conversion and Cancellation Agreement”) with the Company, pursuant to which such holders have agreed, among other things, (i) to convert, prior to the record date of the Stockholders’ Meeting (as defined below), all of the Company Convertible Notes into Shares and Company Warrants (as such terms are defined below) in accordance with the Company Convertible Notes and (ii) agree that the Company Warrants so issued in such conversion would be cancelled and terminated for no consideration immediately prior to the Effective Time (as defined below), in each case upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1            The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The effects of the Merger shall be as provided in the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.2            Closing. The closing of the Merger (the “Closing”) shall take place, (i) at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable, but no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions), or (ii) at such other place, date and time as the Company and Parent may agree in writing; provided that, without the prior written consent of Parent, the Closing shall not occur prior to June 28, 2024. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3            Effective Time. At a time mutually agreed by Parent and the Company after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions) and in connection with the Closing, the Company shall file with the Department of the Treasury of the State of New Jersey a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the NJBCA in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Department of the Treasury of the State of New Jersey or at such later time as may be agreed between the parties and specified in the Certificate of Merger, (such time is hereinafter referred to herein as the “Effective Time”).

Section 1.4            Organizational Documents of the Surviving Corporation.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended in the form attached as Exhibit C hereto, shall be amended and restated to be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law (subject to Section 5.11).

(b)          At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Inrad Optics, Inc.” until further amended in accordance with the provisions thereof and applicable Law (subject to Section 5.11).

Section 1.5            Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.6            Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities:

(a)          Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be automatically converted into the right to receive the Per Share Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in Section 2.4. All of the Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of Shares represented by a certificate (a “Certificate”) or Shares represented by book-entry form (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any such Shares, shall thereafter cease to have any rights with respect to such Shares except the right to receive the Per Share Merger Consideration into which the Shares have been converted.

(b)          Cancellation of Parent, Merger Sub and Company Owned Shares. Each Share that immediately prior to the Effective Time is held in treasury by the Company or is owned by the Company (but excluding, for the avoidance of doubt, any Shares held by the Company or any Company Benefit Plan or trust related thereto, other than Shares reserved for issuance under any of the Company Equity Award Plan), or Parent or Merger Sub or any Subsidiary thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)          Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall evidence the number of shares of common stock of the Surviving Corporation into which such shares have been so converted, until the same are surrendered for cancellation and exchange.

Section 2.2            Treatment of Company Equity Awards.

(a)          Treatment of Company Options.

(i)          At the Effective Time, each option award in respect of Shares granted under any Company Equity Award Plan “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, that is an In-the-Money Option, shall fully vest and shall be cancelled and converted automatically into the right to receive, an amount in cash, without interest, equal to the product of (i) the amount by which the Per Share Merger Consideration exceeds the exercise price per Share of such In-the-Money Option and (ii) the total number of Shares subject to such In-the-Money Option, net of applicable withholding, which amounts shall be paid (x) to holders of In-the-Money Options who are current employees of the Company or former employees of the Company who held the applicable In-the-Money Options while employed, through the Surviving Corporation’s payroll system or (y) to other holders of In-the-Money Options in accordance with the Surviving Company’s standard practices for amounts payable to non-employee service providers, in either case, on the next regularly scheduled payment date that is no earlier than five (5) Business Days after the Effective Time. At the Effective Time, each Company Option that is not an In-the-Money Option shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

(ii)          Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to (A) effectuate the provisions of Section 2.2(a)(i) and (B) terminate each Company Equity Award Plan as of the Effective Time. Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or any other awards under any Company Equity Award Plan.

(iii)          As promptly as practicable after the Effective Time, Parent shall cause a cash payment to be made to the Surviving Corporation in immediately available funds sufficient to permit the Surviving Corporation to make or cause to be made all of the payments required under Section 2.2(a)(i) to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

Section 2.3            Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Per Share Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.4            Exchange of Certificates.

(a)          Appointment of Paying Agent. Prior to the Closing, Parent shall appoint American Stock Transfer & Trust Company LLC to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration pursuant to Section 2.1(a) and shall enter into a paying agent agreement acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)          Deposit of Aggregate Per Share Merger Consideration. Promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares, cash sufficient to pay the aggregate Per Share Merger Consideration (such aggregate Per Share Merger Consideration and any proceeds thereon, the “Payment Fund”).

(c)          Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (i) a letter of transmittal (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration.

(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Shares may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Per Share Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.4(i), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration in accordance with the terms of this Agreement.

(f)          No Further Ownership Rights in Shares. The Per Share Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares.

(g)          Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(h)          Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Parent in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-I or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.1; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.1 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.1, to the extent not already paid. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(i)          Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the one (1)-year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore surrendered its Shares in accordance with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Per Share Merger Consideration.

(j)          No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)          Withholding. The Paying Agent, the Company, Parent and Merger Sub (and their respective Affiliates or agents), as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that such amounts are so deducted or withheld and paid over to the relevant Governmental Entity within the time and in the manner required by applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company on or after January 1, 2022 (excluding any disclosures set forth solely in any “risk factors” section, any “forward-looking statements” and any other non-specific, predictive or primarily forward-looking disclosure, other than historical facts included therein); provided that nothing disclosed in the Company SEC Documents shall be deemed to modify the representations and warranties set forth in Section 3.1, Section 3.2, clause (b) of Section 3.10, Section 3.18 or Section 3.19 or (b) as disclosed in the corresponding section or subsection of the letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Letter”); the Company represents and warrants to Parent as follows:

Section 3.1            Organization. The Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Organizational Documents, and the Company is not in violation of the Company Organizational Documents in any material respect.

Section 3.2            Capital Stock and Indebtedness.

(a)          The authorized capital stock of the Company consists of 60,000,000 Shares and 1,000,000 shares of preferred stock, without par value (the “Preferred Shares”). As of April 3, 2024 (the “Capitalization Date”), (i) 14,250,975 Shares were issued and outstanding (not including shares held in treasury) and no Preferred Shares were issued or outstanding, (ii) 4,600 Shares were held in treasury, (iii) 1,092,667 Shares were underlying outstanding Company Options, (iv) 3,610,000 Shares were reserved for issuance pursuant to future grants under the Company Equity Award Plans, (v) the Company Convertible Notes were convertible into 2,500,000 Shares and Company Warrants to purchase 1,875,000 Shares and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. No Shares, Preferred Shares or Company Equity Awards have been issued since the Capitalization Date through the date of this Agreement. All outstanding Shares are, and all Shares reserved for issuance as noted in clause (iv) above or to be issued on conversion of the Company Convertible Notes or exercise of the Company Warrants as noted in clause (v) above shall be, when issued in accordance with the terms of the applicable Company Equity Award Plan, Company Convertible Note or Company Warrant, as the case may be, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Each Company Option (x) has been granted in compliance in all material respects with all applicable securities laws and the applicable Company Equity Award Plans and other applicable Contracts and (y) does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Securities under any Company Equity Award Plan, and the Company has not issued any Shares, except for issuances in satisfaction of the vesting, settlement or exercise (in each case, pursuant to their respective terms) of any Company Equity Awards that were, in each case, outstanding as of the close of business on the Capitalization Date. Section 3.2(a) of the Company Disclosure Letter lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including the holder, exercise price, expiration date and grant date thereof and the number of vested and unvested Shares subject thereto.

(b)          Except as set forth in Section 3.2(a), (i) as of the Capitalization Date, there were not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, or make any payment in respect of, any Company Securities and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (1) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (2) granting any preemptive rights, registration rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Shares of the Company. Other than the Company Convertible Notes, the Company has no outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter.

(c)          The Company does not have any Subsidiaries or own any Equity Interest or ownership interest (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person), whether direct or indirect, in any Person. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in any Person. MRC Precision Metal Optics, Inc., a Florida corporation and prior Subsidiary of the Company, was dissolved on September 26, 2014, and since that date it has not (i) conducted any operations, activities or transactions, (ii) been a party to any contracts, or (iii) had any assets or liabilities. The corporate status of Laser Optics Holdings, Inc., a New Jersey corporation and prior Subsidiary of the Company, was revoked on May 16, 2007, and since that date it has not (i) conducted any operations, activities or transactions, (ii) been a party to any contracts, or (iii) had any assets or liabilities.

Section 3.3            Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval having been obtained, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval having been obtained and the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, the Company Board has not rescinded, modified or withdrawn the Company Board Recommendation in any way. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally, equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b)          The execution, delivery and performance of this Agreement by the Company, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder, including the filing of the Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby, and (iii) requirements under applicable state securities Laws or “blue sky” Laws, (clauses (i) – (iii), collectively, the “Transaction Approvals”), and (iv) such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

(c)          Except as set forth in Section 3.3(c) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement does not and, assuming the Transaction Approvals are obtained, will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of (with or without notice or lapse of time, or both), any Contract to which the Company is a party or by which it or any of its properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4            Reports and Financial Statements.

(a)          The Company has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed therewith and any other document or information required to be incorporated therein) required to be filed or furnished by it with the SEC prior to the date hereof and since January 1, 2021 (the “Company SEC Documents”). As of their respective dates and, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with, and all forms, reports, schedules, statements, certifications, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed therewith and any other document or information required to be incorporated therein) required to be filed or furnished by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects with, the applicable requirements of the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents, (i) do or will, as applicable, fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), (ii) were or will be, as applicable, prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q and Regulation S-X under the Securities Act) applied on a consistent basis during the periods involved (except as may be specifically indicated therein or in the notes thereto) and (iii) have been or will be, as applicable, prepared from the books and records of the Company, which have been maintained in accordance with GAAP. Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(c)          The Company is not required to comply with any listing requirements.

Section 3.5            Internal Controls and Procedures.

(a)          The Company has established and maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company maintains, and at all times since January 1, 2021, has maintained, disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company required to be disclosed in the Company’s periodic reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act and to enable the Company’s management to make the certifications required pursuant to the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There are no “material weaknesses” or “significant deficiencies” (as each term is defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company; or (b) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(b)          There are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, none of the Company SEC Documents is (to the Knowledge of the Company) the subject of ongoing SEC review, and there are no formal internal investigations or inquiries or investigations by the SEC or other Governmental Entities that are pending or, to the Knowledge of the Company, threatened, in each case related to any accounting practices of the Company. Since January 1, 2021, (i) none of the Company or any of its Representatives has received any material bona fide complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or to the Company’s chief legal officer or chief executive officer.

Section 3.6            No Undisclosed Liabilities; Related Party Transactions.

(a)          There are no liabilities of the Company that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, except for (i) liabilities that are specifically and adequately reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the annual period ended December 31, 2023 (including the notes thereto), (ii) liabilities arising in connection with the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course of business since December 31, 2023, (iv) liabilities arising under executory Contracts (other than liabilities with respect to the breach thereof by the Company, and (v)  liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except as disclosed in Section 3.6(b) of the Company Disclosure Letter, the Company is not a party to or bound by (and no assets, rights or properties of the Company are bound by) any Contract, arrangement or transaction with (i) any Affiliate (except for the Company), including any director, manager or officer, of the Company, (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Shares or (iii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, whether or not required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

Section 3.7            Compliance with Law; Permits.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is, and since January 1, 2022 has been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, common law, rules, regulations, standards, judgments, Orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of Governmental Entities (collectively, “Laws” and each, a “Law”). Since January 1, 2022, the Company has not received any written notice or other written communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company is in compliance with all Permits, (ii) there are no, and since January 1, 2022 have been no, Proceedings pending or, to the Knowledge of the Company, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit, and (iv) the Company has not received any written notice alleging any noncompliance with, or violation of, any such Permit, notifying the Company of the revocation or withdrawal of any such Permit or imposing any material condition, limitation, modification, amendment of any such Permit.

(c)          None of the Company or any of its directors, officers or employees or, to the Company’s Knowledge, agents and other Persons acting on behalf of the Company, has since January 1, 2019, directly or indirectly, (i) made, promised, offered or authorized any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials, representatives or employees or to foreign or domestic political parties, candidates or campaigns; or (iii) otherwise violated or is in violation of applicable Bribery Legislation. The Company has implemented and maintained policies and procedures reasonably designed to promote and achieve compliance with all applicable Bribery Legislation.

(d)          The Company is and has in the last five (5) years (i) been in compliance with all applicable import/customs, export control, antiboycott and economic sanctions Laws, including without limitation the Export Administration Regulations, the International Traffic in Arms Regulations, the customs regulations administered by U.S. Customs and Border Protection, the trade and economic sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and all similar Laws in all other countries in which the Company conducts business (except to the extent inconsistent with U.S. law) (collectively, “Trade Control Laws”), (ii) implemented and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Trade Control Laws and Sanctions and (iii) not engaged in any unlawful transaction or dealing with or involving a Sanctioned Country or Sanctioned Person. Without limiting the foregoing, the Company has obtained, and is in compliance with, all necessary import and export licenses and other necessary consents, authorizations, waivers, approvals and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity, and has met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export, reexport or transfer of products, services, software or technology, and (ii) releases of technical data, software or technology to foreign nationals, wherever located, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, there are no pending or, to the Company’s Knowledge, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future inquiries, investigations, enforcement actions, voluntary disclosures or other claims, with respect to Bribery Legislation or Trade Control Laws.

(e)          No representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in any other section of this Article III, including in respect of environmental, Tax, employee benefits or labor matters.

Section 3.8            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is and for the past three (3) years has been, in compliance with applicable Environmental Laws, and has all Environmental Permits necessary for the conduct and operation of its business as presently conducted, (b) since January 1, 2022, the Company has not, to the Company’s Knowledge, received any written notice, demand, letter, information request or claim alleging that the Company is in violation of, or liable under, any Environmental Law, which was received since January 1, 2022 or the subject of which remains unresolved, (c) the Company is not subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and (d) to the Company’s Knowledge, no release of Hazardous Materials has occurred as a result of the Company’s operations or at real property in an amount, manner or concentration that has resulted, or would reasonably be expected to result, in liability to the Company under Environmental Law. The representations and warranties contained in this Section 3.8 are the sole and exclusive representations of the Company with respect to Environmental Laws or Environmental Permits.

Section 3.9            Employee Benefit Plans.

(a)          Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document and any amendments thereto; (ii) the most recent related trust agreement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the most recent non-discrimination testing results; and (vii) all material non-routine correspondence to and from any governmental agency in the past three (3) years.

(b)          Except (i) as set forth in Section 3.9(b) of the Company Disclosure Letter or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, all contributions required to be made to any Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made, (y) there are no pending or, to the Knowledge of the Company, threatened in writing claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits or investigations by a Governmental Entity in each case with respect to any Company Benefit Plan, which have been asserted or instituted, and (z) neither the Company nor any current or former employee or manager thereof, nor, to the Knowledge of the Company, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service or may rely on a favorable opinion letter from the U.S. Internal Revenue Service on the form of such Company Benefit Plan, and there are no facts or circumstances as of the date hereof that would reasonably be expected to cause a loss of the qualified status of any such Company Benefit Plan.

(c)          Except as set forth in Section 3.9(c) of the Company Disclosure Letter, none of the Company or any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any material liability under Title IV of ERISA that has not been paid in full.

(d)          Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in all material respects in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(f)          Except as set forth in Section 3.9(d) of the Company Disclosure Letter, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company, (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan, or (iv) result in any “excess parachute payment” as defined in Section 280G of the Code.

(g)          No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(h)          The Company has no obligation to provide for any tax “gross-up” or similar “make-whole” payments, including in respect of any Taxes, interest or penalties incurred or owing pursuant to Section 409A or Section 4999 of the Code.

Section 3.10            Absence of Certain Changes or Events. Since December 31, 2022, (a) the business of the Company has been conducted in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect or circumstance, development, change, event or occurrence which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Since December 31, 2023, the Company has not taken (or agreed to take) any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1 (except for clause (P) thereof).

Section 3.11            Litigation. (a) There is no, and during the past three (3) years there has been no, Proceeding to which the Company is a party pending or, to the Knowledge of the Company, threatened in writing and (b) the Company is not, and during the past three (3) years has not been, subject to any outstanding Order, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or to the Knowledge of the Company, threatened, or any outstanding Order, that challenges the validity or propriety, or that seeks to prevent, impair or delay consummation of, the Merger or the other transactions contemplated hereby.

Section 3.12            Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          (i) The Company has timely filed (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, complete and accurate; (ii) the Company has paid all Taxes that are required to be paid it, except, to the extent permitted by applicable law, in each case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established, in accordance with GAAP; and (iii) as of the date hereof, there are not pending to the Company’s Knowledge, or threatened in writing, any audits, examinations, investigations or other administrative or judicial Proceedings in respect of Taxes of the Company, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP. No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. No deficiency or proposed adjustment that has not been paid or resolved for any income or other material Tax has been asserted or assessed in writing by any Taxing Authority against the Company. The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension remains outstanding, nor has any request been made in writing for any such extension or waiver.

(b)          There are no Liens for Taxes on any property of the Company other than Permitted Liens.

(c)          The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.

(d)          The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e)          All material Taxes that the Company has been obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued in accordance with applicable law.

(f)          The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, or indemnity agreement (other than any agreement (x) the sole party to which is the Company or (y) entered into in the ordinary course of business and not primarily concerning Taxes).

(g)          The Company has not been a member of any affiliated, consolidated, combined, joint, unitary or similar group for purposes of filing Tax Returns (other than any such group the common parent of which is or was the Company) that includes any Person other than the Company, or has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor.

(h)          The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date, as a result of any (i) change in a method of accounting for Tax purposes of the Company initiated prior to the Closing Date, (ii) use by the Company of an improper method of accounting (as determined without regard to the transactions provided for herein) prior to the Closing Date, (iii) installment sale or open transaction made prior to the Closing Date, (iv) any closing agreement or other written agreement with a Governmental Entity with regard to any Tax liability executed by the Company prior to the Closing Date, (v) prepaid amount received or paid outside the ordinary course of business prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of state, local, or non-U.S. Law) and occurring or existing prior to the Closing Date.

(i)          The Company does not have a permanent establishment or fixed place of business in any country (within the meaning of the applicable Tax treaty) or is treated for any Tax purposes as a resident in a country other than the country in which (or in a political subdivision of which) it is organized.

(j)          Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.12, Section 3.9 and Section 3.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.13            Employment and Labor Matters.

(a)          The Company has made available to Parent a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: his or her position or title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly wage or other applicable rates of compensation; 2024 target bonus; date of hire; work location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)          Except as set forth in Section 3.13(b) of the Company Disclosure Letter, the Company is not a party to or bound by any collective bargaining agreement, or other Contract or bargaining relationship with any labor organization.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no strike, lockout, slowdown, work stoppage, or other labor dispute against or involving the Company pending or, to the Company’s Knowledge, threatened in writing; and (ii) there is no pending or, to the Company’s Knowledge, threatened charge or complaint against the Company by or before the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company has complied with all Laws regarding labor, employment and employment practices, including provisions thereof relating to anti-discrimination, terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened in writing. The Company has not implemented any “plant closing” or “mass layoff”, in each case, as defined in the WARN Act with respect to which there is any unsatisfied liability.

Section 3.14            Real Property; Personal Property.

(a)          The Company does not own any real property or is party to any agreement or option to purchase any material real property or interest therein.

(b)          Section 3.14(b) of the Company Disclosure Letter sets forth a list of each Company Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Company Lease by the Company or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or, to the Knowledge of the Company, any other party thereto; and (iv) the Company that is either the tenant or licensee named under the Company Lease has a good and valid leasehold interest in each parcel of real property that is subject to a Company Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns, and has good and valid title to, all assets reflected on the most recent audited balance sheet included in the Company SEC Documents (except for personal property sold, used or disposed of in the Ordinary Course of Business since December 31, 2023), free and clear of any Liens other than Permitted Liens.

Section 3.15            Intellectual Property.

(a)          The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company are referred to collectively as the “Company Registered Intellectual Property”. All Intellectual Property owned or purported to be owned by the Company is referred to collectively as the “Company Intellectual Property”. Section 3.15(a) of the Company Disclosure Letter sets forth a true and correct list of all Company Registered Intellectual Property.

(b)          The Company owns all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to all Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i)  to the Company’s Knowledge, the conduct of the business of the Company does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person; (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company; and (iii) as of the date hereof, there is no pending claim asserted in writing against the Company (including any “cease and desist” letters and invitations to license) asserting that the Company has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)          Since January 1, 2019, to the Company’s Knowledge, all former and current employees, consultants and contractors of the Company who have created or developed any inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, trademarks, service marks, data, information and other intellectual property that is included in any Company Intellectual Property (other than any Company Intellectual Property that vests in Company automatically by operation of law) (“Company-Related Developments”) have executed written instruments with the Company that assign to the Company all rights, title and interest (including all Intellectual Property) in and to all Company-Related Developments.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and third party confidential information provided to the Company or that the Company is obligated to maintain in confidence; (ii) the Company complies, and has at all times in the past five (5) years complied, in all material respects with its internal policies and procedures, all legal and contractual requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by (or on behalf of) the Company and all Data Security Requirements; and (iii) there are no claims pending or, to the Knowledge of the Company, threatened in writing against the Company alleging a violation of any third Person’s privacy or personal information or data rights.

(f)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has at all times in the past five (5) years implemented and maintained and materially complied with commercially reasonable technical, physical and organizational measures, plans, procedures, controls, and programs that comply in all material respects with Data Security Requirements and are designed to protect the IT Systems, Personal Information and customer data (including any data processed under Government Contracts) Processed by or at the direction of the Companies against accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other Processing (each, a “Security Incident”), and identify and address internal and external risks to the privacy and security of the IT Systems and Personal Information and (ii) the Company has not experienced any Security Incidents in the past five (5) years. In relation to any Security Incident or Data Security Requirement, the Company has not (i) notified or been required to notify any customer, employee, Governmental Entity, or other Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Entity or other Person, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16            Material Contracts.

(a)          Section 3.16 of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contracts” means any of the following Contracts to which the Company is a party or by which the Company or any of its properties or assets is bound (other than, except for clauses (i) and (viii), Company Benefit Plans):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)          any Contract that expressly imposes any material restriction on the right or ability of the Company to compete with any other Person or solicit any client or customer and, in each case, that following the Closing will materially restrict the ability of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) to so compete or solicit;

(iii)          any Contract with a customer that expressly obligates the Company (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iv)          any Contract relating to Indebtedness of the Company having an outstanding principal amount in excess of $50,000;

(v)          any Contract that is a lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property that is material to the Company or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property that is material to the Company;

(vi)          any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(vii)          any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date hereof, in each case with a value in excess of $1,000,000;

(viii)          any Contract for the employment or engagement of any natural person on an employment or independent contractor basis and that provides for annual payments in excess of $130,000, provides for severance, change in control, retention, transaction or similar payment or benefits, or requires more than 30 days’ notice to terminate;

(ix)          any Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(x)          any Government Contract;

(xi)          any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xii)          any Contract (excluding any purchase orders entered into in the ordinary course of business consistent with past practice) (A) with any vendor of the Company who, in the year ended December 31, 2023, was, or in the year ended December 31, 2024 is expected to be, one of the ten (10) largest sources of payment obligations for the Company, based on amounts paid or payable or (B) with any counterparty of the Company who, in the year ended December 31, 2023, was, or in the year ended December 31, 2024 is expected to be, one of the ten (10) largest sources of revenues for the Company, based on amounts paid or payable;

(xiii)          any Contract that (A) involves a material joint venture, profit sharing, or similar agreement (excluding distribution or resale agreements entered in the ordinary course of business) or (B) provides for the Company to indemnify or hold harmless any other Person entered into outside of the ordinary course of business that would reasonably be expected to impose on the Company a liability in excess of $200,000;

(xiv)          any Contract that contains covenants expressly limiting in any material respect the ability of the Company to sell, transfer, pledge or otherwise dispose of any material assets (including any restrictions on the transfer of any material Intellectual Property rights) or businesses of the Company;

(xv)          any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, (A) any equity interests of any Person or (B) assets that have a fair market value or purchase price of more than $250,000; and

(xvi)          any settlement, conciliation or similar Contract pursuant to which the Company will have any material outstanding monetary or other obligation after the date of this Agreement.

(b)          There is no default under any Company Material Contract by the Company and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since January 1, 2022, the Company has not received any written notice of the intention of any party to a Company Material Contract to terminate, materially amend, fail to renew or materially reduce its business with the Company under, any Company Material Contract. Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts (including all amendments, modifications, extensions or renewals with respect thereto).

Section 3.17            Product Liability and Regulatory.

(a)          There are no pending or, to the Knowledge of the Company, threatened, and since January 1, 2018, there have not been any pending, or to the Knowledge of the Company, threatened, Proceedings against the Company arising out of product liability, personal injury or property damage, indemnity, express or implied warranties or similar claims pertaining to or arising out of the Products or the use thereof, or any other claims that any Product is defective, lacks appropriate certifications, lacks appropriate instructions, or warnings or notices, is misleadingly or falsely labeled or marketed, fails to meet product specifications or warranties, or fails to meet any applicable Laws or other governmental standard or requirement (“Product Liability Claims”). The Company has not, within the past six (6) years, received any notice of any Product Liability Claims.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Products have complied in all material respects with Laws, and the Company has appropriate policies and procedures in place to ensure material compliance, including with all applicable labeling, safety, notification, registration, manufacturing, testing, advertising, marketing, promotional, approval, shipment, transportation, storage, record-keeping, reporting and all other Laws or requirements, including concerning facilities, applicable to the Company and the Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has ensured specifications for Product ingredients, components, subparts, and raw materials are met, and have ensured the quality and safety of finished Products. The Company has not received any notice of a violation of the Law with respect to the Products or of material non-compliance with Product specifications that would reasonably be expected to constitute or form the basis for a material violation of any of the foregoing set forth above in this Section 3.17(b).

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Products are not and, since January 1, 2018, have not been the subject of any voluntary or involuntary market withdrawal, recall, correction, field alerts, safety alert, seizure, warning, investigator notice, detention, suspension, holds, public notification, or other proceeding or notification, and none of the foregoing are pending or, since January 1, 2018, have been threatened, filed or commenced against the Company relating to any alleged lack of quality or safety, or any failure to comply with any applicable Law or requirement. The Company has not received any notice that would reasonably be expected to constitute or form the basis of any of the foregoing set forth in this Section 3.17(c).

Section 3.18            Opinion. The Company Board has received the oral opinion of Needham & Company, LLC (to be confirmed in writing) that, as of the date of such opinion, and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. A signed, correct and complete copy of such opinion will be made available to Parent promptly following receipt thereof by the Company, for informational purposes only.

Section 3.19            Finders or Brokers. Other than Needham & Company, LLC (“Needham”), no broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Company Board. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Needham entered into in connection with the Merger, and all other agreements under which any fees or expenses may become payable to Needham in connection with the Merger and the other Transactions, in each case, as in effect on the date hereof.

Section 3.20            State Takeover Statutes. Subject to the accuracy of the Parent’s representations and warranties set forth in Section 4.7 and Section 4.8, the Company Board has taken all actions so that no state “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover Law, including the “New Jersey Shareholders’ Protection Act” statutes set forth in Section 14A:10A-1 et seq. of the NJBCA (each, a “Takeover Statute”) is applicable to the Company, this Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements.

Section 3.21            Requisite Stockholder Approval. The Company Stockholder Approval is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

Section 3.22            Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all Company Policies are in full force and effect and the Company is not in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy; (b) since January 1, 2022, the Company has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and (c) since January 1, 2022, the Company has not received any written communication notifying it of any (i) cancellation, non-renewal or invalidation of any Company Policy, (ii) denial of any coverage or rejection of any claim under any Company Policy or (iii) material adjustment in the amount of the premiums payable under any Company Policy.

Section 3.23            Government Contracts. With respect to any Government Contract to which the Company is or has been a party within the past six (6) years, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (a) the Company has not been in breach of or default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by such Person; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate when made and have been updated as required; (c) invoices submitted by any of the Companies were accurate, and required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of such Company; (d) the Company is not required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond; (e) the Company does not (i) hold a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) or (ii) need a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (f) no Government Contract has been awarded to the Company because of “small business” status or other preferred bidder status (including veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, or minority-owned); (g) the Company or any of its respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice (as the term is defined by 48 C.F.R. § 49.607) from a suspending, debarring or excluding official; (h) the Company has not made any written voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract and (i) the Company has not received or been provided written (nor, to the Knowledge of the Company, oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity.

Section 3.24            No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS) OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(C), THE COMPANY DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY OF THEIR RESPECTIVE BUSINESSES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2            Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the board of managers of Parent and the board of directors of Merger Sub and, except for the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey, no other corporate action or proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The board of managers of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The board of directors of Merger Sub has (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (ii) resolved to recommend that the sole stockholder of Merger Sub approve and adopt this Agreement. Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent immediately following its execution. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of the Enforceability Exceptions.

(b)          The execution, delivery and performance of this Agreement by Parent and Merger Sub, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity except for the Transaction Approvals and such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and assuming the Transaction Approvals are obtained, will not (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3            Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission payable by the Company in connection with or upon consummation of the Merger.

Section 4.5            Financing; Reports and Financial Statements.

(a)          As of the date hereof Parent has, and from the date hereof through the Effective Time will have, commitments from lenders sufficient to provide available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Per Share Merger Consideration, any payments in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and all associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date hereof, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date.

(b)          Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.6            Operations and Ownership of Merger Sub.

(a)          Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b)          As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub.

Section 4.7            Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates (i) is the beneficial owner of, or at any time within the last five (5) years has been the beneficial owner of, any Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement, or (ii) is or has been at any time within the last five (5) years an “interested stockholder” (as defined in Section 14A:10A-3(j) of the NJBCA) of the Company. For purposes of this Section 4.7, “beneficial owner” has the meaning specified in Section 14A:10A-3(d) of the NJBCA.

Section 4.8            Certain Agreements. As of the date of this Agreement, and except for the Voting Agreements and the Conversion and Cancellation Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal agreements, arrangements or other understandings (whether or not binding or oral or written) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries’ businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s Shares; (ii) such holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger. Each of Parent and Merger Sub has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 4.9            Solvency. Assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.3, as of the Closing and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of each of the Surviving Corporation and its Subsidiaries on their existing debts as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the applicable Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10            No Other Information; Non-Reliance.

(a)          Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledge that (i) the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III or in the certificate delivered pursuant to Section 6.3(c), (ii) the representations and warranties set forth in Article III are made solely by the Company, and (iii) no Representative of the Company shall have any responsibility, liability or obligation related thereto.

(b)          Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in the certificate delivered pursuant to Section 6.3(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby, including the Merger) in reliance on:

(i)          any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(ii)          the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business.

(a)          During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement, (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter or (v) for any action taken, or omitted to be taken, pursuant to any COVID-19 Measure (provided that the Company as promptly as practicable shall give Parent prior written notice of any such action to the extent reasonably practicable, which notice shall describe in reasonable detail the action and the reason(s) that such action is being taken pursuant to the immediately preceding proviso and take into account in good faith the reasonable suggestions of Parent with such action to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after taking such action), the Company shall (1) conduct its business in all material respects in the ordinary course of business and (2) use commercially reasonable efforts to preserve substantially intact its business organization (including the service of key employees) and maintain existing relations in all material respects with key customers, suppliers and other Persons with whom the Company has significant relationships.

(b)          In addition to and without limiting the generality of Section 5.1(a) of this Agreement, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement or the Conversion and Cancellation Agreement, (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter or (v) for any action taken, or omitted to be taken, pursuant to any COVID-19 Measure (subject to the proviso to Section 5.1(a)) the Company shall not:

(A)          amend, modify, waive, rescind, change or otherwise restate the Company Organizational Documents;

(B)          split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;

(C)          make, declare or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting interest, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting interest, except for (1) the acceptance of Shares as payment for the exercise price of Company Options, (2) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options (in the case of clauses (1) and (2), to the extent required under the terms of the applicable Company Option and the Company Equity Award Plan) or (3) purchases, redemptions, or other acquisitions of any shares of its capital stock or any other securities required by the terms of any Company Benefit Plan or any Company Options (in the case of clauses (1), (2) and (3), solely in accordance with the terms of any Company Benefit Plan or Company Options outstanding as of the Capitalization Date);

(D)          grant any Company Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E)          issue, sell or otherwise permit to become outstanding, transfer, or agree to issue, sell or otherwise permit to become outstanding, any Equity Securities, shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other Company Securities, except pursuant to the due exercise, vesting and/or settlement of Company Options outstanding as of the Capitalization Date, in accordance with their terms;

(F)          modify the terms of any shares of its capital stock or other equity or voting interest, other than with respect to the Company Convertible Notes as contemplated by the Conversion and Cancellation Agreement; or pledge or encumber any shares of its capital stock or other equity or voting interest;

(G)          incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) travel advances to employees in the ordinary course of business or (2) additional Indebtedness for borrowed money incurred by the Company not to exceed $100,000 in aggregate principal amount outstanding;

(H)          other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, mortgage or encumber any of its properties or assets having a value in excess of $25,000 individually or $100,000 in the aggregate (other than to the Company);

(I)          other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, Contracts entered into in the ordinary course of business for sales or dispositions of inventory or excess, obsolete or worn-out equipment in the ordinary course of business, sell, transfer, assign, lease, sublease, license, sublicense or otherwise dispose of any of its properties or assets having a value in excess of $600,000 individually or $1,000,000 in the aggregate, to any Person (other than to the Company);

(J)          (i) other than in accordance with Contracts in effect on the date hereof which have been made available to Parent, acquire for cash consideration any assets or Equity Interests of any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case, except for acquisitions of inventory, supplies, raw materials, equipment or similar assets in the ordinary course of business or (ii) form, organize, or incorporate any Subsidiary;

(K)          (i) adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs or obligations, (ii) accelerate any rights or benefits under any Company Benefit Plan, (iii) accelerate the time of vesting, funding or payment of any award under any Company Benefit Plan, in each case except as required by the terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof; or (iv) hire, engage, terminate (other than for cause), or promote any employee, individual independent contractor or other non-employee service provider, except in the ordinary course of business to fill open positions or to replace an employee who departs after the date of this Agreement and in each case, provided that any such individual’s annual base compensation or annual fees does not exceed $100,000;

(L)          (i) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employee, director or other individual service provider of the Company, (ii) grant or promise to grant to any current or former officer, employee or other individual service provider of the Company any new or additional entitlement to (1) any bonus, loan, equity or equity-based, phantom equity, retention, change-of-control, deferred compensation, severance, termination or other similar compensation or benefits pay or (2) any payments or benefits triggered by a change in control or by the Transactions, except, in each case for purposes of (i) and (ii), (x) as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof, or (y) for annual base salary or wage rate increases in the ordinary course of business and consistent with past practice that do not exceed 2% of aggregate annual base compensation in the aggregate or 5% of an annual base compensation for any individual employee, in either case, as determined as of the date of this Agreement;

(M)          (i) make, change or rescind any material election relating to Taxes, except in the ordinary course of business consistent with past practice, (ii) settle or compromise any Proceeding relating to material income or other Taxes or surrender any right to obtain a material income or other Tax refund or credit, offset or other reduction in Tax liability, (iii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than, in each case, any such agreement (x) the sole party to which is the Company or (y) entered into in the ordinary course of business and not primarily concerning Taxes) or closing agreement with respect to any material income or other Taxes, (iv) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or (v) change any method of reporting a material amount of income or deductions for federal income Tax purposes from those employed in the historical preparation of its federal income Tax Returns; except, in the case of (v), as is required by applicable Law or GAAP;

(N)          (1) institute any Proceeding, or (2) settle, release, waive, or compromise any pending or threatened Proceeding (x) for an amount equal to or in excess of $100,000 individually or $250,000 in the aggregate or (y) on a basis that would result in the imposition of any writ, judgment, decree, settlement, agreement, award, injunction or similar order of any Governmental Entity that would restrict the future activity or conduct of Parent, the Company or a finding or admission of a violation of Law or violation of the rights of any Person, other than with respect to monetary settlements only where the amount paid or to be paid by the Company or is (i) covered in full by insurance coverage maintained by the Company or (ii) not in excess of the amount, if any, reflected or reserved expressly and specifically with respect to such Proceeding on the most recent balance sheet of the Company included in the Company SEC Documents;

(O)          change in any material respect the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Entity or applicable Law;

(P)          (1) enter into, modify in any material respect, amend in any material respect, renew or terminate (other than any Material Contract that has expired in accordance with its terms in the ordinary course of business) any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder or (2) abandon, cancel, waive or terminate any material Permit;

(Q)          waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(R)          adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring with respect to the Company;

(S)          fail to use commercially reasonable efforts to maintain in effect the existing material Company Policies;

(T)          make any capital expenditures in excess of $100,000 in the aggregate;

(U)          enter into any material new line of business;

or

(V)          agree to take any of the actions described in Section 5.1(b)(A) through Section 5.1(b)(U) of this Agreement.

Section 5.2            No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.3            Access.

(a)          For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to the Company and its personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any committees or subcommittees thereof) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto (including any Acquisition Proposal or Superior Proposal). Notwithstanding anything to the contrary contained in this Section 5.3(a), any document, correspondence or information or other access provided pursuant to this Section 5.3(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger or other similarly confidential or competitively sensitive information. All access pursuant to this Section 5.3(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company and (ii) coordinated exclusively through the designated Representatives of the Company.

(b)          Notwithstanding anything to the contrary contained in this Section 5.3, the Company shall not be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or (ii) conflict with any Law applicable to the Company or the assets, or operation of the business, of the Company; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with the Company to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii). Further, notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 5.3 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(c)          The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of March 18, 2024, between the Company and Parent and the Confidentiality Agreement, dated as of January 5, 2023, by and between the Company and Edgewater Capital Management, LLC (collectively, (the “Confidentiality Agreements”), which shall continue in full force and effect in accordance with its terms.

Section 5.4            No Solicitation.

(a)          Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on the thirtieth (30th) calendar day after the date of this Agreement (the “No-Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide Parent and Merger Sub (and their Representatives, including financing sources) with commensurate access to any information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub, substantially concurrently with the time it is provided to such Person (and in any event within 48 hours thereof); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) regarding any Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made confidentially to the Company or the Company Board. The Company shall (x) notify Parent that it has entered into an Acceptable Confidentiality Agreement within 48 hours after the execution thereof (provided that the Company shall not be required to enter into an additional Acceptable Confidentiality Agreement with any third party with whom the Company is party to a confidentiality agreement) and (y) provide Parent with written notice prior to continuing, entering into, engaging or otherwise participating in any discussions or negotiations described in clause (ii) of the immediately preceding sentence.

(b)

(i)          Subject to the provisions of this Section 5.4(b), commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the End Date (or, if earlier, the termination of this Agreement in accordance with its terms), the Company shall not, and shall cause its respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives on its behalf not to, directly or indirectly, (1) solicit, initiate or knowingly encourage or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (2) knowingly encourage or participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to the Company to any Person in connection with, or related to, any Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.4(b)), or afford any Person access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company for the purpose of encouraging, inducing or facilitating an Acquisition Proposal, or (3) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (4) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to an Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted hereunder). From after the No-Shop Period Start Date until the earlier of the Effective Time and the End Date (or, if earlier, the termination of this Agreement in accordance with its terms), the Company will be required to enforce, and will not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) and will use reasonable best efforts to enforce the provisions of any such agreement unless the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (A) would prohibit the counterparty from making an Acquisition Proposal privately to the Company Board and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(ii)          Subject to the terms of this Section 5.4(b), from the No-Shop Period Start Date until the earlier of the Effective Time and the End Date (or if earlier, the termination of this Agreement in accordance with its terms), the Company will, and will cause its respective officers and directors, and shall use its reasonable best efforts to cause its other Representatives to, immediately (1)  cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 5.4(b), (2) request the prompt return or destruction of all non-public information concerning the Company theretofore furnished to any such Person with whom a confidentiality agreement with respect to an actual or potential Acquisition Proposal was entered into at any time within twelve (12) months immediately preceding the No-Shop Period Start Date, (3)  cease providing to any such Person or its Representatives any non-public further information with respect to the Company in connection with any actual or potential Acquisition Proposal and (4)  terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access) in connection with any actual or potential Acquisition Proposal. Notwithstanding anything in Section 5.4(b)(i) or this Section 5.4(b)(ii) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may continue to engage in the activities described in Section 5.4(a) (but subject to compliance with all of the requirements set forth therein) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party (provided that if at any time a Person ceases to be an Excluded Party, such Person may thereafter never become an Excluded Party)), including with respect to any amended or modified Acquisition Proposal received from any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.4(b)(i) and this Section 5.4(b)(ii) shall not apply with respect thereto for so long as such Person is and remains an Excluded Party.

(iii)          Notwithstanding anything in Section 5.4(b)(i) to the contrary (and without limiting the Company’s express rights hereunder with respect to Excluded Parties, but subject to the Company’s compliance in all material respects with Section 5.4(b)(i) and Section 5.4(b)(ii)), at any time prior to the adoption of this Agreement by the Company’s stockholders, if the Company receives an Acquisition Proposal from a third party that was not received in response to, or as a result of, actions that constitute a breach of Section 5.4(b)(i) or Section 5.4(b)(ii), (1) the Company and its Representatives may contact the third party making such Acquisition Proposal solely to clarify the terms and conditions thereof (so long as such communications do not involve the provision of confidential information or substantive negotiations), to request that any Acquisition Proposal made orally be made in writing and/or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.4(b), and (2) if the Company Board determines in good faith, after consultation with outside legal and financial advisors, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.4(b) would be inconsistent with its fiduciary duties under applicable Law, then the Company or any of its Representatives may: (A) engage in discussions or negotiations with the third party (including its Representatives and potential equity and debt financing sources) with respect to such Acquisition Proposal, and (B) furnish nonpublic information to the third party making such Acquisition Proposal (and its Representatives and potential equity and debt financing sources) only if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company, provided that the Company provides to Parent and Merger Sub (and their respective Representatives) any information or data that is provided to such third party (and in any event within 48 hours thereof) that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 48 hours after the execution thereof and provide Parent with written notice prior to entering into any discussions or negotiations described in clause (A) of the immediately preceding sentence; provided, however, that the Company shall not be required to enter into an additional Acceptable Confidentiality Agreement with any third party that the Company already has an existing confidentiality agreement with. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not in and of themselves constitute an Adverse Company Board Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to pursuant to Article VII; provided, that in any such public announcement, the Company Board expressly reaffirms the Company Board Recommendation.

(c)          The Company agrees that any breach of this Section 5.4 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company’s receipt of the Company Stockholder Approval:

(i)          the Company Board may effect an Adverse Company Board Recommendation Change (described in clauses (A), (B), (D) or (F) of the definition thereof, as applicable) in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not effect such an Adverse Company Board Recommendation Change unless:

(A)          the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board intends to effect an Adverse Company Board Recommendation Change, which notice shall specify in reasonable detail the basis for such Adverse Company Board Recommendation Change;

(B)            after giving such notice and prior to effecting such Adverse Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, has been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose adjustments to the terms and conditions of this Agreement such that the failure to effect an Adverse Company Board Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(C)            at the end of the five Business Day period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect an Adverse Company Board Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or

(ii)           if the Company has received a bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 7.1(d)(ii) in order to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board shall not take any action described in the foregoing clauses (x) and (y) unless:

(A)            the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(B)            (I) the Company has provided prior written notice to Parent five (5) Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.4(d)(ii)(B), the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (x) or (y) of Section 5.4(d)(ii), as applicable, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions thereof and a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated and all other relevant documents with respect to such Superior Proposal; and (II) prior to effecting such Adverse Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to commit in writing to effect adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal or the failure to effect an Adverse Company Board Recommendation Change or termination, as applicable, would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(B) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be three (3) Business Days; and

(C)            at the end of the applicable Notice Period and prior to taking any such action, the Company Board has considered in good faith any such written commitment from Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal if the revisions to which Parent has committed in writing were to be given effect and (y) the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(e)            Except as expressly permitted by Section 5.4(d) or Section 5.4(f), the Company Board shall not:

(i)            (A) withhold, withdraw or fail to make when required by this Agreement, or resolve or publicly propose to withhold, withdraw or fail to make when required by this Agreement, the Company Board Recommendation or make any public statement or proposal inconsistent with the Company Board Recommendation; (B) qualify, amend or modify (or resolve or publicly propose to qualify or modify) the Company Board Recommendation in a manner adverse to Parent; (C) adopt, approve, recommend or publicly declare advisable an Acquisition Proposal other than the Merger; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) if an Acquisition Proposal structured as a tender or exchange offer is commenced (or a material modification thereto is publicly disclosed), fail to publicly recommend against acceptance of such tender or exchange offer by the stockholders of the Company prior to the earlier of (I) three (3) Business Days prior to the date of the Stockholders’ Meeting and (II) the tenth Business Day following the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or the fifth Business Day following public disclosure of such material modification, as applicable); or (F) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (E) above, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions per Acquisition Proposal and one occasion per material modification thereto); provided that if Parent requests in writing such reaffirmation at least seven (7) Business Days prior to the Stockholders’ Meeting, by the date that is at least three (3) Business Days prior to the Stockholders’ Meeting or (G) resolve or publicly propose to take any action described in the foregoing clauses (A) through (F) or the following clause (ii) (any action described in clauses (A) through (G) above or clause (ii) below, an “Adverse Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of solely the receipt of an Acquisition Proposal (which does not include any views on such Acquisition Proposal) or (2) the delivery by the Company of any prior written notice expressly contemplated by Section 5.4(d) will, in and of itself, constitute an Adverse Company Board Recommendation Change; or

(ii)            authorize, approve, adopt or recommend, or propose to approve, adopt or recommend (publicly or otherwise) or cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f)            Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the stockholders of the Company required by applicable securities Laws with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that (i) any such disclosure (other than a “stop, look and listen” or similar communication) shall be deemed for all purposes of this Agreement to be an Adverse Company Board Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 7.1(e) unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without qualification and (ii) neither the Company nor the Company Board may effect an Adverse Company Board Recommendation Change except to the extent expressly permitted in Section 5.4(e).

(g)            From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (whether during or after the Go-Shop Period) as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if any Acquisition Proposal or any inquiries, offers, proposals or requests for information that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or inquiry, offer, proposal or request, including, if applicable, complete copies of any written proposals or agreements delivered to the Company or its Representatives by such Person or Group making such Acquisition Proposal that identifies or sets forth any material terms or conditions thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of changes to the status and terms of any such Acquisition Proposal or proposals or offers (including any amendments thereto) and any changes to the status of any related discussions or negotiations.

(h)            For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, as determined in good faith by the Company; provided, that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenants; provided, further, that an Acceptable Confidentiality Agreement shall not prevent the Company or its Representatives from complying with any of the provisions of this Agreement (or adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement).

(ii)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, or 25% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class or series of capital stock of the Company, any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any combination of the foregoing.

(iii)           “Intervening Event” means any material change, event, effect, development or circumstance occurring or becoming known after the date of this Agreement and before the Company Stockholder Approval that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or any matter relating thereto, (B) changes in the stock price of the Company, in and of itself (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event), (C) any breach by the Company of this Agreement, (D) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof (provided that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event) or (E) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(iv)           “Superior Proposal” means a bona fide Acquisition Proposal, substituting in the definition thereof “50%” for “25%” in each place it appears, that the Company Board in good faith determines is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, timing, financing and other aspects thereof of and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor and (y) after taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers in good faith relevant and any revisions to this Agreement made or proposed in writing by Parent in accordance with this Agreement prior to the time of such determination.

Section 5.5             Stockholders’ Meeting.

(a)            The Company shall (i) as soon as reasonably practicable following the date on which the SEC confirms that it will not review or that it has no further comments on the Proxy Statement, take all reasonably necessary action to duly set a record date for a meeting of its stockholders for the purpose of approving and adopting this Agreement (the “Stockholders’ Meeting”), file the Proxy Statement in definitive form with the SEC and mail the Proxy Statement to its stockholders entitled to notice of the Stockholders’ Meeting, duly call and give notice of the Stockholders Meeting and, as promptly as reasonably practicable after the record date (subject to the penultimate sentence of this paragraph), duly convene and hold the Stockholders Meeting, (ii) subject to Section 5.4, include in the Proxy Statement the Company Board Recommendation and (iii) use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval; provided, that the Company may fail to use such efforts if there has been an Adverse Company Board Recommendation Change. For the purposes of clarity, in no event shall the Company be required to hold the Stockholders’ Meeting or prepare, file and distribute the Proxy Statement after an Adverse Company Board Recommendation Change. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Stockholders’ Meeting at any time prior to the later of (x) the twentieth (20th) Business Day following the mailing of the Proxy Statement to its stockholders and (y) the first (1st) Business Day following the day on which the No-Shop Period Start Date occurs. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting if (1) there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting; (2) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, Order or a request from the SEC; or (3) there has been an Adverse Company Board Recommendation Change.

(b)            Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting, and at the request of Parent, the Company shall postpone or adjourn, as applicable, the Stockholders’ Meeting, (i) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; (ii) if there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting; provided, that, in the case of the foregoing clauses (i) or (ii), (x) such postponement or adjournment shall not occur more than two times or be for more than ten (10) Business Days each and (y) in no event shall the record date of the Stockholders’ Meeting be changed, in each case, without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company for the amount of time required by Law in advance of the Stockholders’ Meeting; provided, that, in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than five (5) Business Days. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(c)            The Company agrees (i) to provide Parent periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent received from the Company’s proxy solicitor) and (ii) to give written notice to Parent one Business Day prior to the Stockholders’ Meeting and on the day of, but prior to, the Stockholders’ Meeting of the status of the Company Stockholder Approval.

Section 5.6             Securities Filings.

(a)            As soon as reasonably practicable following the date of this Agreement, and in no event later than May 8, 2024, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) relating to the Stockholders’ Meeting. Subject to Section 5.4 and clause (ii) of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules of the SEC and any other applicable Law. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(b)            If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules of the SEC and any other applicable Law. The Company may not file or disseminate the Proxy Statement or any Other Required Company Filing with the SEC or respond to any comments or requests of the SEC or its staff without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall consider in good faith all additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c)            Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act, and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or any Other Required Company Filing and shall use commercially reasonable efforts to cooperate with the Company’s efforts to prepare and file the Proxy Statement and Other Required Company Filings (as applicable) to the extent reasonably requested by the Company. The Company shall not file the Proxy Statement or respond to SEC comments without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all written correspondence or written summaries of any oral communications between it and its Representatives on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or any Other Required Company Filing.

(d)            The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

(e)            If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company (solely with respect to information about the Company) or Parent or Merger Sub (solely with respect to information about Parent or Merger Sub), which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.

Section 5.7             Employee Matters.

(a)            Effective as of the Effective Time and during the one (1)-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) base compensation and annual target cash bonus that, in each case, are no less than were provided to the Company Employee immediately before the Effective Time, and (ii)  employee benefits (excluding equity, equity-based compensation or other long-term incentives, change-in-control, retention or transaction-related benefits, severance, post-employment or retiree health or welfare benefits, deferred compensation or defined benefit pension benefits) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time, in each case, as previously made available to Parent.

(b)            Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to use commercially reasonable efforts to recognize all service of each Company Employee with the Company (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and, solely with respect to vacation, paid time off and severance benefits, determining level of benefits under such Post-Closing Plans (excluding defined benefit pension, nonqualified or deferred compensation, any equity or equity-based, and post-employment or retiree health or welfare benefits); provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits and such service need only be taken into account to the extent such service was taken into account for such purposes immediately prior to the Closing Date under the corresponding Company Benefit Plan. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonably efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)            Without limiting the generality of Section 5.7(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor and continue all obligations under the Company Benefit Plans and compensation, employment and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, in each case as previously made available to Parent, and the Merger shall be deemed to constitute a “change in control” or “change of control” (or similar words to such effect) under all such Company Benefit Plans and compensation, employment and severance arrangements and agreements.

(d)            Nothing in this Agreement shall (i) confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, (ii) constitute an amendment to or any other modification of any compensation plan, program, policy, agreement or arrangement with such Person, (iii) limit the ability of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them as permitted by this Agreement, (iv) limit the right of the Company, Parent or any of their respective Affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason, or (v) create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.8             Efforts. Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing any and all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.12, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and doing all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement; provided that, such efforts shall not include any requirement of Parent, Merger Sub or the Company to (nor shall the Company, without the consent of Parent), (a) make a payment to any Person or incur any other liability (other than nominal administrative, processing or similar fees or charges) or (b) offer or grant any accommodation (financial or otherwise).

Section 5.9             Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to the Company, this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the Company, the Merger and the other transactions contemplated hereby. Nothing in this Section 5.9 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.10             Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement and the Company’s Current Report on Form 8-K disclosing the execution of this Agreement shall be in the form heretofore agreed to by the parties and that the parties shall consult with each other before issuing any other press release or making any other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party, issue such press release or make such public announcement (a) so long as such statements are not inconsistent with previous statements made jointly by, or with the approval of, the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, an Adverse Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, which will be governed by Section 5.4, (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (z) any communications made by Parent, its Affiliates or their respective Representatives to the providers of debt financing to Parent and its Affiliates or any actual or prospective limited partners or other actual or prospective debt or equity investors of Parent or any of its Affiliates in connection with their fundraising and reporting activities in the ordinary course of their respective businesses.

Section 5.11           Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless all past and present directors and officers (including as a fiduciary with respect to an employee benefit plan) of the Company (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the extent provided in the Company Organizational Documents or in any agreement between the Company and a Covered Person (in each case as in effect as of the date hereof and made available to Parent) against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) the fact that any Covered Person is or was prior to the Effective Time a director, officer, employee or agent of the Company; (ii) any action or omission, or alleged action or omission, prior to the Effective Time in such Covered Person’s capacity as a director, officer, employee or agent of the Company, or taken at the request of the Company (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (iii) the Merger, as well as any actions taken prior to the Effective Time by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Covered Person delivers to Parent a written notice asserting a good faith claim for indemnification pursuant to this Section 5.11(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Proceeding or investigation, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such Proceeding or investigation. Any Indemnified Person shall not settle or compromise, or consent to the entry of any judgment with respect thereto, any Legal Proceeding for which he or she has submitted or may submit an indemnification claim pursuant to this Section 5.11(a) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b)            For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth in the respective certificate of incorporation, bylaws or other organizational document of the Company as in effect as of the date hereof. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.11(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, Parent and the Surviving Corporation shall not terminate, or purport to amend or modify, the indemnification agreements in existence on the date hereof with any Covered Person.

(c)            The Company shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby and full prior acts coverage for all acts or omissions taking place before the tail becomes effective; provided that the Company shall not pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)            In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.11.

(e)            This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives. The rights to indemnification, advancement, insurance coverage and the other rights provided for herein shall not be deemed exclusive of any other rights to which any Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(f)            The obligations of the Surviving Corporation and Parent pursuant to this Section 5.11 will be joint and several.

Section 5.12           Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days of receiving notice thereof) notify the other parties hereto in writing of any stockholder litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). Each party shall give the other parties hereto the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or Proceeding against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such litigation or Proceeding. For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised by the litigating party of proposed strategy and other significant decisions with respect to the stockholder litigation or Proceedings contemplated by this Section 5.12 (to the extent that the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected) and the litigating party shall give the non-litigating party the opportunity to review and comment on all material filings or responses to be made by the litigating party in connection with such litigation and shall consider in good faith any such comments; provided that the non-litigating party will not be afforded any decision-making power or other authority over such stockholder litigation or Proceedings except as provided in the immediately following sentence. The Company may not compromise or settle any such litigation or Proceeding that is the subject of this Section 5.12 unless Parent has consented thereto in writing.

Section 5.13           Deregistration. Prior to the Effective Time, the Company, and following the Effective Time, Parent and the Surviving Corporation, shall take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law to cause the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.14           Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15           Obligations of Merger Sub and Other Subsidiaries. Subject to the terms and conditions set forth in this Agreement, Parent shall cause Merger Sub, the Surviving Corporation (after the Closing) and each of Parent’s other Subsidiaries to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with such Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities.

Section 5.16           Financing Cooperation.

(a)            Prior to the earlier of the Effective Time and the End Date (or the earlier termination of this Agreement in accordance with its terms), the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, use commercially reasonable efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent, in each case at Parent’s sole expense, in the arrangement of any third party debt financing in connection with the consummation of the transactions contemplated hereby (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (a) unreasonably disrupt the conduct of the business or operations of the Company or any of its Representatives, (b) require the Company to pay any fees, reimburse any expenses (or agree or commit to pay any fees or reimburse any expenses) or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified by Parent pursuant to this Section 5.16, (c) require the Company to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Charter, the Bylaws, any applicable Laws or any Company Material Contract, (d) encumber any of the assets of the Company or otherwise require that the Company act as an issuer, borrower, guarantor or other obligator with respect to any Financing prior to the Effective Time, (e) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing unless the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Effective Time, (f) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other Representative of the Company to any actual or potential personal liability, (g) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information (provided, that upon the reasonable request of Parent, the Company shall reasonably assist Parent in Parent’s preparation of the foregoing), (h) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of Affiliate of the Company (provided, that in such case the Company shall use commercially reasonable efforts to develop alternative arrangements to provide the substance of such information without creating such jeopardy or conflict), (i) deliver any financial or other information that is not currently reasonably available or prepared in the ordinary course of business of the Company at the time requested by Parent, (j) deliver any legal opinion or negative assurance letter or (k) waive or amend any terms of this Agreement. Such cooperation shall include, (i) at reasonable times and upon reasonable advanced notice, causing appropriate members of management of the Company to participate in a reasonable number of meetings, presentations and due diligence sessions (each of which shall be virtual or teleconference unless otherwise approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed) that are usual and customary for financings of the type similar to the Financing, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, furnishing Parent and its financing sources with any additional financial statements, schedules or other financial data relating to the Company reasonably requested by Parent as may be reasonably necessary to consummate the Financing, in each case subject to the proviso in the immediately preceding sentence.

(b)            Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or its Representatives in connection with the Financing, including the cooperation of the Company and its Representatives contemplated by this Section 5.16, and shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (A) any information provided by the Company or (B) any fraud or willful misconduct by any such Persons. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreements. Notwithstanding anything to the contrary in this Agreement, but without limiting any other provision hereunder, the condition set forth in Section 6.3(b), solely as and to the extent it applies to the Company’s obligations under this Section 5.16, shall be deemed satisfied absent a Willful and Material Breach by the Company of its obligations under this Section 5.16.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) as of the Effective Time of each of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained and this Agreement shall have been adopted thereby, in each case in accordance with applicable Law and the Company Organizational Documents.

(b)            No injunction or similar Order by any Governmental Entity with competent jurisdiction over any party hereto that prohibits or enjoins the consummation of the Merger and the other transactions contemplated by this Agreement shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

Section 6.2             Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, to the extent permissible under applicable Law) as of the Effective Time of each of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in Article IV (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (provided, that representations and warranties that are made as of a particular date shall be true and correct in all material respects only as of such date).

(b)            Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)            The Company shall have received certificates of the chief executive officer or other senior executive officer of Parent, certifying for and on behalf of Parent and Merger Sub that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3             Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent, to the extent permissible under applicable Law) as of the Effective Time of each of the following conditions (provided that in the event that the conditions in Section 6.3(d) are not satisfied, such will not eliminate the obligation of Parent and Merger Sub to effectuate the Merger and instead their sole recourse shall be to cause the Paying Agent to withhold from payments hereunder as may be required by Section 1445 of the Code and the Treasury Regulations thereunder):

(a)            (i) the representation and warranty of the Company set forth in Section 3.10(b) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except in each case for inaccuracies that are de minimis in the aggregate, (iii) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.18, Section 3.19, Section 3.20 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)            Parent shall have received a certificate of the chief executive officer or other senior executive officer of the Company, certifying for and on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Parent shall have received a certification from the Company, in form and substance reasonably satisfactory to Parent, to the effect that interests in the Company are not U.S. real property interests for purposes of Treasury Regulations Section 1.1445-2(c), together with a notice to the Internal Revenue Service under Treasury Regulations Section 1.897-2 which Parent is authorized to submit on behalf of the Company.

(e)            The conversion of all the Company Convertible Notes, and cancellation of all Company Warrants, in each case as contemplated by the Conversion and Cancellation Agreement shall have occurred and been consummated in full, such that there shall be no Company Convertible Notes or Company Warrants issued or outstanding as of immediately prior to the Effective Time.

(f)            No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 6.4             Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any covenant or agreement of this Agreement in any material respect.

ARTICLE VII.

TERMINATION

Section 7.1             Termination or Abandonment. This Agreement may be terminated, and this Agreement and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval (except as otherwise provided in Section 7.1(d)(ii) or Section 7.1(e)(ii)), by written notice from the terminating party to the other parties:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on October 8, 2024 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by such date shall be due to the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)            by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required pursuant to Section 5.8 to prevent, oppose and remove such restraint, injunction or other prohibition; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or Order, or statute, rule or regulation was primarily due to the failure of such Party to perform in any material respect of any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 5.4(b);

(d)           by the Company:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 6.3(a) or Section 6.3(b) could not then be satisfied; or

(ii)            at any time prior to receiving the Company Stockholder Approval and so long as the Company is in compliance with and has not breached the requirements of Section 5.4, in order to substantially concurrently enter into a definitive Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company pays or causes to be paid to Parent in immediately available funds the Company Termination Fee in accordance with Section 7.3(a) substantially concurrently with such termination;

(e)            by Parent:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or, if curable, is not cured within thirty (30)  days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(i) if Parent or Merger Sub are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 6.2(a) or Section 6.2(b) could not then be satisfied; or

(ii)            prior to obtaining the Company Stockholder Approval, if the Company Board shall have made an Adverse Company Board Recommendation Change; and

(f)            by either Parent or the Company if, upon a vote taken thereon at the Stockholders’ Meeting or any postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained.

Section 7.2             Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreements and the provisions of Section 5.3(c), Section 5.10, Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other liability or obligation on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Confidentiality Agreements and the provisions of Section 5.3(c), Section 5.10, Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII (the “Surviving Obligations”); provided, that, except as otherwise provided in Section 7.3, nothing herein shall relieve any party hereto from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (including, in the case of a Willful Breach by Parent or Merger Sub, the right of the Company to pursue damages, which shall include the loss to the holders of Shares, awards granted pursuant to the Company Equity Award Plans and the holders of other debt and equity securities of the Company, of the economic benefits of the Merger, including the loss of any premium associated with any amounts that would have been received by such holders in connection with the consummation of the transactions contemplated hereby had such transactions been consummated in accordance with the terms hereof, it being understood that the Company (but not any holders of Shares, awards granted pursuant to the Company Equity Award Plans or any other debt or equity securities of the Company) shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of such holders in its sole and absolute discretion, and any amounts recovered in connection therewith shall be paid to the Company). A failure of Parent to consummate the Merger on the date the Closing is required to occur pursuant to Section 1.2 will be deemed to be a Willful Breach of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect their right to specific performance under Section 8.5.

Section 7.3             Termination Fees.

(a)            If (i) this Agreement is validly terminated by the Company pursuant to Section 7.1(d)(ii), (ii) this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii), or (iii) (A) after the date of this Agreement but prior to the Stockholders’ Meeting, a bona fide Acquisition Proposal shall have been made to the Company Board and shall have become publicly known to the Company’s stockholders generally (and, in each such case, such Acquisition Proposal shall not have been irrevocably withdrawn prior to the time of the Stockholders’ Meeting), (B) thereafter this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(e)(i) or Section 7.1(f) and (C) within twelve (12) months after the date of such termination, (x) the Company consummates such Acquisition Proposal or (y) the Company enters into a definitive agreement providing for such Acquisition Proposal, which is subsequently consummated (it being understood, for the purposes of this clause (iii) all references to “25%” in the definition of Acquisition Proposal will be deemed references to “50%”), then the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee to Parent in cash, such payment to be made (I) prior to or concurrently with the time of such termination in the case of a termination pursuant to clause (i) above, (II) within five (5) Business Days after such termination in the case of clause (ii) above, or (III) within five (5) Business Days after the consummation of the Acquisition Proposal contemplated in clause (iii) above. For purposes of this Agreement, (x) the “Company Termination Fee” means a cash fee equal to One Million One Hundred Seventy-Three Thousand Five Hundred Forty-Four Dollars ($1,173,544). Notwithstanding anything to the contrary in this Agreement, except with respect to fraud or Willful Breach, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after the payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a) and receipt thereof by Parent, the Company shall have no further liability or obligation of any kind for any reason in connection with this Agreement or the termination thereof other than as set forth in this Section 7.3. In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)            Upon the payment by the Company of the Company Termination Fee as and when required by Section 7.3(a) and receipt thereof by Parent, none of the Company or its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or their respective Affiliates or Representatives, except in respect of the Surviving Obligations or Willful Breach to the extent provided in Section 7.2. Payment of the Company Termination Fee pursuant to Section 7.3(a) is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, upon receipt by Parent of the Company Termination Fee, none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, except in respect of the Surviving Obligations to the extent provided in Section 7.2. Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of the Parent Related Parties in circumstances where the Company Termination Fee is payable pursuant to Section 7.3(a) against the Company and any of its former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except, in each case, in respect of the Surviving Obligations to the extent provided in Section 7.2.

(c)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the amount set forth in Section 7.3 or any portion thereof, the Company shall pay to Parent Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees; it being understood and agreed that any such attorney’s fees charged on a contingency basis shall not be considered reasonable) in connection with such Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law; provided, however, that if the Company is the prevailing party in any such Proceeding commenced by Parent, Parent shall pay to the Company the Company’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees; it being understood and agreed that any such attorney’s fees charged on a contingency basis shall not be considered reasonable) in connection with such Proceeding.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1             No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by the terms hereof survive the Effective Time.

Section 8.2             Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement (including in Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that the Company shall pay all filing fees required to be paid to the SEC with respect to, and all printing and mailing costs for, the Proxy Statement.

(b)            Except as otherwise provided in Section 2.4(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability or obligation of holders of Shares.

Section 8.3             Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4             Governing Law; Jurisdiction.

(a)            This Agreement, and all claims, causes of action or other Proceedings (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

(b)            Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Superior Court of the State of New Jersey (or if such court does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of New Jersey, such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (D) further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of New Jersey and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.4 is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to said courts or in the State of New Jersey other than for such purpose. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.5             Remedies. The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (A) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (B) (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Court (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities, obligations or damages incurred or suffered by the Company and its stockholders. In no event shall the parties hereto be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 8.5 and monetary damages to which it is entitled for termination of this Agreement pursuant to this Agreement. For the avoidance of doubt, the parties hereto shall be entitled to seek the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement. The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the parties’ obligations to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, as to any claims or Proceedings in which a party seeks specific performance or other equitable relief pursuant to this Section 8.5, the parties shall use their best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings.

Section 8.6             Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified; provided, that notice given by email shall not be effective unless (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7, (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7 or (iii) no ”bounce-back” or similar notice is received by the sender; or (c) when delivered by commercial delivery service; in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Luxium Solutions

17900 Great Lakes Parkway

Hiram, OH 44234

Attention: Michael Cahill

Email:

and

SK Capital Partners LP

430 Park Avenue, 18th Floor

New York, NY 10022

Attention: Mario Toukan, Dan Lory, Jim Gaven

Email:

and

Edgewater Capital Partners IV, LP

5005 Rockside Rd Suite PH 1300

Independence, OH 44131

Attention: Ryan Meany

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, DC 20004

Attention: Nicholas P. Luongo and Mariclaire Petty Brewer

Email: nick.luongo@lw.com and mariclaire.brewer@lw.com

To the Company:

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Attention: Amy Eskilson, President and Chief Executive Officer

Email:

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attention: Alan Wovsaniker and Jean N. Samedi, Jr.
Email:         awovsaniker@lowenstein.com and jsamedi@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may without the consent of the Company (a) assign their rights under this Agreement, in whole or in part, to an Affiliate, (b) collaterally assign their rights under this Agreement to any Person providing bona fide debt financing to Parent or any of its Affiliates (or any agent or trustee on their behalf) or (c) following the Closing to any purchaser of a material portion of Parent’s assets; provided further that no such assignment will relieve Parent or Merger Sub of their obligations under this Agreement. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10           Entire Agreement. This Agreement, together with the Voting Agreements, the Conversion and Cancellation Agreement and the exhibits and schedules hereto, and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.11           Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, that after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12           Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13           No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Covered Person and its respective heirs and legal representatives shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.11, (ii) following the Effective Time, each holder of any Shares or Company Options immediately prior to the Effective Time shall be entitled to rely on Article II and shall be entitled to obtain the Per Share Merger Consideration to which it is entitled pursuant to the provisions hereof (iii) each Company Related Party shall be an express third-party beneficiary of and shall be entitled to rely upon the limitations on liability of the set forth in Section 7.3 and (iv) each holder of any Shares or Company Options immediately prior to the Effective Time shall be a third party beneficiary of Section 8.2(b).

Section 8.14           Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All references in this Agreement to “$” or “dollars” shall be to U.S. dollars, unless otherwise stated. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and references to specific Laws, Contracts or specific provisions thereof are to such Laws, Contracts or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any document shall be deemed to have been ”made available” to Parent only if such document (i) has been uploaded to the Datasite electronic data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby and was accessible to Parent on or before 9:00 a.m. Eastern Time on the date that is at least one (1) Business Day prior to the date hereof, or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database as of one (1) day prior to the date hereof.

Section 8.15           Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any personal liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or Merger Sub shall have any personal liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or Merger Sub in this Agreement. Without limiting the foregoing, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Persons who are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Person.

Section 8.16           Reserved.

Section 8.17           Company Disclosure Letter. Any matter, information or item disclosed in the Company Disclosure Letter delivered under any specific representation, warranty or covenant or subpart thereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in the Company Disclosure Letter shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 8.18           Definitions.

(a)            Certain Specified Definitions. As used in this Agreement:

“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided that, for purposes of this Agreement (other than this proviso), the term “Affiliate” when used with respect to Parent shall not include SK Capital Partners LP, any investment funds advised or managed by SK Capital Partners LP or Edgewater Capital Partners IV, LP or their respective Affiliates or any portfolio company of or advised or managed by any of the foregoing (other than Parent and its Subsidiaries).

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to or that could reasonable expected to lead to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Company operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, employment (excluding at-will offer letters that are terminable at any time by the Company without notice and without further liability), termination, individual consulting, severance pay, fringe benefit, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health or welfare benefit plans, or life insurance plan, or other program, policy, agreement, or arrangement, funded or unfunded, or insured or self-insured, providing compensation or benefits (i) that is maintained by the Company for the benefit of any current or former employee, officer, director, individual independent contractor or other non-employee service provider of the Company, or (ii) to which the Company contributes or is obligated to contribute or has any liability, other than a Multiemployer Plan and other than any plan or program maintained solely by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Convertible Notes” means (i) the Subordinated Convertible Promissory Note issued by the Company to Clarex Limited on October 12, 2023 with an original principal amount of $1,500,000 and (ii) the Subordinated Convertible Promissory Note issued by the Company to Welland Limited on October 12, 2023 with an original principal amount of $1,000,000, in each case, as amended.

“Company Equity Award” means a Company Option or other award of Company Securities pursuant to Company Equity Award Plan.

“Company Equity Award Plan” means each of the Company’s 2010 Equity Compensation Program and the 2020 Equity Compensation Program, in each case as amended.

“Company Lease” means any lease, sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy any real property.

“Company Organizational Documents” means the certificate of incorporation, bylaws or similar organizational documents of the Company.

“Company Policy” means any insurance policy naming the Company or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee.

“Company-Related Developments” has the meaning set forth in Section 3.15(d).

“Company Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding Shares entitled to vote thereon at an annual or special meeting of the shareholders of the Company, at which a quorum is present in accordance with the NJBCA and the bylaws of the Company.

“Company Warrants” means any warrants to purchase Shares issued upon conversion of any Company Convertible Notes.

“Contract” means any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or public health authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (ii) any other reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company for the protection of the health or safety of the employees, vendors and service providers of the Company or any other natural persons, in each case (A) that are substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company operate and (B) in connection with or in response to COVID-19 or any other global or regional health event or circumstance.

“Data Security Requirements” means, collectively, all applicable (i) Laws, guidance, or standards relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, and email, text message, or telephone communications; (ii) rules, policies, and procedures relating to the Processing of Personal Information and (c) industry standards applicable to the Company.

“Effective Time Share” means each Share that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares.

“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air (including indoor air), surface water, groundwater, drinking water supply, sediment, surface land, soil vapor, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the matters set forth in section (i) of this provision.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means, for any Person, any (i) shares or units of capital stock or voting securities, or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Excluded Party” means any Person or group of Persons from which the Company first receives, after the execution of this Agreement and at or prior to the No-Shop Period Start Date, a written Acquisition Proposal.

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company on the one hand, and (a) any Governmental Entity, (b) any prime contractor to a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral body, administrative agency or commission or other governmental, quasi-government, regulatory or judicial authority or instrumentality, domestic or foreign.

“Group” has the meaning as used in Section 13(d) of the Exchange Act.

“Hazardous Materials” means all substances defined or regulated as hazardous, toxic, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, petroleum based products or byproducts, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorinated solvents, per- or polyfluoroalkyl substances, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means any Company Option that is outstanding immediately prior to the Effective Time, with an exercise price that is less than the Per Share Merger Consideration.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person required to be capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (vi) obligations related to hedging, swaps or similar arrangements, (vii) obligations under any deferred purchase price arrangements and (viii) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (iv) designs, databases and data compilations, and (v) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“IT Systems” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation used in connection with the operation of the business of the Company.

“Knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.18(a)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed in Section 8.18(a)(ii) of the Company Disclosure Letter.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence or development that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company taken as a whole, or (y) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the End Date, excluding, however, in the case of clause (x), the impact of (i) changes or developments in domestic, foreign or global markets, including (A) changes or developments in or affecting the regional, domestic or any foreign securities, equity, credit, currency or financial markets, including supply chain disruptions and labor shortages, (B) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, including changes in inflation and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any domestic or foreign securities exchange or over-the-counter market, (ii) changes or developments in domestic, foreign or global economic conditions generally, (iii) changes in legislative conditions or Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, (iv) changes in regional, domestic, foreign or global political or geopolitical conditions (including the outbreak or escalation of war or hostilities, military actions, acts of civil unrest, civil disobedience, protests, public demonstrations, insurrection, acts of terrorism), military activity, sabotage, national or international calamity or any other similar event, including any worsening of such conditions or events threatened or existing on the date hereof, (v) changes or developments in the business conditions affecting the industries in which the Company operates, (vi) epidemics, pandemics or disease outbreaks (including COVID-19), power outages, weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), or compliance by the Company with COVID-19 Measures, (vii) changes or proposed changes in GAAP or other accounting standards or any official interpretation or enforcement thereof, (viii) the execution (or the process leading to the execution), announcement, or existence of, or performance under, this Agreement or the transactions contemplated hereby, including any Proceeding relating thereto or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby (provided that the exception in this clause (viii) shall not apply to any representation or warranty expressly addressing the announcement of this Agreement or consummation of the transactions contemplated hereby), including compliance with the covenants set forth herein, (ix) any decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or the failure to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, guidance, budgets, forecasts, plans or estimates (provided, that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any action taken or omitted to be taken by the Company at the written request or consent of Parent, (xi) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, (xii) Parent’s or Merger Sub’s announcement or other public disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company, and (xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub (except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) or (vii), to the extent that the related impact has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to companies of a similar size operating in the industries in which the Company conducts business, in which case the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Parent Material Adverse Effect” means, with respect to Parent, any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, would prevent Parent or Merger Sub from timely consummating the transactions contemplated hereby (including the Merger).

“Per Share Merger Consideration” means an amount equal to $1.10 per Share.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Lease (or leased real property subject thereto) or otherwise materially impair the business operations of the Company, (vii) non-exclusive Intellectual Property licenses, (viii) Liens that are released at or prior to Closing and (ix) Liens that would not reasonably be expected to, individually or in the aggregate, impair in any material respect the business of the Company as currently conducted or detract in any material respect form the use, occupancy, value or marketability of the property subject to such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means information about an identified or identifiable individual and/or information that can be used (directly or indirectly) to identify a natural person or device, or is otherwise defined “personal data,” “personal information,” “PII,” “PHI,” or any equivalent term under applicable laws.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and/or is considered “processing” by any applicable Law or Data Security Requirements.

“Product Liability Claims” has the meaning set forth in Section 3.17(a).

“Products” means all products, including any and all ingredients, components or subparts, raw materials, finished goods or products in inventory, that have been designed, developed, manufactured, mixed, blended, processed, filled, stored, handled, shipped, transported, distributed, advertised, labeled, packaged, marketed, offered, sold, or otherwise made commercially available by or on behalf of the Company.

“Representative” means, with respect to any Person, its directors (or Persons performing similar roles), officers (or Persons performing similar roles), employees, attorneys, investment bankers or other agents.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations

“Specified Stockholders” means, collectively, Clarex Limited, Welland Limited, Amy Eskilson, William Foote, Dennis Romano, Rick Strandlund, Jan Winston, Luke LaValle, George Murray and Theresa Balog.

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, or any other amounts imposed by any Governmental Entity in the nature of a tax, whether or not disputed, including any and all interest, penalties, additions to tax or other amounts imposed by any Taxing Authority with respect thereto.

“Tax Return” means any return, declaration, report or similar filing, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trade Control Laws” has the meaning set forth in Section 3.7(d).

“Voting Agreement” has the meaning set forth in the recitals.

“Willful Breach” means an intentional and willful failure to perform any covenant of this Agreement in any material respect that is the consequence of an action or omission where such action or omission is, to the Knowledge of Parent or the Company, as applicable, a breach of such covenant.

(b)           The following terms are defined elsewhere in this Agreement, as indicated below:

Section

Agreement	Preamble
Book-Entry Shares	2.1(a)
Cancelled Shares	2.1(b)
Certificate	2.1(a)
Certificate of Merger	1.3
Chosen Courts	8.4(b)
Closing	1.2
Closing Date	1.2
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Material Contracts	3.16(a)
Company Option	2.2(a)(i)
Company Registered Intellectual Property	3.15(a)
Company SEC Documents	3.4(a)
Company Securities	3.2(b)
Company Termination Fee	7.3(a)
Confidentiality Agreements	5.3(c)
Conversion and Cancellation Agreement	Recitals
Covered Persons	5.11(a)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Exchange Act	3.3(b)
GAAP	3.4(b)
IRS	3.9(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.4(c)
Merger	Recitals

Merger Amounts	4.5(a)
Merger Sub	Preamble
Multiemployer Plan	3.9(c)
NJBCA	Recitals
Parent	Preamble
Parent Disclosure Schedule	Article IV
Paying Agent	2.4(a)
Payment Fund	2.4(b)
SEC	Article III
Securities Act	3.4(a)
Share	2.1(a)
Subsequent Company SEC Documents	3.4(a)
Surviving Corporation	1.1
Takeover Statute	3.20
Transaction Approvals	3.3(b)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INRAD OPTICS, INC.

By:	/s/ Amy Eskilson
Name: Amy Eskilson
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

LUXIUM SOLUTIONS, LLC

By:	/s/ Michael Cahill
Name: Michael Cahill
Title: President and Chief Executive Officer

INDIGO MERGER SUB, INC.

By:	/s/ Andrew Rashid
Name: Andrew Rashid
Title: President and Secretary

Annex B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 8, 2024 (this “Voting Agreement”), among Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and each of the stockholders of Inrad Optics, Inc., a New Jersey corporation (the “Company”), listed on the signature pages hereto (each, a “Specified Stockholder” and, collectively, the “Specified Stockholders”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Parent, Indigo Merger Sub, Inc., a Delaware corporation (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for, among other things, the merger of Merger Subsidiary with and into the Company, subject to the terms and conditions set forth therein;

WHEREAS, the Specified Stockholders are the record and beneficial owners of the number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and, if applicable, the Company Convertible Note set forth across from such Specified Stockholder’s name on Schedule A hereto (such shares of Common Stock and the shares of Common Stock that will be issued upon the conversion of the Company Convertible Note (if applicable) together with any other Common Stock of which such Specified Stockholder acquires record or beneficial ownership during the period during which this Voting Agreement remains in effect, excluding any such Common Stock held in a 401(k) plan administered by or on behalf of the Company (collectively, the “Subject Shares”); and

WHEREAS, as an inducement to Parent and Merger Subsidiary to enter into the Merger Agreement and consummate the transactions contemplated thereby, each Specified Stockholder has agreed to enter into this Voting Agreement and vote all of such Specified Stockholder’s Subject Shares as set forth in this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Representations and Warranties of the Specified Stockholders. Each Specified Stockholder hereby represents and warrants (severally and not jointly and) solely as to himself, herself or itself to Parent as follows:

(a)           Authority; Enforceability. Such Specified Stockholder (i) if a legal entity or trust, is duly organized, validly existing under the laws of its jurisdiction of organization or (ii) if an individual, has legal competence and capacity to enter into this Voting Agreement. Such Specified Stockholder has all requisite power and authority to execute this Voting Agreement, to perform such Specified Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Specified Stockholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Specified Stockholder (including, with respect to any Specified Stockholder that is a trust, any action on the part of such Specified Stockholder’s trustee(s)).

(b)           Execution; Delivery. Such Specified Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of such Specified Stockholder, enforceable against such Specified Stockholder in accordance with its terms, except as limited by the Enforceability Exceptions.

(c)           No-Conflicts. No consent, approval or authorization of, or registration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to such Specified Stockholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby. None of the execution and delivery of this Voting Agreement by such Specified Stockholder, the performance by such Specified Stockholder of any of such Specified Stockholder’s covenants, agreements or obligations under this Voting Agreement, or the consummation by such Specified Stockholder of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of such Specified Stockholder’s organizational documents, if applicable, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which such Specified Stockholder is a party, (iii) violate, or constitute a breach under, any applicable Law to which such Specified Stockholder or any of such Specified Stockholder’s properties or assets are subject or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, prevent, delay or impair the ability of such Specified Stockholder to perform such Specified Stockholder’s obligations under this Voting Agreement.

(d)           The Subject Shares. Such Specified Stockholder is the sole record and beneficial owner of the Subject Shares listed on Schedule A across from such Specified Stockholder’s name, free and clear of any Lien (other than Liens created by this Voting Agreement and restrictions under applicable securities laws). None of the Subject Shares listed on Schedule A across from such Specified Stockholder’s name are subject to any voting trust or other agreement with respect to the voting of the Subject Shares, other than this Voting Agreement. Such Specified Stockholder has the sole right to vote the Subject Shares listed on Schedule A across from such Specified Stockholder’s name and, except for this Voting Agreement, such Specified Stockholder is not party to or bound by (x) any option, warrant, purchase right or other contract that would (either alone or in connection with one or more events or developments (including after the satisfaction or waiver of any conditions precedent thereunder) require such Specified Stockholder to, directly or indirectly, transfer any of the Subject Shares or (y) any voting trust, proxy or other contract with respect to the voting or, direct or indirect, transfer of any of the Subject Shares.

(e)           No Proceedings. There are no (i) Proceedings pending or, to such Specified Stockholder’s knowledge, threatened against such Specified Stockholder or any of such Specified Stockholder’s assets that, if adversely decided or resolved, or (ii) outstanding Orders to which such Specified Stockholder or any of such Specified Stockholder’s assets are subject or bound, in either case, which could reasonably be expected to, individually or in the aggregate, prevent, delay or impair the ability of such Specified Stockholder to perform such Specified Stockholder’s obligations under this Voting Agreement.

(f)          Acknowledgment. Such Specified Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Specified Stockholder’s execution, delivery and performance of this Voting Agreement.

Section 2.    Representations and Warranties of Parent. Parent hereby represents and warrants to each Specified Stockholder as follows:

(a)           Authority; Enforceability. Parent has all requisite power and authority to execute this Voting Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

(b)           Execution; Delivery. Parent has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by the Enforceability Exceptions.

(c)           No Conflicts. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on Parent’s ability to perform its obligations hereunder.

(d)           Acknowledgment. Parent understands and acknowledges that each Specified Stockholder is entering into this Voting Agreement in reliance upon Parent’s execution, delivery and performance of the Merger Agreement.

Section 3.    Covenants of the Specified Stockholders.

(a)           Voting. During the term of this Voting Agreement, each Specified Stockholder hereby covenants and agrees as follows:

(i)          at any meeting of stockholders of the Company, however called, or in any other circumstances upon which a vote is sought, each Specified Stockholder shall: (A) appear at each such meeting or otherwise cause such Specified Stockholder’s Subject Shares to be counted as present for purposes of a quorum; and (B) vote (or cause to be voted) such Specified Stockholder’s Subject Shares in favor of obtaining the Company Stockholder Approval and the other transactions contemplated by the Merger Agreement, including the approval and adoption of the Merger, the Merger Agreement or any related action reasonably required in furtherance thereof;

(ii)           at any meeting of stockholders of the Company, however called, or in any other circumstances upon which a vote is sought, each Specified Stockholder shall vote (or cause to be voted) such Specified Stockholder’s Subject Shares against (A) any Alternative Acquisition Agreement or any proposal related to any Alternative Acquisition Agreement, (B) any change in the Company Board or (C) any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including any amendment of the Company’s or any of its Subsidiaries’ organizational documents; and

(iii)           each Specified Stockholder shall not, directly or indirectly, (A) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement, understanding or agreement with respect to the sale, transfer, pledge, assignment or other disposition of, or limitation on the voting rights of, or any economic interest in (any such action, a “Transfer”) any Subject Shares to any Person other than pursuant to the Merger, provided that such Specified Stockholder shall be permitted to Transfer any Subject Shares to such Specified Stockholder’s Permitted Transferee (as defined below), in each case, if and only if such Specified Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Specified Stockholder” pursuant to, and to be bound by, this Agreement with respect to such Subject Shares that are the subject of such Transfer, (B) enter into any voting arrangement, whether by proxy, power of attorney, voting trust, voting agreement or otherwise, with respect to any Subject Shares, or (C) commit or agree to take any of the foregoing actions.

For the purpose hereof, the term “Permitted Transferee ” means, with respect to each Specified Stockholder, (i) an Affiliate that controls, is controlled by or is under common control with such Specified Stockholder, (ii) a spouse and any lineal descendant, ancestor or sibling (by birth or adoption), (iii) any trust, the trustees of which include only such Specified Stockholder or persons named in clause (ii) and the beneficiaries of which include only such Specified Stockholder or persons named in clauses (ii) and/or (iii), and (iv) if such Specified Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(b)           [Reserved].

(c)           Acquisition Proposals. Each Specified Stockholder hereby represents and warrants that such Specified Stockholder has read Section 5.4 of the Merger Agreement. Each Specified Stockholder agrees that such Specified Stockholder will not, directly or indirectly, and shall not authorize or permit any Representative to act on such Specified Stockholder’s behalf to, (i) take any action that the Company is prohibited from taking pursuant to Section 5.4 of the Merger Agreement or (ii) make any Alternative Acquisition Agreement or any statement or communication (either publicly or to the Company or its Affiliates or Representatives) that could reasonably be expected to lead to or constitute an Alternative Acquisition Agreement. Notwithstanding the foregoing, each Specified Stockholder and its Representatives may negotiate a voting agreement and, if applicable, convertible note conversion and cancellation agreement making an Acquisition Proposal if (A) the Company is engaging in discussions or negotiations with such Person or group of Persons in compliance with Section 5.4 of the Merger Agreement and (B) such negotiation is in (x) conjunction with and ancillary to the Company’s discussions and negotiations and (y) compliance with Section 5.4 of the Merger Agreement.

(d)           General Covenants. Each Specified Stockholder agrees that such Specified Stockholder shall not: (i) enter into any contract with any Person or take any other action that violates or conflicts in any material respect with or would reasonably be expected to violate or conflict with in any material respect, or result in or give rise to a violation of or conflict in any material respect with, the Specified Stockholder’s representations, warranties, covenants and obligations under this Voting Agreement; or (ii) take any action that could restrict or otherwise impair such Specified Stockholder’s legal power, authority and right to comply with and perform such Specified Stockholder’s covenants and obligations under this Voting Agreement.

(e)           Each Specified Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby such Specified Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of such Specified Stockholder’s commitments under this Voting Agreement to the extent required by applicable Law. Unless required by applicable law, Specified Stockholder shall not, and shall cause his, her or its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Voting Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, or any Alternative Acquisition Agreement without the prior written consent of Parent.

(f)            Each Specified Stockholder shall notify Parent and the Company promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock by such Specified Stockholder after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), all of which shall be considered Subject Shares and be subject to the terms of this Agreement as though owned by such acquiring Specified Stockholder on the date hereof.

Section 4.    Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) mutual written consent of Parent and the Specified Stockholder to which the termination applies, (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces the Per Share Merger Consideration as in effect on the date hereof, without the prior written consent of the Specified Stockholders or (e) the making of an Adverse Company Board Recommendation Change by the Company Board or a committee thereof. The parties acknowledge that upon termination of this Voting Agreement as permitted under and in accordance with the terms of this Section 4, no party to this Voting Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 5(l), the termination of this Voting Agreement shall not relieve any party to this Voting Agreement from liability for such party’s willful and material breach of any terms of this Voting Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 4 and Section 5 shall survive the termination of this Voting Agreement.

Section 5.    General Provisions.

(a)           Directors and Officers. This Voting Agreement shall apply to each Specified Stockholder solely in such Specified Stockholder’s capacity as a stockholder of the Company, and not in such Specified Stockholder’s capacity as a director, officer or employee of the Company or in such Specified Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, as applicable. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall (or require any Specified Stockholder to attempt to) limit or restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

(b)           No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. Except as provided in this Voting Agreement, all rights, ownership and economic benefits relating to the Subject Shares shall remain vested in and belong to each such Specified Stockholder. The parties hereto acknowledged and agree that the arrangements contemplated by this Voting Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act).

(c)           Amendments. Any provision of this Voting Agreement may be amended or waived only in writing signed by each of Parent, the Company and the Specified Stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

(d)           Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email to the Company and Parent in accordance with Section 8.7 of the Merger Agreement and to a Specified Stockholder at such Specified Stockholder’s address set forth on such Specified Stockholder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

(e)           Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

(f)            Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(g)           Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)           Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Voting Agreement. Except for the Company, which shall be an intended third-party beneficiary of this Voting Agreement with standing to enforce the provisions hereof against the parties hereto as if the Company were a party hereto, this Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i)           Governing Law; Consent to Jurisdiction.

(i)             This Voting Agreement, and all claims, causes of action, or other Proceedings (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Voting Agreement or the negotiation, execution, or performance hereof, shall be governed by the Laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

(ii)           Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by any of the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Voting Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Voting Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (D) further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of New Jersey and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 5(g)(ii) is solely for the purpose referred to in Section 5(g) of this Voting Agreement and shall not be deemed to be a general submission to said courts or in the State of New Jersey other than for such purpose. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement (in the case of the Specified Stockholders, to the address set forth for such Specified Stockholder on its signature page hereto); provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(j)          Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)           Assignment; Successors. No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of such Specified Stockholder’s rights or obligations under this Voting Agreement without the consent of each other party hereto. Any purported assignment not permitted under this Section 5(i) shall be null and void. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Subject Shares, each Specified Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to the Subject Shares beneficially owned by such Specified Stockholder and his, her or its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Specified Stockholder’s heirs, guardians, administrators, representatives or successors.

(l)          Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached by a party and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof, each party hereto shall each be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions of this Voting Agreement in each case without proof of actual damages (and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which each Party is entitled at Law or in equity. Each party hereto further agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

PARENT:

Luxium Solutions, LLC

By	/s/ Michael Cahill
Name:	Michael Cahill
Title:	President and Chief Executive Officer

SPECIFIED STOCKHOLDERS:

Clarex Limited

By	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Erie Limited, Sole Director
Authorized Signatories

Address:

Welland Limited

By	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Authorized Signatories

Address:

[Signature Page - Voting Agreement]

/s/ Amy Eskilson
Amy Eskilson

Address:

/s/ William Foote
William Foote

Address:

/s/ Dennis Romano
Dennis Romano

Address:

[Signature Page - Voting Agreement]

/s/ Rick Strandlund
Rick Strandlund

Address:

/s/ Jan Winston
Jan Winston

Address:

/s/ Luke LaValle
Luke LaValle

Address:

[Signature Page - Voting Agreement]

/s/ George Murray
George Murray

Address:

/s/ Theresa Balog
Theresa Balog

Address:

[Signature Page - Voting Agreement]

Schedule A

Specified Stockholder	Common Stock	Company Convertible Notes
William Foote	22,162	--
Luke LaValle	10,000	--
Dennis Romano	10,000	--
Rick Strandlund	10,000	--
Jan Winston	10,000	--
Amy Eskilson	65,000	--
George Murray	21,000	--
Theresa Balog	0	--
Clarex Limited	4,026,914	Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of $1,500,000
Welland Limited	0	Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of $1,000,000

Annex C

Needham & Company, LLC 250 Park Avenue, New York, NY 10177	(212) 371-8300

April 8, 2024

Board of Directors

Inrad Optics, Inc.

181 Legrand Avenue

Northvale, NJ 07647

Ladies and Gentlemen:

We understand that Inrad Optics, Inc. (the “Company”), Luxium Solutions, LLC (“Parent”), and Indigo Merger Sub, Inc. a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held by the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent (collectively, “Cancelled Shares”), will be converted into the right to receive $1.10 in cash, without interest (the “Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Cancelled Shares) of the Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated April 8, 2024; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Company Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Company; (vii) reviewed the financial terms of certain business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: Two International Place, Suite 2610, Boston, MA 02110 (617) 457-0910

Chicago Office: 161 N. Clark Street, Suite 1700, Chicago, IL 60601 (312) 981-0412

Miami Office: 1000 Brickell Avenue, Suite 540, Miami, FL 33131 (786) 633-0275

Minneapolis Office: 701 Carlson Parkway, Suite 250, Minnetonka, MN 55305 (612) 474-2963

San Francisco Office: 535 Mission Street, San Francisco, CA 94105 (415) 262-4860

Board of Directors

Inrad Optics, Inc.

April 8, 2024

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated April 8, 2024 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, Parent or any of their respective subsidiaries nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Cancelled Shares) of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. We express no opinion with respect to the amount or nature or any other aspect of any compensation paid or payable to or received or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to any matter relating to the Merger.

We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion, and will receive fees for our services, a portion of which is payable upon delivery of this opinion, and the remainder of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement with respect to the Merger for which we have received or are entitled to receive compensation. We have not in the past two years provided investment banking or financial advisory services to Parent or Merger Sub for which we have received or are entitled to receive compensation. We may in the future provide investment banking and financial advisory services to the Company, Parent, Merger Sub and their respective affiliates unrelated to the Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors

Inrad Optics, Inc.

April 8, 2024

Needham & Company, LLC

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be disclosed publicly, quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or information statement used in connection with the Merger provided that this letter is quoted in full in such proxy statement or information statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than holders of Cancelled Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

NEEDHAM & COMPANY, LLC

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V50268-S88060 2. To approve the adjournment of the special meeting if there are insufficient votes to approve and adopt the Merger Agreement at the special meeting. The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the proposal to approve and adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Inrad, with Inrad surviving the Merger as a wholly-owned subsidiary of Luxium and FOR the proposal to approve the adjournment of the special meeting if there are insufficient votes to approve and adopt the Merger Agreement at the special meeting. For Against Abstain ! ! ! ! ! ! INRAD OPTICS, INC. The Board of Directors recommends you vote FOR proposals 1 and 2 . INRAD OPTICS, INC. ATTN:THERESA A. BALOG 181 LEGRAND AVENUE NORTHVALE, NJ 07647 1. To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement"), dated as of April 8, 2024, by and among Luxium Solutions, LLC ("Luxium"), Indigo Merger Sub, Inc., a wholly-owned subsidiary of Luxium ("Merger Sub"), and Inrad, pursuant to which Merger Sub will merge with and into Inrad (the "Merger"), with Inrad surviving the Merger as a wholly-owned subsidiary of Luxium. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INRD2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V50269-S88060 INRAD OPTICS, INC. 181 Legrand Avenue Northvale, NJ 07647 This proxy is solicited by the Board of Directors The undersigned appoints Amy Eskilson and Jan M. Winston, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, for and on behalf of the undersigned, all the shares of common stock of Inrad Optics, Inc. held of record by the undersigned on May 9, 2024 at the Special Meeting of Shareholders of the Company to be held at www.virtualshareholdermeeting.com/INRD2024SM, on Wednesday, June 12, 2024 at 10:00 A.M. Eastern Daylight Time or any adjournment thereof, upon matters properly coming before the meeting as set forth in the Notice of Special Meeting and Proxy Statement, both of which have been received by the undersigned and upon all such other matters that may properly be brought before the meeting, as to which the undersigned confers discretionary authority upon said proxies. Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as directed on the reverse side. Continued and to be signed on reverse side